     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 2002

                                                                  NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             COORS BREWING COMPANY
             (Exact name of registrant as specified in its charter)

            COLORADO                           2082                          84-1150943
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
              (additional registrants listed on succeeding pages)
                             ---------------------
                    C/O ROBERT M. REESE, CHIEF LEGAL OFFICER
                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:
                                ANDREW E. NAGEL
                                KIRKLAND & ELLIS
                                CITIGROUP CENTER
                              153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                                 (212) 446-4800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF              AMOUNT           OFFERING PRICE         AGGREGATE            AMOUNT OF
   SECURITIES TO BE REGISTERED       TO BE REGISTERED       PER UNIT(1)       OFFERING PRICE(1)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
6 3/8% Senior Notes due 2012......     $850,000,000            $1,000            $850,000,000           $78,200
----------------------------------------------------------------------------------------------------------------------
Guarantees(2).....................         N/A                  N/A                  N/A                  N/A
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of the securities as of August 5, 2002.

(2) No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act of 1933.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              ADOLPH COORS COMPANY
             (Exact name of registrant as specified in its charter)

           COLORADO                          2082                         84-0178360
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                    C/O ROBERT M. REESE, CHIEF LEGAL OFFICER
                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                           COORS DISTRIBUTING COMPANY
             (Exact name of registrant as specified in its charter)

           COLORADO                          5181                         84-0608086
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                    C/O ROBERT M. REESE, CHIEF LEGAL OFFICER
                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                               COORS CARIBE, INC.
             (Exact name of registrant as specified in its charter)

           COLORADO                          6719                         26-0042885
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                    C/O ROBERT M. REESE, CHIEF LEGAL OFFICER
                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                           COORS INTERNATIONAL MARKET
                             DEVELOPMENT, L.L.L.P.
             (Exact name of registrant as specified in its charter)

           COLORADO                          6792                         84-1570323
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                    C/O ROBERT M. REESE, CHIEF LEGAL OFFICER
                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                             COORS WORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)

           COLORADO                          6719                         84-1570317
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                    C/O ROBERT M. REESE, CHIEF LEGAL OFFICER
                                311 TENTH STREET
                          GOLDEN, COLORADO 80401-0030
                                 (303) 279-6565
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION DATED           , 2002

PROSPECTUS
          , 2002

                                  $850,000,000

                             COORS BREWING COMPANY

                                  [COORS LOGO]
                               EXCHANGE OFFER FOR
                          6 3/8% SENIOR NOTES DUE 2012
                      (Guaranteed by Adolph Coors Company
               and certain subsidiaries of Adolph Coors Company)

                             ---------------------

                        MATERIAL TERMS OF EXCHANGE OFFER

     - The terms of the notes to be issued in the exchange offer are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes.

     - There is no existing public market for the exchange notes.

     - This exchange offer expires at 5:00 p.m., New York City time on
                 , 2002 unless we extend this date.

     - The exchange of the old notes for the exchange notes will not be a taxable event for U.S. federal income tax purposes.

     - The exchange offer is not subject to any conditions other than that:

      - the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC,

      - no proceedings have been instituted or threatened against us which would impair our ability to proceed with the exchange offer, and

      - we have received all necessary governmental approvals to proceed with the exchange offer.

     - We will not receive any proceeds from the exchange offer.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    8
Use of Proceeds.......................    9
Ratios of Earnings to Fixed Charges...    9
Selected Historical Financial Data of
  Adolph Coors Company................   10
Selected Combined Financial Data of
  Carling Brewers.....................   12
Unaudited Pro Forma Condensed Combined
  Financial Information...............   14
The Exchange Offer....................   30

                                        PAGE
                                        ----
Description of the Exchange Notes.....   39
Material United States Federal Tax
  Considerations......................   50
Plan of Distribution..................   53
Validity of the New Securities........   54
Experts...............................   54
Where You Can Find More Information...   54
Documents Incorporated by Reference...   54
Index to Consolidated Financial
  Statements and Condensed
  Consolidated Financial Statements...  F-1

                             ---------------------

     This prospectus incorporates by reference documents that are not presented in this prospectus or delivered with this prospectus. Copies of such documents, other than exhibits that are not specifically incorporated by reference in this prospectus, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to: Adolph Coors Company Consumer Information Center, P.O. Box 4030, Mail No. NH 475, Golden, Colorado 80401-0030, telephone (800) 642-6116 or (303) 279-6565. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR DECISION OF WHETHER TO EXCHANGE YOUR OLD NOTES FOR THE EXCHANGE NOTES.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus and the documents that we incorporate by reference into this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "expect," "anticipate," "plan," "believe," "seek," "may," "will," "should," "approximately," "estimate," "internal," "outlook," "trends," "industry forces," "strategies," "goals" and similar words. Statements that we make in this prospectus and in the documents that we incorporate by reference into this prospectus that are not statements of historical fact may also be forward-looking statements. In particular, statements that we make relating to our overall volume trends, consumer preferences, pricing trends and industry forces, cost reduction strategies and anticipated results, our expectation for funding capital expenditures and operations, our debt service capabilities, our shipment level and profitability, increased market share and the sufficiency of capital to meet working capital, capital expenditures requirements and our strategies are forward-looking statements. Forward-looking statements are not guarantees of our future performance and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. There may be events in the future that we are not able to predict accurately or over which we have no control. You should not place undue reliance on forward-looking statements. We do not promise to notify you if we learn that our assumptions or projections are wrong for any reason.

     To improve our financial performance, we must grow premium beverage volume, achieve modest price increases for our products and control costs. The most important factors that could influence the achievement of these goals -- and cause actual results to differ materially from those expressed in the forward-looking statements -- include, but are not limited to, the following:

     - We have assumed a substantial amount of indebtedness to finance our acquisition of Coors Brewers.

     - An inability to implement our business strategy with respect to Coors Brewers could have a material adverse effect on our financial results.

     - Loss of the Coors Brewers management team could negatively impact our ability to successfully operate the U.K. business.

     - Our success depends largely on the success of one product in the U.S. and one in the U.K., the failure of either of which could materially adversely affect our financial results.

     - Because our primary production facilities in the U.S. and in the U.K. are each located at a single site, we are more vulnerable than our competitors to transportation disruptions and natural disasters.

     - Our U.S. business is significantly smaller than those of our two primary competitors in the U.S., making us vulnerable to the pricing actions of our primary competitors and more vulnerable than our competitors to cost and price fluctuations.

     - If any of our primary suppliers of components critical to our business are unable or unwilling to meet our requirements, we may be unable to promptly obtain the materials we need to operate our business.

     - The government may adopt regulations that could increase our costs or liabilities or could limit our business activities.

     - If the social acceptability of our products declines, or if litigation is directed at the alcoholic beverage industry, our sales volumes could decrease and our business could be materially adversely affected.

     - Any significant shift in packaging preferences in the beer industry could disproportionately increase our costs and could limit our ability to meet customer demand.

     - We depend on independent distributors to sell our products and we cannot provide any assurance that these distributors will effectively sell our products.

     - Because our sales volume is more concentrated in fewer geographic areas in the U.S. than our competitors, any loss of market share in the states where we are concentrated could have a material adverse effect on our results of operations.

     - We are subject to environmental regulation by federal, state and local agencies, including laws that impose liability without regard to fault.

     These and the other factors discussed elsewhere in this prospectus and the documents incorporated by reference herein are not necessarily all of the important factors that could cause our results to differ materially from those expressed in our forward-looking statements. Forward-looking statements speak only as of the date they were made and we undertake no obligation to update them.

     Please see the section "Risk Factors" in our annual report on Form 10-K for the year ended December 30, 2001 for a further discussion of risks that could materially affect our business.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements appearing elsewhere in or incorporated by reference into this prospectus. Except as otherwise specified, as used in this prospectus, the term "parent" refers to Adolph Coors Company; the terms "Coors," "we," "us," and "our" refer to Adolph Coors Company and its consolidated subsidiaries; the term "issuer" refers to Coors Brewing Company, a wholly-owned subsidiary of Adolph Coors Company; the term "Coors Brewers" refers to the majority of the former Bass Brewers business and the other assets that we acquired from Interbrew, S.A., known as Interbrew; and the term "Carling Brewers" refers to Coors Brewers together with brewing and selling activities in Scotland conducted by Interbrew which we did not acquire.

                              ADOLPH COORS COMPANY

     We are the third largest producer of beer in the United States based on volume and revenues and since our acquisition of the majority of the former Bass Brewers business and other assets from Interbrew in February 2002, which we now collectively call Coors Brewers, we are the eighth largest brewer in the world based on volume. Since our founding in 1873, we have been committed to producing the highest quality beers. Our portfolio of high-quality malt-based beverage brands is designed to appeal to a wide range of consumer tastes, styles and preferences.

     Our principal executive offices are located at 311 10th Street, Golden, Colorado 80401-0030 and our telephone number is (303) 279-6565. Our website address is www.coors.com. Information included or referred to on our website is not a part of this prospectus.

                         PURPOSE OF THE EXCHANGE OFFER

     On May 7, 2002, the issuer sold, through a private placement exempt from the registration requirements of the Securities Act of 1933, $850,000,000 of its 6 3/8% Senior Notes due 2012. We refer to these notes as "old notes" in this prospectus. We used the net proceeds from the sale of the old notes to repay the bridge and a portion of the term financing incurred in connection with the Coors Brewers acquisition.

     Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the registration rights agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical notes, which will be issued in exchange for the old notes, to become effective on or before November 3, 2002. This prospectus is part of that registration statement. We refer to the notes to be registered under this exchange offer registration statement as "exchange notes" in this prospectus. You may exchange your old notes for exchange notes in this exchange offer. You should read the discussion under the headings "-- Summary of the Exchange Offer," "The Exchange Offer" and "Description of the Exchange Notes" for further information regarding the exchange notes.

     We did not register the offer or sale of the old notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the old notes may only be transferred in limited circumstances under the securities laws. If the holders of the old notes do not exchange their old notes in the exchange offer, they lose their right to have the old notes registered under the Securities Act, subject to certain limitations. Anyone who still holds old notes after the exchange offer may be unable to resell their old notes.

     However, we believe that holders of the exchange notes may resell the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act, if they meet certain conditions. You should read the discussion under the headings "-- Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resales of the exchange notes.

                         SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of Old
Notes.........................   We sold the old notes on May 7, 2002 to J.P.
                                 Morgan Securities Inc., Morgan Stanley & Co.
                                 Incorporated, Deutsche Bank Securities, Inc.,
                                 Banc One Capital Markets, Inc. and First Union
                                 Securities, Inc. We collectively refer to these parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the old notes to (1) qualified institutional buyers pursuant to Rule
                                 144A under the Securities Act, (2) to a limited number of accredited institutional investors and (3) outside the United States in accordance with Regulation S under the Securities Act.

Registration Rights
Agreement.....................   Simultaneously with the initial sale of the old
                                 notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to complete this exchange offer no later than 40 business days after the registration statement is due to be declared effective by the SEC. The exchange offer is intended to satisfy our obligations under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The Exchange Offer............   We are offering to issue the exchange notes,
                                 which have been registered under the Securities
                                 Act, in exchange for your old notes. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales.......................   We believe that the exchange notes issued in
                                 the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                                 - the exchange notes are being acquired in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                                 - you are not an affiliate of ours.

                                 If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                                 Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for old notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer. See "Plan of Distribution."

Record Date...................   We mailed this prospectus and the related
                                 exchange offer documents to registered holders
                                 of the outstanding securities on           ,
                                 2002.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time,           , 2002, unless we
                                 decide to extend the expiration date.

Conditions to the Exchange
Offer.........................   The exchange offer is not subject to any
                                 conditions other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC, that no proceedings have been instituted or threatened against us which would impair our ability to proceed with the exchange offer, and that we have received all necessary governmental approvals to proceed with the exchange offer.

Procedures for Tendering Old
Notes.........................   We issued the old notes as global securities.
                                 When the old notes were issued, we deposited the global securities representing the old notes with Deutsche Bank Trust Company
                                 Americas, as book-entry depositary. Deutsche
                                 Bank Trust Company Americas issued a
                                 certificateless depositary interest in each global security we deposited with it, which together represent a 100% interest in the old notes, to The Depository Trust Company, known as DTC.

                                 Beneficial interests in the old notes, which are held by direct or indirect participants in DTC through the certificateless depositary interests, are shown on records maintained in book-entry form by DTC.

                                 You may tender your old notes through
                                 book-entry transfer in accordance with DTC's
                                 Automated Tender Offer Program, known as ATOP. To tender your old notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter of transmittal. The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the old notes to the exchange agent or comply with the procedures for guaranteed delivery. See "The Exchange Offer -- Procedures for Tendering Old Notes" for more information.

                                 Do not send letters of transmittal and
                                 certificates representing old notes to us. Send these documents only to the exchange agent. See "The Exchange Offer -- Exchange Agent" for more information.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interests or old notes in the exchange offer, you should contact the person in whose name your book-entry interests or old notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights.............   You may withdraw the tender of your old notes
                                 at any time prior to 5:00 p.m., New York City
                                 time on           , 2002.

Federal Income Tax
Consideration.................   The exchange of old notes for exchange notes
                                 will not be a taxable event for United States federal income tax purposes.

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent................   Deutsche Bank Trust Company Americas is serving
                                 as the exchange agent in connection with the exchange offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The form and terms of the exchange notes are the same as the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the old notes. The exchange notes represent the same debt as the old notes. The old notes and the exchange notes are governed by the same indenture and are together considered a "series" of securities under that indenture. We use the term "notes" in this prospectus to collectively refer to the old notes and the exchange notes.

Issuer........................   Coors Brewing Company, a Colorado corporation.

Securities Offered............   $850 million in principal amount of series B
                                 6 3/8% senior notes due 2012.

Maturity......................   May 15, 2012.

Interest Payment Dates........   May 15 and November 15, commencing November 15,
                                 2002

Minimum Denomination..........   $1,000 and $1,000 integral multiples thereof,
                                 except, for institutional accredited investors only, $250,000 and $1,000 integral multiples thereof.

Guarantees....................   The exchange notes will be guaranteed by the
                                 issuer's parent, Adolph Coors Company, and certain of the existing and future domestic subsidiaries of the parent. The exchange notes will not be guaranteed by any of the parent's foreign subsidiaries, including Coors Brewers
                                 Limited or its subsidiaries, which collectively hold the assets we call Coors Brewers.

Ranking.......................   The exchange notes and guarantees will be
                                 senior unsecured obligations of the issuer and the guarantors and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Optional Redemption...........   The issuer may redeem the exchange notes, in
                                 whole at any time or in part from time to time, at the redemption price described under the heading "Description of the Exchange
                                 Notes -- Optional Redemption." The exchange notes will not be subject to any sinking fund provision.

Covenants.....................   The issuer will issue the exchange notes under
                                 an indenture with Deutsche Bank Trust Company
                                 Americas, as trustee. The indenture, among other things, restricts the ability of the parent, the issuer and the parent's "restricted subsidiaries," as that term is defined in the indenture, to:

                                      - incur indebtedness for borrowed money or
                                        evidenced by notes or similar
                                        instruments secured by mortgages,
                                        directly or indirectly, on any principal brewery, manufacturing, processing or packaging plant or warehouse located in the U.S. unless the notes are secured equally and ratably with, or prior to, that indebtedness; and

                                      - enter into specified sale and leaseback
                                        transactions with respect to any
                                        principal brewery, manufacturing,
                                        processing or packaging plant or
                                        warehouse located in the U.S. unless the proceeds from those transactions are applied to repay indebtedness or to make expenditures for the expansion, construction or acquisition of such a plant or warehouse.

                                 These covenants are subject to a number of exceptions and limitations, including exceptions for transactions that, taken together, do not aggregate to more than 15% of our "consolidated net tangible assets," as that term is defined in the indenture. You should carefully review the information under "Description of the Exchange Notes -- Certain Restrictions" for more information.

Use of Proceeds...............   We will not receive any cash proceeds in the
                                 exchange offer.

Absence of a Public Market for
the Notes.....................   There is no existing public market for the
                                 exchange notes. The initial purchasers of the old notes have advised us that they currently intend to make a market in the exchange notes following the exchange offer, but they are not obligated to do so, and any market-making may be stopped at any time without notice. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes.

Additional Securities.........   Under the indenture we may, without the consent
                                 of the holders of the notes, "reopen" the series and issue additional notes from time to time in the future. The old notes, the exchange notes and any additional notes we may issue in the future upon such a reopening will constitute a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for the holders of notes to vote or take any other action as a single class, the notes and, if issued, the exchange notes, as well as any additional notes or exchange notes that we may issue by reopening the series, will vote or take action as a single class.

                              RECENT DEVELOPMENTS

     On July 25, 2002, we announced higher consolidated net sales, net income and earnings per share for the second quarter of 2002, compared to the second quarter of 2001. The second quarter 2002 consolidated results include earnings for Coors Brewers.

     For the 13-week quarter ended June 30, 2002, we achieved consolidated net sales of $1.0 billion. Second quarter 2002 sales volume totaled 8,881,000 barrels.

     Excluding special items, we achieved consolidated 2002 second quarter after-tax income of $67.0 million, a 37.5% increase from $48.7 million in the second quarter of 2001. Second quarter 2002 diluted earnings per share were $1.83, growing 40.8% from $1.30 per diluted share last year, excluding special items.

     Including special items, we reported second quarter net income of $67.6 million, or $1.84 per diluted share, up 35.6% from $49.9 million a year ago.

                                  RISK FACTORS

     You should carefully consider the following factors and the other information contained in, or incorporated by reference into, this prospectus. Also refer to the risk factors discussed in our annual report on Form 10-K for the year ended December 30, 2001, which is incorporated by reference in this prospectus.

RISKS RELATING TO THE EXCHANGE OFFER

  BECAUSE THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES, YOU MAY NOT BE ABLE TO SELL YOUR EXCHANGE NOTES.

     The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

     - the liquidity of any trading market that may develop;

     - the ability of holders to sell their exchange notes; or

     - the price at which the holders would be able to sell their exchange notes.

     If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

     We understand that the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

     In addition, any old note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  YOUR OLD NOTES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW THE EXCHANGE OFFER PROCEDURES.

     We will issue exchange notes pursuant to this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

  IF YOU DO NOT EXCHANGE YOUR OLD NOTES, YOUR OLD NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING TRANSFER RESTRICTIONS AND YOU MAY BE UNABLE TO SELL YOUR OLD NOTES.

     We did not register the offer or sale of the old notes, nor do we intend to do so following the exchange offer. Old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will lose your right to have your old notes registered under the federal securities laws. As a result, if you hold old notes after the exchange offer, you may be unable to sell your old notes.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The old notes surrendered in exchange for exchange notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

     The net proceeds from the sale of the old notes, after deducting estimated expenses and the initial purchasers' discount, were approximately $839.0 million. We used the net proceeds to repay the bridge and a portion of the term financing incurred in connection with our acquisition of Coors Brewers.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the unaudited consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 30, 2001 and for the thirteen week periods ended March 31, 2002 and April 1, 2001. The pro forma ratios of earnings to fixed charges for the year ended December 30, 2001 and the thirteen weeks ended March 31, 2002, were prepared on the same basis as the selected unaudited pro forma condensed combined financial statements contained elsewhere in this prospectus.

                                                                                                             PRO
                                                                          THIRTEEN WEEKS         PRO        FORMA
                                                                              ENDED             FORMA     13 WEEKS
                                          YEAR ENDED                   --------------------     YEAR        ENDED
                           -----------------------------------------   MARCH 31,   APRIL 1,     ENDED     MARCH 31,
                            2001    2000(1)    1999    1998    1997      2002        2001       2001        2002
                           ------   -------   ------   -----   -----   ---------   --------   ---------   ---------
Ratio of earnings to
  fixed charges..........  16.3:1   14.8:1    13.0:1   7.4:1   8.5:1     4.5:1      9.2:1       3.4:1       2.0:1

     For purposes of the ratios of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, which includes debt issuance costs, and one-third of rental expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest. A statement setting forth the computation of the ratio of earnings to fixed charges is filed as an exhibit to the registration statement of which this prospectus is a part.
---------------

(1) 53-week year versus 52-week year.

           SELECTED HISTORICAL FINANCIAL DATA OF ADOLPH COORS COMPANY

     The table below summarizes selected financial information for the five years and thirteen week periods ended as noted. For further information, refer to our consolidated financial statements and notes thereto and our condensed consolidated financial statements and notes thereto contained elsewhere in this prospectus.

                                                                                                        THIRTEEN WEEKS
                                                                                                            ENDED
                                                                YEAR ENDED                           --------------------
                                         ---------------------------------------------------------   MARCH 31,   APRIL 1,
                                           2001       2000(2)      1999        1998        1997       2002(1)      2001
                                         ---------   ---------   ---------   ---------   ---------   ---------   --------
                                                                                                         (UNAUDITED)
                                                                      (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Gross Sales............................  $ 2,842.8   $ 2,841.7   $ 2,642.7   $ 2,463.6   $ 2,378.2   $  937.7    $  637.8
                                         ---------   ---------   ---------   ---------   ---------   ---------   --------
Beer excise taxes......................     (413.3)     (427.3)     (406.2)     (391.8)     (386.1)    (198.4)      (94.1)
                                         ---------   ---------   ---------   ---------   ---------   ---------   --------
Net sales..............................    2,429.5     2,414.4     2,236.5     2,071.8     1,992.1      739.3       543.7
Cost of good sold......................   (1,537.6)   (1,525.8)   (1,397.3)   (1,333.0)   (1,302.4)    (475.8)     (351.2)
                                         ---------   ---------   ---------   ---------   ---------   ---------   --------
Gross profit...........................      891.9       888.6       839.2       738.8       689.7      263.5       192.5
                                         ---------   ---------   ---------   ---------   ---------   ---------   --------
Other operating expenses:
Marketing, general and
  administrative.......................     (717.1)     (722.7)     (693.0)     (615.6)     (573.8)    (215.4)     (170.0)
Special charges........................      (23.2)      (15.2)       (5.7)      (19.4)       31.5       (2.9)         --
                                         ---------   ---------   ---------   ---------   ---------   ---------   --------
Other operating expenses...............     (740.3)     (737.9)     (698.7)     (635.0)     (542.3)    (218.3)     (170.0)
                                         ---------   ---------   ---------   ---------   ---------   ---------   --------
Operating income.......................      151.6       150.7       140.5       103.8       147.4       45.2        22.5
Other income (expense) -- net..........       46.4        18.9        10.1         7.3        (0.5)      (0.2)        7.0
                                         ---------   ---------   ---------   ---------   ---------   ---------   --------
Income before income taxes.............      198.0       169.6       150.6       111.1       146.9       45.0        29.5
Income tax expense.....................      (75.0)      (59.9)      (58.4)      (43.3)      (64.6)     (17.8)      (11.2)
                                         ---------   ---------   ---------   ---------   ---------   ---------   --------
Net income.............................      123.0       109.7        92.2        67.8        82.3       27.2        18.3
                                         =========   =========   =========   =========   =========   =========   ========
Per share of common stock -- basic.....  $    3.33   $    2.98   $    2.51   $    1.87   $    2.21   $   0.76    $   0.49
Per share of common stock -- diluted...  $    3.31   $    2.93   $    2.46   $    1.81   $    2.16   $   0.75    $   0.49
CONSOLIDATED BALANCE SHEET DATA (END OF
  PERIOD):
Cash and cash equivalents and
  short-term and long-term marketable
  securities...........................      309.7       386.2       279.9       287.7       258.1      177.4          --
Working capital........................       89.0       118.4       220.1       165.1       158.0       41.8          --
Properties, at cost, net...............      869.7       735.8       714.0       714.4       733.1    1,281.5          --
Total assets...........................    1,739.7     1,629.3     1,546.4     1,460.6     1,412.1    3,942.2          --
Long-term debt.........................       20.0       105.0       105.0       105.0       145.0    1,554.7          --
Other long-term liabilities............       47.5        45.4        52.6        56.6        23.2      224.3          --
Shareholders' equity...................      951.3       932.4       841.5       774.8       736.6      975.5          --
CASH FLOW DATA:
Cash provided by/(used in)
  operations...........................      193.4       280.7       211.3       198.2       273.8      (27.3)      (15.3)
Cash used in investing activities......     (196.7)     (297.5)     (121.0)     (146.5)     (141.2)  (1,397.5)      (44.5)
Cash used in financing activities......      (38.8)      (26.9)      (87.7)      (60.7)      (72.0)   1,530.0       (17.7)
OTHER INFORMATION:
Barrels of malt beverages sold (in
  millions)............................       22.7        23.0        22.0        21.2        20.6        6.4         5.1

EBITDA(3)..............................  $   300.2   $   298.1   $   273.2   $   244.0   $   237.0   $   94.8    $   56.3
Capital expenditures...................  $   244.5   $   154.3   $   134.4   $   104.5   $    60.4   $   45.0    $   30.8
Dividends per share of common stock....  $   0.800   $   0.720   $   0.645   $   0.600   $   0.550   $  0.205    $  0.185
Total debt to total
  capitalization(4)....................       10.7%       10.1%       11.1%       15.8%       19.0%      63.2%         --

---------------

(1) We acquired the Carling business in England and Wales and certain other assets from Interbrew S.A. on February 2, 2002. Because the acquisition was finalized in 2002, the operating results and financial position of the Carling business are not included in our first quarter 2001 results, but are included in our first quarter 2002 results from the date of acquisition. This acquisition will have a significant impact on our future operating results and financial condition.

(2) 53-week year versus 52-week year.

(3) We define EBITDA, for this purpose, as income from continuing operations before interest expense, income taxes, depreciation and amortization. We believe that EBITDA is commonly used by certain investors and analysts to analyze a company's ability to service debt. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Our method for calculating EBITDA may not be comparable to methods used by other companies.

(4) Total capitalization is defined as total debt (including capital lease obligations) divided by total debt plus shareholders' equity.

              SELECTED COMBINED FINANCIAL DATA OF CARLING BREWERS

     The following table presents financial data with respect to Carling Brewers and is derived from the audited financial statements of Carling Brewers as of and for the three years ended December 29, 2001, incorporated by reference in this prospectus. The information set forth below should be read together with the other information contained under the caption "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this prospectus and in the combined financial statements of Carling Brewers incorporated by reference in this prospectus. The information has been prepared in conformity with generally accepted accounting principles in the United Kingdom, which differ in significant respects from those in the United States.

     Carling Brewers does not represent a consolidated legal entity. Included within the combined profit and loss accounts and balance sheet information set forth in the audited financial statements are assets and liabilities and results of operations for Interbrew's Scottish brewing activities which were not acquired by us in our acquisition of Coors Brewers. The amounts are included because, historically Carling Brewers, including the Scottish brewing activities, has been managed and operated on a combined basis. Additionally, we acquired export rights associated with Coors Brewers brands. The historical operating activity associated with these rights was recorded in a separate Interbrew subsidiary, which is not included in the historical Carling Brewers financial statements. The historical operating results have been separately reflected in the pro forma financial information. The combined financial statements for the periods presented may not necessarily be indicative of the results of operations, financial position and cash flows of Carling Brewers had it operated as a separate independent company or group of companies, nor are they an indicator of future performance.

                                                                    PERIOD ENDED
                                                 ---------------------------------------------------
                                                 2 OCTOBER    26 AUGUST    30 DECEMBER   29 DECEMBER
                                                    1999         2000         2000          2001
                                                 (53 WEEKS)   (47 WEEKS)   (18 WEEKS)    (52 WEEKS)
                                                 ----------   ----------   -----------   -----------
                                                                   (L IN MILLIONS)
PROFIT AND LOSS ACCOUNT DATA:
Turnover.......................................  L 1,673.0    L 1,475.8      L 639.0      L 1,751.6
Costs and overheads, less other income.........   (1,541.7)    (1,421.0)      (597.8)      (1,622.9)
                                                 ---------    ---------      -------      ---------
OPERATING PROFIT...............................      131.3         54.8         41.2          128.7
Income from interests in associated
  undertakings.................................       12.2         12.0          5.4           12.7
                                                 ---------    ---------      -------      ---------
PROFIT ON ORDINARY ACTIVITIES BEFORE
  INTEREST.....................................      143.5         66.8         46.6          141.4
Interest receivable............................        1.2          1.2          1.8            3.5
Interest payable (affiliates)..................         --         (0.6)       (21.7)         (45.5)
                                                 ---------    ---------      -------      ---------
PROFIT ON ORDINARY ACTIVITIES BEFORE
  TAXATION.....................................      144.7         67.4         26.7           99.4
Tax on profit on ordinary activities...........      (43.9)       (21.8)        (9.6)         (28.8)
                                                 ---------    ---------      -------      ---------
NET PROFIT FOR THE PERIOD......................  L   100.8    L    45.6      L  17.1      L    70.6
                                                 =========    =========      =======      =========

                                                      AT          AT           AT            AT
                                                   2 OCTOBER   26 AUGUST   30 DECEMBER   29 DECEMBER
                                                     1999        2000         2000          2001
                                                   ---------   ---------   -----------   -----------
                                                                    (L IN MILLIONS)
BALANCE SHEET DATA:
FIXED ASSETS
Tangible fixed assets............................   L 351.0     L 330.8      L 319.0       L 308.1
Fixed asset investments..........................     230.7       175.4        171.2         152.2
                                                    -------     -------      -------       -------
                                                      581.7       506.2        490.2         460.3
                                                    =======     =======      =======       =======
CURRENT ASSETS
Stocks...........................................      88.4        75.7         81.9          92.0
Debtors (net)....................................     285.2       350.0        350.7         372.9
Cash at bank and in hand.........................      35.5        49.5         53.7          39.8
                                                    -------     -------      -------       -------
                                                      409.1       475.2        486.3         504.7
Creditors: amounts falling due within one year...    (291.8)     (299.1)      (315.2)       (324.7)
                                                    -------     -------      -------       -------
NET CURRENT ASSETS...............................     117.3       176.1        171.1         180.0
                                                    =======     =======      =======       =======
TOTAL ASSETS LESS CURRENT LIABILITIES............     699.0       682.3        661.3         640.3
Creditors: amounts falling due after more than
  one year (affiliates)..........................    (941.8)     (826.0)      (780.4)       (691.9)
PROVISIONS FOR LIABILITIES AND CHARGES...........     (36.1)      (26.5)       (35.0)        (43.0)
                                                    -------     -------      -------       -------
NET LIABILITIES..................................    (278.9)     (170.2)      (154.1)        (94.6)
                                                    =======     =======      =======       =======
NET INVESTMENT...................................   L(278.9)    L(170.2)     L(154.1)      L (94.6)
                                                    =======     =======      =======       =======

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information of Adolph Coors Company is based on the historical financial statements of Adolph Coors Company included elsewhere in this prospectus, adjusted to give pro forma effect to the following events, which, in this section, are collectively referred to as the Transactions: (i) the acquisition of Coors Brewers from Interbrew, which we refer to as the Acquisition, (ii) the receipt and use of proceeds from the senior unsecured credit facilities and senior unsecured bridge facility and (iii) the issuance of the old notes and application of the proceeds of the old notes to repay all outstanding borrowings under our senior unsecured bridge facility, which we entered into in connection with the Acquisition, and to repay a portion of outstanding term borrowings under our senior unsecured credit facilities.

     The historical financial statements of Carling Brewers include the results of operations attributable to the Scottish Brewing business, Tennent Caledonian Brewers, known as TCB, that was formerly a part of Bass Brewers Limited but has not been acquired by us. For the purposes of the unaudited pro forma condensed combined financial information, adjustments have been made to the historical financial information of Carling Brewers to eliminate the results of operations of TCB. These adjustments are described in note 4.

     The actual business we acquired was therefore Carling Brewers excluding TCB. For the purpose of the unaudited pro forma financial information, Carling Brewers, excluding TCB, plus the export rights acquired by us for Carling Brewers brands has been defined as "Coors Brewers."

     The unaudited pro forma condensed combined income statement for the year ended December 30, 2001 gives effect to the Transactions as if they had occurred on January 1, 2001. The unaudited pro forma condensed combined income statement for the thirteen weeks ended March 31, 2002 gives effect to the Transactions as if they had occurred on December 31, 2001 (the first day of our 2002 fiscal year). The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information has been prepared from, and should be read in conjunction with, the respective historical financial statements and notes thereto of Adolph Coors Company, which are included elsewhere in this prospectus and Carling Brewers, which are incorporated by reference in this prospectus. There is not an unaudited pro forma condensed combined balance sheet included in this prospectus as the Coors condensed consolidated balance sheet as of March 31, 2002 includes the acquired assets and assumed liabilities from the Acquisition, and the issuance and application of the proceeds of the old notes repaid an equal amount of previously outstanding Acquisition financing as reflected in our condensed consolidated balance sheet at March 31, 2002, included in our historical condensed consolidated financial statements included elsewhere in this prospectus.

     The information set forth below should also be read together with the other information contained under the captions "Selected Historical Financial Data of Adolph Coors Company" and "Selected Combined Financial Data of Carling Brewers" in this prospectus and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 30, 2001 and our Form 10-Q for the quarter ended March 31, 2002.

     The historical combined financial statements of Carling Brewers have been prepared in accordance with U.K. generally accepted accounting principles. For the purpose of presenting the unaudited pro forma condensed combined financial information, financial information relating to Carling Brewers has been adjusted to conform with accounting policies under U.S. generally accepted accounting principles as described in notes 2 and 3 to the unaudited pro forma condensed combined financial information. In addition, certain adjustments have been made to the historical financial statements of Carling Brewers to reflect reclassifications to conform with our presentation under U.S. generally accepted accounting principles.

     The historical combined financial statements of Carling Brewers were presented in pounds sterling. For the purposes of presenting the unaudited pro forma condensed combined financial information, the adjusted income statements of Carling Brewers in respect of the year ended December 29, 2001 and the 34 days ended February 1, 2002 have been translated into U.S. dollars at the average daily closing rate for the periods then ended, (see note 1).

     On March 21, 2002, Coors Brewers announced that it will be closing one of its breweries, Cape Hill. The majority of the production of this brewery relates to Interbrew brands that we did not acquire. The revenues and associated costs of the TCB brands produced at Cape Hill have been eliminated from the pro forma financial information as discussed above. Severance and certain restructuring costs associated with the closure of Cape Hill have been accrued for in the purchase price allocation (see note 6).

     The pro forma acquisition adjustments described in note 5 reflect estimates made by our management of a preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed by us. A final allocation of the purchase price is dependent upon the finalization of certain studies, including the pension plan actuarial valuation, the tax structure and the evaluation of certain restructuring plans of the acquired business. Final actual amounts will differ from those reflected in the unaudited pro forma condensed combined financial information.

     The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of the combined group would have been had the Transactions occurred on the dates assumed, nor is it necessarily indicative of our future operating results or combined financial position. The usefulness of this information to investors in making projections of future performance is limited by the following factors, among others, with respect to Coors Brewers of which all investors should be aware: (i) the business did not exist in its current form prior to our acquisition of the business; (ii) we did not own, operate or manage the business prior to its acquisition by us; (iii) the unaudited pro forma condensed combined financial information includes businesses (TCB) that we did not acquire from Interbrew; and (iv) management accounts created prior to the acquisition of the business were not prepared in accordance with U.S. generally accepted accounting principles.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 30, 2001

     The following unaudited pro forma condensed combined income statement for the year ended December 30, 2001, is derived from the audited historical consolidated statements of income of Coors for the year ended December 30, 2001, and the audited historical combined profit and loss account of Carling Brewers for the year ended December 29, 2001, after eliminating the results of TCB and after giving effect to the pro forma adjustments described in notes 4 and 5, respectively. Such adjustments have been determined as if the acquisition of Coors Brewers took place on January 1, 2001, the first day of the 2001 fiscal year. The unaudited pro forma condensed combined financial information has been prepared from, and should be read in conjunction with, and supplemental to, the respective historical consolidated financial statements and notes thereto of Coors, which are included elsewhere in this prospectus, and Carling Brewers, which are incorporated by reference in this prospectus.

                                                  CARLING
                                    COORS         BREWERS          ELIMINATE
                                  YEAR ENDED     YEAR ENDED       RESULTS OF        PRO FORMA    COMBINED
                                 DECEMBER 30,   DECEMBER 29,     NON ACQUIRED      ACQUISITION     GROUP
                                     2001           2001          BUSINESSES       ADJUSTMENTS   PRO FORMA
                                   US GAAP        US GAAP           US GAAP          US GAAP      US GAAP
                                 ------------   ------------   -----------------   -----------   ---------
                                                  (NOTE 1)         (NOTE 4)         (NOTE 5)
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales..........................   $ 2,842.8      $ 2,546.2          $(416.3)         $   --      $ 4,972.7
Beer excise taxes..............      (413.3)        (874.2)           171.9              --       (1,115.6)
                                  ---------      ---------          -------          ------      ---------
Net sales......................     2,429.5        1,672.0           (244.4)             --        3,857.1
Cost of goods sold.............    (1,537.6)      (1,171.1)           160.4            13.8       (2,534.5)
                                  ---------      ---------          -------          ------      ---------
Gross profit...................       891.9          500.9            (84.0)           13.8        1,322.6
Marketing, general and
  administrative expenses......      (717.1)        (391.7)            35.6            28.9       (1,044.3)
Special charges................       (23.2)            --               --            (4.0)         (27.2)
                                  ---------      ---------          -------          ------      ---------
Operating income...............       151.6          109.2            (48.4)           38.7          251.1
Interest income................        16.4           24.3             (4.0)          (12.0)          24.7
Interest expense...............        (2.0)         (65.5)              --           (15.3)         (82.8)
Gain on sales of
  distributorships.............        27.7             --               --              --           27.7
Other income/(expense).........         4.3           12.8             (2.6)          (10.2)           4.3
                                  ---------      ---------          -------          ------      ---------
Income before income taxes.....       198.0           80.8            (55.0)            1.2          225.0
Income tax expense.............       (75.0)         (35.6)            20.3             0.2          (90.1)
                                  ---------      ---------          -------          ------      ---------
Net income.....................   $   123.0      $    45.2          $ (34.7)         $  1.4      $   134.9
                                  =========      =========          =======          ======      =========
Net income per common share --
  basic........................   $    3.33                                                      $    3.66
                                  =========                                                      =========
Net income per common share --
  diluted......................   $    3.31                                                      $    3.63
                                  =========                                                      =========
Weighted average common shares
  -- Basic.....................        36.9                                                           36.9
                                  =========                                                      =========
  -- Diluted...................        37.2                                                           37.2
                                  =========                                                      =========

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

                  FOR THE THIRTEEN WEEKS ENDED MARCH 31, 2002

     The following unaudited pro forma condensed combined income statement for the thirteen weeks ended March 31, 2002, is derived from the unaudited historical condensed consolidated statement of income of Coors for the thirteen weeks ended March 31, 2002, and the unaudited historical combined profit and loss account of Carling Brewers for the 34 days ended February 1, 2002, the preacquisition period, after eliminating the results of TCB and after giving effect to the pro forma adjustments described in notes 4 and 5, respectively. Such adjustments have been determined as if the acquisition of Coors Brewers took place on December 31, 2001, the first day of our 2002 fiscal year. The unaudited pro forma condensed combined financial information has been prepared from, and should be read in conjunction with, and supplemental to, the respective historical unaudited condensed consolidated financial statements and notes thereto of Coors, which are included elsewhere in this prospectus.

                                                   CARLING
                                   COORS           BREWERS          ELIMINATE
                              THIRTEEN WEEKS    34 DAYS ENDED      RESULTS OF        PRO FORMA    COMBINED
                                   ENDED         FEBRUARY 1,      NON ACQUIRED      ACQUISITION     GROUP
                              MARCH 31, 2002        2002           BUSINESSES       ADJUSTMENTS   PRO FORMA
                                  US GAAP          US GAAP           US GAAP          US GAAP      US GAAP
                              ---------------   -------------   -----------------   -----------   ---------
                                                  (NOTE 1)          (NOTE 4)         (NOTE 5)
                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales.......................      $ 937.7          $147.3            $(22.4)          $   --      $1,062.6
Beer excise taxes...........       (198.4)          (52.8)              9.3               --        (241.9)
                                  -------          ------            ------           ------      --------
Net sales...................        739.3            94.5             (13.1)              --         820.7
Cost of goods sold..........       (475.8)          (69.9)              8.8              0.2        (536.7)
                                  -------          ------            ------           ------      --------
Gross profit................        263.5            24.6              (4.3)             0.2         284.0
Marketing, general and
  administrative expenses...       (215.4)          (36.1)              4.2              2.4        (244.9)
Special charges.............         (2.9)             --                --               --          (2.9)
                                  -------          ------            ------           ------      --------
Operating income............         45.2           (11.5)             (0.1)             2.6          36.2
Interest income.............          4.8             2.1              (0.3)              --           6.6
Interest expense............         (9.9)           (2.0)               --             (9.3)        (21.2)
Other income/(expense)......          4.9             0.7              (0.2)            (3.8)          1.6
                                  -------          ------            ------           ------      --------
Income before income
  taxes.....................         45.0           (10.7)             (0.6)           (10.5)         23.2
Income tax expense..........        (17.8)            3.3               0.2              5.1          (9.2)
                                  -------          ------            ------           ------      --------
Net income..................      $  27.2          $ (7.4)           $ (0.4)          $ (5.4)         14.0
                                  =======          ======            ======           ======      ========
Net income per common
  share -- basic............      $  0.76                                                         $   0.39
                                  =======                                                         ========
Net income per common
  share -- diluted..........      $  0.75                                                         $   0.39
                                  =======                                                         ========
Weighted average common
  shares
  -- Basic..................         36.0                                                             36.0
                                  =======                                                         ========
  -- Diluted................         36.3                                                             36.3
                                  =======                                                         ========

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

NOTE 1  INCOME STATEMENT INFORMATION RELATING TO CARLING BREWERS

     The following tables show a reconciliation of the historical combined profit and loss accounts of Carling Brewers, prepared in accordance with UK GAAP and in pounds sterling, to the income statement prepared under US GAAP and in US dollars included in the unaudited pro forma condensed combined income statement for the year ended December 29, 2001 and the 34 days ended February 1, 2002.

     Reclassifications have been made to the underlying Carling Brewers historical combined profit and loss accounts prepared under UK GAAP to conform to Coors' income statement presentation.

     The UK-US GAAP adjustments reflect the material adjustments that are required to convert the results of Carling Brewers to US GAAP. Descriptions of the nature of each adjustment are given in notes 2 and 3.

                                                                   CARLING BREWERS
                                                            YEAR ENDED DECEMBER 29, 2001
                                                    ---------------------------------------------
                                                                  UK-US
                                                                  GAAP
                                                    UK GAAP    ADJUSTMENTS   US GAAP     US GAAP
                                                    --------   -----------   --------   ---------
                                                                (NOTE 2)
                                                                    (IN MILLIONS)
Sales.............................................  L1,781.6     L(13.4)     L1,768.2   $ 2,546.2
Beer excise taxes.................................   (607.1)         --       (607.1)      (874.2)
                                                    --------     ------      --------   ---------
Net sales.........................................  1,174.5       (13.4)     1,161.1      1,672.0
Cost of goods sold................................   (809.8)       (3.5)      (813.3)    (1,171.1)
                                                    --------     ------      --------   ---------
Gross profit......................................    364.7       (16.9)       347.8        500.9
Marketing, general and administrative expenses....   (236.0)      (36.0)      (272.0)      (391.7)
                                                    --------     ------      --------   ---------
Operating income..................................    128.7       (52.9)        75.8        109.2
Interest income...................................      3.5        13.4         16.9         24.3
Interest expense..................................    (45.5)         --        (45.5)       (65.5)
Equity in earnings of joint ventures..............     12.7        (3.8)         8.9         12.8
                                                    --------     ------      --------   ---------
Income before income taxes........................     99.4       (43.3)        56.1         80.8
Income tax expense................................    (28.8)        4.1        (24.7)       (35.6)
                                                    --------     ------      --------   ---------
Net income........................................  L  70.6      L(39.2)     L  31.4    $    45.2
                                                    ========     ======      ========   =========

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

                                                                 CARLING BREWERS
                                                         34 DAYS ENDED FEBRUARY 1, 2002
                                                    -----------------------------------------
                                                                 UK-US
                                                                 GAAP
                                                    UK GAAP   ADJUSTMENTS   US GAAP   US GAAP
                                                    -------   -----------   -------   -------
                                                               (NOTE 2)
                                                                  (IN MILLIONS)
Sales.............................................  L105.2       L(1.5)     L103.7    $147.3
Beer excise taxes.................................   (37.2)         --       (37.2)    (52.8)
                                                    ------       -----      ------    ------
Net sales.........................................    68.0        (1.5)       66.5      94.5
Cost of goods sold................................   (48.9)       (0.3)      (49.2)    (69.9)
                                                    ------       -----      ------    ------
Gross profit......................................    19.1        (1.8)       17.3      24.6
Marketing, general and administrative expenses....   (22.2)       (3.2)      (25.4)    (36.1)
                                                    ------       -----      ------    ------
Operating loss....................................    (3.1)       (5.0)       (8.1)    (11.5)
Interest income...................................      --         1.5         1.5       2.1
Interest expense..................................    (1.4)         --        (1.4)     (2.0)
Equity in earnings of joint ventures..............     0.7        (0.2)        0.5       0.7
                                                    ------       -----      ------    ------
Loss before income taxes..........................    (3.8)       (3.7)       (7.5)    (10.7)
Income tax benefit................................     1.2         1.1         2.3       3.3
                                                    ------       -----      ------    ------
Net loss..........................................  L (2.6)      L(2.6)     L (5.2)   $ (7.4)
                                                    ======       =====      ======    ======

     The results of Carling Brewers have been translated into US dollars at the average Daily Closing Rate of L1.00 to $1.44 for the year ended December 29, 2001 and L1.00 to $1.42 for the 34 days ended February 1, 2002.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

NOTE 2  CARLING BREWERS -- US GAAP ADJUSTMENTS BY CAPTION HEADING

     The US GAAP adjustments made to the historical Carling Brewers results of operations, which are described in note 3, can be summarized by caption heading as follows:

                                                                                       CARLING BREWERS
                                                                             ------------------------------------
                                                                                                     34 DAYS
                                                                                YEAR ENDED            ENDED
                                                                             DECEMBER 29, 2001   FEBRUARY 1, 2002
INCOME STATEMENT                                                     NOTE 3  CREDIT/ (CHARGE)    CREDIT/(CHARGE)
----------------                                                     ------  -----------------   ----------------
                                                                                        (IN MILLIONS)
(i)     SALES
          Trade Loans..............................................    g          L(13.4)             L(1.5)
                                                                                  ======              =====
(ii)    COST OF GOODS SOLD
          Pension costs............................................    b          L  5.8              L 0.6
          New basis of accounting on Interbrew acquisition.........    d            (9.3)              (0.9)
                                                                                  ------              -----
                                                                                  L (3.5)             L(0.3)
                                                                                  ======              =====
(iii)   MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES
          Pension costs............................................    b          L  8.1              L 0.7
          New basis of accounting on Interbrew acquisition.........    d           (40.9)              (3.9)
          Restructuring provisions.................................    f            (2.9)                --
          Stock based compensation.................................    c            (0.3)                --
                                                                                  ------              -----
                                                                                  L(36.0)             L(3.2)
                                                                                  ======              =====
(iv)    INTEREST INCOME
          Trade loans..............................................    g          L 13.4              L 1.5
                                                                                  ======              =====
(v)     EQUITY IN EARNINGS OF JOINT VENTURES
          Equity accounting........................................    e          L (3.8)             L(0.2)
                                                                                  ======              =====
(vi)    INCOME TAXES
          Equity accounting........................................    e          L  3.8              L 0.2
          New basis of accounting on Interbrew acquisition.........    d             3.7                1.3
          Deferred taxes on other US GAAP adjustments..............    a            (3.4)              (0.4)
                                                                                  ------              -----
                                                                                  L  4.1              L 1.1
                                                                                  ======              =====

NOTE 3

     The accounts of Carling Brewers are prepared in accordance with UK GAAP. For the purposes of preparing the unaudited pro forma condensed combined financial information, the accounts of Carling Brewers have been restated to conform with US GAAP by giving effect to the adjustments described below.

  (A) DEFERRED TAXES

     Under UK GAAP, following the adoption of Financial Reporting Standard 19, "Deferred Tax", deferred taxes are accounted for on all timing differences, taking into account the before tax consequences of transactions and events recognized in the financial statements of the current and previous periods. Under US GAAP, deferred taxes are accounted for on all temporary differences, providing for the effect of differences between the accounting and tax measurement of assets and liabilities.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     Under both UK and US GAAP a valuation adjustment is established for those deferred tax assets where it is more likely than not that some portion will not be realized.

     Deferred taxes have been provided for at 30% on all temporary differences of the relevant US GAAP adjustments.

  (B) PENSION COSTS

     Under UK GAAP (SSAP 24 "Accounting for Pension Costs") the basis of valuation of both pension plan assets and liabilities is not prescribed to the same degree as under US GAAP, although there are some basic minimum requirements.

     The profit and loss charge ("pension cost") is determined as the cost of accruing benefits ("regular cost") together with an adjustment reflecting any surplus or deficit not reflected on the balance sheet. This aims to spread the unrecognized actuarial surplus or deficit over the remaining lives of employees. There is no requirement for annual valuations and generally the latest formal actuarial valuation is used which is usually no more than three years prior to the balance sheet date.

     Under US GAAP defined benefit pension plan accounting, plan assets are valued on a market related basis and liabilities are valued under a specified actuarial methodology, including market related valuation assumptions. Changes in the funding status not reflected in the balance sheet that fall outside a 10% corridor are recognized systematically and gradually over subsequent periods. The valuation must be as of the balance sheet date or at a date not more than three months prior to the balance sheet date.

  (C) STOCK BASED COMPENSATION

     Under UK GAAP (UITF 17), a charge is made to the profit and loss account of the parent company only, for stock based compensation schemes (share option schemes and share purchase plans) established in the stock of the parent company. This charge, which is not recorded in the accounts of the subsidiaries where the beneficiaries are employed, is based on the intrinsic value at the date of grant. Intrinsic value is calculated as the difference between the market price and the exercise price. Inland Revenue approved Save As You Earn ("SAYE") schemes are exempt from the requirements of UITF 17.

     Under US GAAP, companies have the option of accounting for stock based compensation under Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation", (FAS 123) or Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Carling Brewers has chosen to account for such costs under APB 25.

     Under APB 25, the compensation expense is calculated as the intrinsic value at the measurement date. The intrinsic value is the excess of the fair market value of the underlying shares over the exercise price of the shares at the share option grant date. For fixed plans the measurement date is the grant date. Variable plans (principally options with performance criteria) are re-measured every period until the number of shares and exercise price are known. For both fixed and variable plans, any compensation expense is generally recognized over the period from grant date to vesting date.

  (D) NEW BASIS OF ACCOUNTING ON INTERBREW ACQUISITION

     Interbrew acquired the brewing businesses of Bass PLC, including the assets and liabilities of the Business, on August 26, 2000, for L2,416.0 million (including acquisition expenses). A new basis of accounting was established in the consolidated financial statements of Interbrew, reflecting the fair values of assets acquired and liabilities assumed. UK GAAP reflects the new basis of accounting in group consolidated financial statements but does not allow the new basis to be reflected in the underlying books and records of the acquired entities.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     Under US GAAP, the combined financial statements of the Business for periods after August 26, 2000 should reflect the new basis of accounting established for the Business' assets and liabilities based upon the fair values at August 26, 2000, of the respective assets acquired and liabilities assumed by Interbrew SA, as summarized below:

                                                           HISTORICAL    FAIR     USEFUL
                                                              COST       VALUE     LIFE
                                                               LM         LM      (YEARS)
                                                           ----------   -------   -------
Intangible fixed assets (including goodwill).............       --      1,185.4   3 - 40
Property, plant and equipment............................    309.8        410.0   3 - 50
Land.....................................................     11.7         32.7       --
Trade loans..............................................    153.7        153.7       --
Other investments........................................      2.1          2.1       --
Associate undertakings...................................     18.6         18.6       --
Inventory................................................     75.7         77.1       --
Other working capital....................................    100.4        100.4       --
Pension scheme surplus...................................       --        314.4       --
Loans....................................................     (9.9)        (8.2)      --
Other provisions.........................................     (2.9)        (2.3)      --
Deferred taxes...........................................    (20.8)      (281.2)      --
                                                             -----      -------
                                                             638.4      2,002.7
                                                             =====      =======

     As a result of the new basis of accounting, net assets were increased and additional charges are reflected under US GAAP in the reconciliation of net income, principally for the effects of increases in depreciation and amortization expense of tangible and intangible assets, including goodwill. The effects of deferred taxes and pensions are described in notes (a) and (b), respectively, above.

  (E) EQUITY ACCOUNTING

     UK GAAP requires the investors' share of operating profit or loss, interest and taxation relating to unconsolidated affiliates and joint ventures to be accounted for separately within each of those headings. Under US GAAP, the investors' share of the after-tax profits and losses of unconsolidated affiliates and joint ventures are included within the income statement as a single line item.

  (F) RESTRUCTURING PROVISIONS

     Under UK GAAP, provisions for restructuring can be recognized once the company is demonstrably committed to the restructuring plan. Under US GAAP, the recognition criteria for restructuring provisions are more stringent as they require a number of prescribed conditions to be met before a liability can be recorded. Therefore, timing differences may arise between the UK GAAP and US GAAP recognition of the restructuring charge and associated liability, which can result in the charge and liability being recorded in different fiscal periods.

  (G) TRADE LOANS

     Under UK GAAP, any interest earned on trade loans made to customers is recognized as part of gross margin, as the interest rate charged is inter-related with future purchase commitments made by the customer and discount structures offered, and many such loans are made on an interest free basis. US GAAP requires a market rate of interest to be imputed on all trade loans, with the interest credit being recognized within interest income, rather than within gross margin.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

NOTE 4  ADJUSTMENTS TO ELIMINATE NON-ACQUIRED BUSINESSES

     The historical financial information of Carling Brewers includes the results of operations attributable to the TCB business, which was formerly a part of Bass Brewers Limited but was not acquired by Coors.

     For the purpose of the Unaudited Pro Forma Condensed Combined Financial Information, the following adjustments have been made to the historical financial information of Carling Brewers, after adjustment to US GAAP and to US dollars, to eliminate the results of operations of TCB. These adjustments reflect the terms of the separation agreement, which split Carling Brewers into Coors Brewers and TCB.

  (I) REVENUES AND GROSS MARGINS

     As part of the separation agreement, a number of cross distribution arrangements were put in place between Coors Brewers and TCB. The nature of these arrangements vary by brand and by customer type, and therefore each of the major revenue streams has been considered separately.

     Coors Brewers and TCB will each separately supply their own brands to national "on trade" and "off trade" channels. In the independent "on trade" channels at the point of acquisition, Coors Brewers operated in England and Wales, and TCB operated in Scotland and Ireland. Therefore, for the purposes of this unaudited pro forma financial information, net sales revenue and gross profit excludes that belonging to TCB. See (a) in table below.

     TCB will continue to sell Coors Brewers brands in Ireland, and through independent "on trade" channels in Scotland, for a period of one year. A fixed profit margin per barrel accrues to Coors Brewers on these sales and a minimum sales quantity will apply. After this one year period, Coors Brewers intends to have established its own distribution channels to these customers, selling directly to them with the full gross margin achieved accruing to Coors Brewers. For the purpose of the pro-forma financial information, the actual sales revenue and gross profit earned on these brands in the year ended December 29, 2001 have been eliminated (as part of adjustments (a) in the table below), and replaced with the contractual revenues and fixed profit margin that will be earned under this contract. See (b) in the table below.

     While this profit margin could theoretically be lost after the one year distribution agreement expires, Coors Brewers expects that the margin achieved from direct sales to customers in the future will be larger than the contractual margin earned from TCB in the one year period. However, no such margin increase has been assumed in this unaudited pro forma financial information.

     Conversely, Coors Brewers will continue to brew and sell certain TCB brands in England and Wales for periods of up to three years, on both an exclusive and non-exclusive basis, depending on brand. For the purposes of this pro forma financial information, the sales and profit margins have been included for those brands where the distribution agreements give Coors Brewers exclusive rights of sale of the brand, or where the agreements run for a period of more than one year. Those brands where Coors Brewers have non-exclusive rights for one year only have, with minor exceptions, been excluded, as those revenues are considered to be non-recurring. For those sales that have been included, gross profits have been reduced by the margin that will be payable to TCB, totaling approximately $2 million. See (c) in table below.

     Finally, an adjustment has been made to add in sales and gross profits earned from export sales of Coors Brewers brands that have historically been recorded in another Interbrew subsidiary and are not included in the historical Carling Brewers financial statements. The export rights associated with Coors Brewers brands have also been acquired by Coors. See (d) in table below.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The following table summarizes the adjustments that have been made to revenues and gross profits for the year ended December 29, 2001:

                                                                NET     GROSS
                                                               SALES    PROFIT
                                                              -------   ------
                                                               (IN MILLIONS)
(a) TCB direct supply to National On Trade customers........  $ (60.3)  $(21.5)
(a) TCB direct supply to National Off Trade customers.......    (64.5)   (25.8)
(a) TCB direct supply to Independent On Trade in Scotland...   (145.3)   (67.2)
(b) Coors Brewers brands sold by TCB in Scotland and
  Ireland...................................................      7.5      1.4
(c) TCB brands sold by Coors Brewers in England and Wales...     (1.4)    (2.0)
(d) Export sales of Coors Brewers brands recognized.........     19.6      9.8
Less TCB freight costs......................................       --     21.3
                                                              -------   ------
                                                              $(244.4)  $(84.0)
                                                              =======   ======

     The methodology described above for revenues and gross margins attributable to the TCB business was consistently applied to the preacquisition period in fiscal 2002, the 34 days ended February 1, 2002. The cross distribution arrangements and export sales discussed above resulted in a reduction of net sales and gross profit of $13.1 million and $4.3 million, respectively, for the 34 days ended February 1, 2002.

  (II) BREWERY COSTS AND OTHER OVERHEADS

     The Wellpark brewery situated in Glasgow, Scotland, which is included in the Carling Brewers historical financial statements, was retained by TCB as it produces substantially all TCB brands. The breweries acquired by Coors produce substantially all Coors Brewers brands with the exception of the brewery at Cape Hill, where approximately 70% of brewing and 60% of packaging is for export brands sold by Bass Beers Worldwide, an Interbrew subsidiary not acquired by Coors.

     Brewery costs are recovered by charges made against sales margins at standard cost rates. An appropriate share of standard cost variances has been allocated to the TCB business and thus have been removed from the unaudited pro forma income statement. The approach taken in the unaudited pro forma income statement on the breweries which produced TCB/Interbrew brands is as follows:

     - Wellpark -- As this is retained by TCB and produces substantially all TCB brands, both its costs and its recoveries are removed.

     - Cape Hill -- As this is a brewery acquired by Coors, its costs are not removed, but they are reduced by the contractual brewing fees arising from the production of TCB/Interbrew brands on their behalf; effectively leaving in place the costs of the brewery related to the production of Coors Brewers brands.

     Interbrew intends to transfer the production of its brands currently produced at Cape Hill to its own breweries during the course of 2002. The resulting reduction in production volume at Cape Hill means that the plant's brewing and packaging operation will no longer be a viable proposition. Coors Brewers has therefore announced the planned closure of Cape Hill once Interbrew has completed its production transfers. The production of Coors Brewers brands remaining at Cape Hill will be transferred to its brewery in Burton, where production will be at lower costs. This benefit has not been recognized in the unaudited pro forma financial information. Severance and certain restructuring costs associated with the closure of Cape Hill have been accrued for in the purchase price allocation.

     The pro forma impact of the brewery costs and other overheads discussed above is reflected in gross profit in Note 4(i) above and included in cost of goods sold on the pro forma income statement.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

  (III) OTHER OVERHEADS

     Other overheads, included in marketing, general and administrative expenses, directly attributable to TCB totaling $35.6 million and $4.2 million for the year ended December 29, 2001 and the 34 days ended February 1, 2002, respectively, have been removed from the pro forma income statements. This includes TCB employee costs and TCB brand marketing costs.

  (IV) INTEREST, OTHER INCOME AND TAXATION

     The following adjustments have been made for interest, other income and taxation (in millions):

                                                              YEAR ENDED    34 DAYS ENDED
                                                             DECEMBER 29,    FEBRUARY 1,
                                                                 2001           2002
                                                             ------------   -------------
Interest income(a).........................................     $ (4.0)         $(0.3)
Interest expense(b)........................................     $   --          $  --
Other income(c)............................................     $ (2.6)         $(0.2)
Income tax expense(d)......................................     $ 20.3          $ 0.2

---------------

(a) Interest income associated with the trade loans for Scotland customers has been eliminated from the pro forma income statements as it relates to TCB revenues that have likewise been eliminated.

(b) No adjustment has been made to eliminate an element of the interest charge, as it is not possible to separately identify any components of debt that are directly associated with the TCB operations.

(c) Other income has been eliminated for TCB's share of the profits in the 49.9% owned distribution joint venture, Tradeteam. In the future, TCB will be entitled to the profits it would have earned under Carling Brewers ownership. These profits will be provided to TCB through reduced distribution costs.

(d)  Tax effects on the TCB operating results have also been eliminated.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

NOTE 5 ACQUISITION ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The pro forma acquisition adjustments, which are described in note 6 can be summarized by caption heading as follows:

                                                                                                    THIRTEEN WEEKS
                                                                                  YEAR ENDED             ENDED
                                                                               DECEMBER 30, 2001    MARCH 31, 2002
INCOME STATEMENT                                                  NOTE 6       CREDIT/ (CHARGE)     CREDIT/(CHARGE)
----------------                                                  ------      -------------------   ---------------
                                                                                          (IN MILLIONS)
(i)      COST OF GOODS SOLD
           Reclassify equity earnings of joint ventures from
             other income....................................      c(ii)            $ 10.2              $  0.5
           Adjustment to depreciation on property............      a(i)                3.6                (0.3)
                                                                                    ------              ------
                                                                                    $ 13.8              $  0.2
                                                                                    ======              ======
(ii)     OTHER OPERATING EXPENSES
           Eliminate goodwill amortization arising on
             acquisition by Interbrew........................  a(ii), a(iii)        $ 18.0              $  1.7
           Eliminate intangible amortization arising on
             acquisition by Interbrew........................     a(iii)              23.9                 2.3
           Adjustment to amortization of intangible assets...     a(iii)             (17.0)               (1.6)
           Reclassify restructuring charge to special
             charge..........................................     c(iii)               4.0                  --
                                                                                    ------              ------
                                                                                    $ 28.9              $  2.4
                                                                                    ======              ======
(iii)    SPECIAL CHARGES
           Reclassify restructuring charge to special
             charge..........................................     c(iii)            $ (4.0)             $   --
                                                                                    ======              ======
(iv)     INTEREST INCOME
           Eliminate income on marketable securities sold to
             fund the acquisition............................        b              $(12.0)             $   --
                                                                                    ======              ======
(v)      INTEREST EXPENSE
           Interest expense on new Coors debt................        b              $(80.8)             $(11.3)
           Eliminate Interbrew interest......................        b                65.5                 2.0
                                                                                    ------              ------
                                                                                    $(15.3)             $ (9.3)
                                                                                    ======              ======
(vi)     OTHER INCOME
           Reclassify equity earnings of joint ventures to
             cost of goods sold..............................      c(ii)            $(10.2)             $ (0.5)
           Gain on sale of marketable securities.............        b                  --                (3.3)
                                                                                    ------              ------
                                                                                    $(10.2)             $ (3.8)
                                                                                    ======              ======
(vii)    INCOME TAXES
           Tax effects of adjustments........................      c(i)             $  0.2              $  5.1
                                                                                    ======              ======

NOTE 6 ACQUISITION ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  (A) PURCHASE CONSIDERATION AND PURCHASE PRICE ALLOCATION

     On February 2, 2002, Coors acquired the entire issued capital of Bass Holdings Limited, the parent company of Coors Brewers, plus additional intangible assets from other subsidiaries of Interbrew for a total

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

cash consideration of 1.2 billion pounds sterling (approximately $1.7 billion as of February 2, 2002), of which $495.9 million represented the repayment of intercompany loans, plus acquisition costs of approximately $18 million. The purchase price was adjusted for the value of working capital of Coors Brewers at the date of acquisition. The working capital adjustment, net of a receivable settlement due from Interbrew, was approximately $51 million.

     The acquisition has been accounted for by using the purchase accounting method. Coors has established a new accounting basis for Coors Brewers assets and liabilities based upon the fair market values thereof and the purchase price for Coors Brewers, including the direct cost of acquisition.

     In arriving at the preliminary purchase price allocation, the following adjustments have been made by Coors to the fair values of the assets acquired and liabilities assumed by Coors Brewers.

  (i) Property, Plant and Equipment

     Property has been independently valued at market value, which has given rise to a net decrease of $52.8 million compared to net book value. The basis of this property valuation is existing use, with the exception of the Cape Hill brewery, which has been valued at its net realizable value after this brewery is closed down. These adjustments have given rise to a pro forma adjustment reducing depreciation expense by $3.6 million for the year ended December 30, 2001 and increasing depreciation expense by $0.3 million for the 34 days ended February 1, 2002.

     The pro forma adjustments result in a net increase to depreciation expense for the 34 days ended February 1, 2002 versus a net decrease for the year ended December 30, 2001 due to certain Cape Hill assets becoming fully depreciated during 2001.

  (ii) Goodwill

     Goodwill represents the residual purchase price, after having made appropriate allocations to all other asset and liability categories. Goodwill will be held as an indefinite life asset, subject to annual impairment reviews. The impact on the unaudited pro forma income statement is a reduction of amortization expense of $18.0 million and $1.7 million, for the fiscal year 2001 and the 34 days ended February 1, 2002, respectively. This is the elimination of goodwill amortization included in the historical Coors Brewers results relating to the Interbrew acquisition. No amortization expense on the goodwill resulting from the Coors acquisition is included as a result of the adoption of Statement of Financial Accounting Standard No. 142, as described below.

  (iii) Intangible Assets

     The brands, customers, contracts and technology of Coors Brewers have been independently valued as of the date of acquisition and have been stated at their estimated fair values. These brands will be amortized over their estimated useful lives, which range from 2 years to 20 years, depending on the perceived strength and longevity of each brand, with the exception of the Carling brand which has been ascribed an indefinite life. This results in annual pro forma amortization expense of $17.0 million, a decrease of $6.9 million compared to the Interbrew amortization expense of $23.9 million for intangible assets. For the 34 days ended February 1, 2002, this results in pro forma amortization expense of $1.6 million, a decrease of $0.7 million compared to the Interbrew amortization expense of $2.3 million for intangible assets. The total 2001 annual and 2002 preacquisition period pro forma decrease in amortization expense for both goodwill and intangible assets is $24.9 million and $2.4 million, respectively. This total decrease in amortization expense is partially due to the fact that the pro forma amortization expense is based upon application of Statement of Financial Accounting Standards Nos. 141 and 142, "Business Combinations", and "Goodwill and Other Intangible Assets", respectively, which are effective for the Coors Brewers acquisition. This new guidance allows for goodwill and certain intangible assets to be identified as having an indefinite life and therefore are nonamortizable. These

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

standards are effective for acquisitions occurring after June 30, 2001, and therefore are reflected in the pro forma statements for 2001. The historical results of Carling Brewers appropriately apply Accounting Principles Board Opinion No. 16, "Business Combinations", which provides for all intangible assets and goodwill to be assigned a useful life and amortized accordingly.

  (B) ACQUISITION FINANCE

     The total $1.7 billion purchase price plus acquisition costs of approximately $18 million was financed through a mixture of cash raised through the sale of marketable securities of approximately $150 million, variable-rate term loans of $800 million and by a temporary variable-rate bridge loan of $750 million. Coors repaid the bridge loan and approximately $91.0 million of the term loans with the proceeds of the offering of the old notes. Upon closing the offering and making a payment on the term loans, Coors had outstanding debt related to the Acquisition of $846.6 million discounted fixed rate notes, consisting of the old notes, and $709 million variable rate term loans. For the purposes of this pro forma financial information, a fixed interest rate of 6.375% on the old note financing and a weighted average variable rate of approximately 3.6% on the variable rate facilities have been assumed based upon recent market rates. In addition, estimated debt issue costs of approximately $16.8 million will be amortized over the lives of the term loan and note financing, assumed to be 5 years and 10 years, respectively, resulting in additional pro forma interest expense of approximately $3.3 million per annum.

     The adjustments recorded related to acquisition financing in the pro forma financial information are as follows (in millions): (i) eliminate the interest charged in the historical accounts of Carling Brewers on Interbrew intercompany debt; (ii) reduce Coors' interest income on the marketable securities sold to fund the acquisition; (iii) reduce Coors' other income for the gain on the sale of marketable securities, which were used to fund the Acquisition; and (iv) increase interest expense for the interest on the new debt.

                                                                             THIRTEEN WEEKS
                                                            YEAR ENDED           ENDED
                                                         DECEMBER 31, 2001   MARCH 31, 2002
                                                         -----------------   --------------
(i)....................................................       $ 65.5             $  2.0
(ii)...................................................       $(12.0)            $   --
(iii)..................................................           --             $ (3.3)
(iv)...................................................       $(80.8)            $(11.3)

     A 1/8% movement in variable interest rates would affect annual pre-tax income by approximately $1.0 million.

  (C) OTHER ADJUSTMENTS

  (i) Taxation

     The 2001 annual and 2002 preacquisition period, the 34 days ended February 1, 2002, pro forma tax adjustment includes an adjustment of $4.6 million and $1.1 million, respectively, to restate tax on the Coors Brewers results from the UK statutory tax rate of 30% to the US federal and state tax rate of 39%.

     The total 2001 annual and 2002 preacquisition period pro forma taxation adjustments of $0.2 million and $5.1 million, respectively, which include the amounts described above, have been calculated at a statutory rate of 39%, representing federal plus state tax. The adjustments take account of the tax effects of the other pro forma adjustments and the tax effects of the acquisition structure.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

  (ii) Earnings of Unconsolidated Affiliates and Other Income

     Coors Brewers uses a 49.9% owned affiliate, Tradeteam Limited, to carry out a majority of its distribution. Prior to the acquisition, nearly all of Tradeteam's business was for Carling Brewers, with only an immaterial amount of work being carried out for external customers. Coors Brewers pays Tradeteam an above-market rate for distribution costs, but Coors Brewers then receives back 49.9% of the profit made by Tradeteam. Rather than show this profit share as "share of equity investee earnings," Coors believes that it is more appropriate to net this profit against distribution costs, thus reducing distribution costs back to a market rate. Subsequent to the acquisition, a portion of Tradeteam's business will be for Interbrew.

  (iii) Restructuring Charges

     Restructuring charges of approximately $4.0 million that are included in Carling Brewers historical results have been reclassified from marketing, general and administrative expenses to special charges to be consistent with the Coors classification and presentation of similar charges.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     Simultaneously with the sale of the old notes, we entered into a registration rights agreement with J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and the other initial purchasers of the old notes. Under this registration rights agreement, we agreed to use our reasonable best efforts to file a registration statement regarding the exchange of the old notes for registered notes with terms identical in all material respects within 120 days of the issuance of the old notes and to cause that registration statement to become effective with the SEC within 180 days of the issuance of the old notes. We have also agreed to use our reasonable best efforts to cause the exchange offer for the old notes to be exchanged for the exchange notes no later than 40 business days after the date on which the registration statement was due to become effective. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     We are conducting the exchange offer to satisfy our contractual obligations under the registration rights agreement. The form and terms of the exchange notes are the same as the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act, and holders of the exchange notes will not be entitled to the payment of any additional amounts pursuant to the terms of the registration rights agreement, as described below.

     The registration rights agreement provides that, promptly after the registration statement has been declared effective, we will offer to holders of the old notes the opportunity to exchange their old notes for exchange notes having a principal amount, interest rate, maturity date and other terms substantially identical to the principal amount, interest rate, maturity date and other terms of their old notes. We will keep the exchange offer open for at least 20 business days (or longer if we are required to by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes and use our reasonable best efforts to complete the exchange offer no later than 40 business days after the date on which the registration statement was due to become effective. The exchange notes will be accepted for clearance through The Depository Trust Company ("DTC"), Clearstream, Luxembourg and the Euroclear System with a new CUSIP and ISIN number and common code. All of the documentation prepared in connection with the exchange offer will be made available at the offices of Deutsche Bank Trust Company Americas, our paying agent.

     Based on existing interpretations of the Securities Act by the staff of the SEC, we believe that the holders of the exchange notes (other than holders who are broker-dealers) may freely offer, sell and transfer the exchange notes. However, holders of old notes who are our affiliates, who intend to participate in the exchange offer for the purpose of distributing the exchange notes, or who are broker-dealers who purchased the old notes from us for resale, may not freely offer, sell or transfer the old notes, may not participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of old notes.

     Each holder of old notes who is eligible to and wishes to participate in the exchange offer will be required to represent that it is not our affiliate, that it is not a broker-dealer tendering securities directly acquired from us for its own account and that it acquired the old notes and will acquire the exchange notes in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the exchange notes. In addition, any broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities must deliver a prospectus (which may be the prospectus contained in the registration statement if the broker-dealer is not reselling an unsold allotment of old notes) meeting the requirements of the Securities Act in connection with any resales of the exchange notes. We will agree to allow such broker-dealers and the initial purchasers, if subject to similar prospectus delivery requirements, to use the prospectus contained in the registration statement or a similar prospectus in connection with the resale of exchange notes for a period of 180 days from the issuance of the exchange notes, provided that the broker-dealer has notified us either in the letter of transmittal or otherwise within 20 days after consummation of the exchange offer that it holds exchange notes as a result of market-making or other trading activities.

     We will promptly notify you if we are not permitted to conduct the exchange offer because of a change in SEC rules, the exchange offer is not completed within 40 business days after the date on which the exchange offer registration statement was due to become effective or the exchange notes issued in the exchange offer are not freely tradable (other than because the holder is our affiliate or is a person that must deliver a prospectus in connection with the resale). In any of these cases, we will file a shelf registration covering resales of the affected securities as soon as practicable after we determine that we can not conduct the exchange offer, such date or a notice of determination that the exchange notes are not freely tradable is received by us. We will use our reasonable best efforts to cause the shelf registration statement to be declared effective as soon as reasonably practicable and to keep effective the shelf registration statement until the earlier of two years from issuance of the securities (or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, the shorter period) or the time when all of the securities have been sold thereunder.

     In the event that a shelf registration statement is filed, we will provide to each affected holder copies of the prospectus that is a part of the shelf registration statement, notify each affected holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the securities. A holder that sells securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the prospectus and to deliver a prospectus to purchasers. A selling holder will also be subject to certain of the civil liability provisions under the Securities Act in connection with sales and will be bound by the provisions of the registration rights agreement that are applicable to it, including certain indemnification rights and obligations.

     If we are permitted under SEC rules to conduct the exchange offer and we have not filed an exchange offer registration statement or a shelf registration statement by a specified date, if the exchange offer registration statement or the shelf registration statement is not declared effective by a specified date, or if either we have not consummated the exchange offer within a specified period of time or, if applicable, we do not keep the shelf registration statement effective from a specified period of time, then, in addition to the interest otherwise payable on the notes, additional interest will accrue and be payable on the notes at a rate of 0.25% per year until the requirement is satisfied. Upon the filing of the registration statement, the effectiveness of the exchange offer registration statement, the consummation of the exchange offer or the effectiveness of the shelf registration statement, as the case may be, the additional interest will cease to accrue from the date of filing, effectiveness or consummation, as the case may be.

     If a registration statement is declared effective and we fail to keep it continuously effective or useable for resales for the period required by the registration rights agreement, then from the day that the registration statement ceases to be effective until the earlier of the date that the registration statement is again deemed effective or is useable, the date that is the second anniversary of our issuance of these securities (or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, the shorter period) or the date as of which all of the applicable securities are sold pursuant to the shelf registration statement, additional amounts will accrue at a rate equal to 0.25% per year.

     Any additional amounts will be payable in cash on May 15 and November 15 of each year to the holders of record on the preceding May 1 and November 1, respectively.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes are the same as the form and terms of the old notes except that:

          (1) the exchange notes bear a Series B designation and a different CUSIP Number from the old notes;

          (2) the exchange notes have been registered under the Securities Act and will therefore not bear legends restricting their transfer; and

          (3) the holders of the exchange notes will be deemed to have agreed to be bound by the provisions of the registration rights agreement and each security will bear a legend to that effect.

The exchange notes will evidence the same debt as the outstanding securities and will be entitled to the benefits of the indenture.

     As of the date of this prospectus, $850,000,000 aggregate principal amount of the old notes were outstanding. We have fixed the close of business on
          , 2002 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

     Holders of old notes do not have any appraisal or dissenters' rights under the Colorado Business Corporation Act, or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

     We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

     If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" will mean 5:00 p.m., New York City time, on
          , 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

          (1) notify the exchange agent of any extension by oral or written notice and

          (2) mail to the registered holders an announcement of any extension.

     We reserve the right, in our sole discretion,

          (1) if any of the conditions below under the heading "-- Conditions" shall have not been satisfied,

             (A) to delay accepting any old notes,

             (B) to extend the exchange offer, or

             (C) to terminate the exchange offer, or

          (2) to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. We will give oral or written notice of any delay, extension or termination to the exchange agent.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from their date of issuance. Holders of old notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on November 15, 2002. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

     Interest on the exchange notes is payable semi-annually on each May 15 and November 15, commencing on November 15, 2002.

PROCEDURES FOR TENDERING OLD NOTES

     Only a holder of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

     - have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer; and

     - mail or otherwise deliver the letter of transmittal or the facsimile, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

To tender old notes effectively, the holder must complete a letter of transmittal or an agent's message and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the old notes shall be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

     The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding securities that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

     By executing the letter of transmittal, each holder will make to us the representations set forth above in the fifth paragraph under the heading
"-- Purpose of the Exchange Offer."

     The tender by a holder and the acceptance of the tender by us will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

     THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS THAT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

     An institution that is a member firm of the Medallion system must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

          (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

          (2) for the account of a member firm of the Medallion system.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in that letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the old notes. An institution that is a member firm of the Medallion System must guarantee the signature.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding securities at DTC for the purpose of facilitating the exchange offer, and subject to the establishment of this account, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding securities by causing DTC to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with DTC's procedures for the transfer. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of old notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding securities and:

          (1) whose old notes are not immediately available;

          (2) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent; or

          (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

             (1) they tender through an institution that is a member firm of the Medallion System;

             (2) prior to the expiration date, the exchange agent receives from an institution that is a member firm of the Medallion System a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

             (3) the exchange agent receives

                (A) such properly completed and executed letter of transmittal or facsimile of the letter of transmittal,

                (B) the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC, and

                (C) all other documents required by the letter of transmittal upon three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, we will send a notice of guaranteed delivery to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

          (1) specify the name of the person having deposited the old notes to be withdrawn;

          (2) identify the old notes to be withdrawn, including the certificate number(s) and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

          (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

          (4) specify the name in which any old notes are to be registered, if different from that of the person depositing the old notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination will be final and binding on all parties. We will not deem old notes so withdrawn to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for withdrawn old notes unless you validly retender the withdrawn old notes. We will return any old notes which have been tendered but which are not accepted for exchange to the holder of the old notes at our cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue exchange notes for, any old notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

          (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any development has occurred in any existing action or proceeding which may be harmful to us or any of our subsidiaries; or

          (2) the exchange offer violates any applicable law or any applicable interpretation by the staff of the SEC; or

          (3) any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

     If we determine in our sole discretion that any of the conditions are not satisfied, we may

          (1) refuse to accept any old notes and return all tendered old notes to the tendering holders;

          (2) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw their old notes (see "-- Withdrawal of Tenders"); or

          (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

EXCHANGE AGENT

     Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. You should direct all

     - executed letters of transmittal,

     - questions,

     - requests for assistance,

     - requests for additional copies of this prospectus or of the letter of transmittal and

     - requests for Notices of Guaranteed Delivery to the exchange agent addressed as follows:

                      DEUTSCHE BANK TRUST COMPANY AMERICAS

                                                                                    By Overnight Courier or
              By Mail:                               By Hand:                      Registered/Certified Mail:
              --------                               --------                      --------------------------
    DB Services Tennessee, Inc.        Deutsche Bank Trust Company Americas       DB Services Tennessee, Inc.
        Reorganization Unit                  c/o The Depository Trust          Corporate Trust & Agency Services
          P.O. Box 292737                      Clearing Corporation                   Reorganization Unit
      Nashville, TN 37229-2737              55 Water Street, 1st Floor              648 Grassmere Park Road
                                              Jeanette Park Entrance                  Nashville, TN 37211
                                                New York, NY 10041

                                                  By Facsimile:
                                                  -------------
                                                  (615) 835-3701

                                           For Confirmation Telephone:
                                           ---------------------------
                                                  (615) 835-3572

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

     We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the old notes, which is the accreted value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

TRANSFER TAXES

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than a registered tendering holder will be responsible for the payment of any applicable transfer tax on that transfer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the old notes may be resold only:

          (1) to us upon redemption thereof or otherwise;

          (2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

          (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

          (4) pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act) in exchange for old notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The old notes were, and the exchange notes will be, issued under an Indenture dated as of May 7, 2002, among Coors Brewing Company, Adolph Coors Company, certain subsidiaries of Coors Brewing Company, and Deutsche Bank Trust Company Americas, as trustee, as supplemented by supplemental indenture No. 1, dated May 7, 2002 (which is referred to collectively as the "Indenture"). The following summary of selected provisions of the Indenture is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture. Copies of the Indenture can be obtained by following the instructions under the heading "Where You Can Find More Information" and "Documents Incorporated by Reference." Capitalized terms that are used in the following summary but not defined herein have the meanings given to those terms in the Indenture. In this summary, the term "Issuer" refers only to Coors Brewing Company and not to any of its subsidiaries and the term "Parent" refers only to Adolph Coors Company and not to any of its subsidiaries.

GENERAL

     The Indenture provides that we may issue debt securities ("debt securities") under the Indenture from time to time in one or more series and permits us to establish the terms of each series of debt securities at the time of issuance. The Indenture does not limit the amount of debt securities that we may issue under the Indenture and provides that debt securities may be denominated and payable in foreign currencies or units based on or relating to foreign currencies.

     The old notes and the exchange notes will constitute a series of debt securities under the Indenture, initially limited to $850,000,000 in aggregate principal amount. Under the Indenture we may, without the consent of the holders of the notes, "reopen" the series and issue additional notes and exchange notes from time to time in the future. The old notes, the exchange notes and any additional notes or exchange notes we may issue in the future upon such a reopening will constitute a single series of debt securities under the Indenture. This means that, in circumstances where the Indenture provides for the holders of notes to vote or take any other action as a single class, the notes and the exchange notes, as well as any additional notes or exchange notes that we may issue by reopening the series, will vote or take that action as a single class.

     The exchange notes will mature on May 15, 2012. Interest on the exchange notes will accrue from the date of issue at the rate of 6 3/8% per annum, payable semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 2002, to the persons in whose names the exchange notes are registered at the close of business on May 1 or November 1, as the case may be, next preceding those interest payment dates. Interest on the exchange notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The exchange notes will be issued in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The exchange notes will be denominated and payable in U.S. dollars.

     The exchange notes, except for exchange notes issued to institutional accredited investors that are not qualified institutional buyers, as those terms are defined below, will be issued in book-entry form and will be evidenced by one or more registered global certificates without coupons, which we sometimes refer to as "global notes," registered in the name of Cede & Co., as nominee for The Depository Trust Company. Holders of interests in global notes will not be entitled to receive exchange notes in definitive certificated form registered in their names except in connection with a transfer to an institutional accredited investor or in the limited circumstances described under "Global Notes; Book Entry System".

     Exchange notes in certificated form may be presented for payment and surrendered for registration of transfer and exchange at our agency maintained for that purpose in the Borough of Manhattan, The City of New York, currently the office of the Trustee located at 55 Water Street, 2nd Floor, Room 234, New York, New York 10041. Holders will not be required to pay any charge for the registration of transfer or exchange of exchange notes, other than any tax or other governmental charge payable in connection with the transfer or exchange, but subject to the limitations provided in the Indenture.

     Payment of interest on global notes will be made to DTC or its nominee. Payment of interest on exchange notes in definitive certificated form will be made against presentation of those exchange notes at the agency referred to in the preceding paragraph or, at our option, by mailing checks payable to the persons entitled to that interest to their addresses as they appear in the note register.

     The exchange notes will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by us at the option of the holders prior to maturity. The Indenture does not contain any provisions that are intended to protect holders of exchange notes in the event of a highly leveraged or similar transaction affecting us. Except to the limited extent described below under "Guarantees", the Indenture does not limit the incurrence of debt by the Parent, the Issuer or any of their subsidiaries.

GUARANTEES

     The exchange notes will be jointly and severally guaranteed on a senior unsecured basis by the Parent and each of the Subsidiary Guarantors. Each subsidiary guaranty will be limited as necessary to prevent such subsidiary guaranty from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Each Subsidiary Guarantor that makes a payment under its subsidiary guaranty will be entitled to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with U.S. generally accepted accounting principles. If a subsidiary guaranty were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guaranties and other contingent liabilities) of the applicable Subsidiary Guarantor and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its subsidiary guaranty could be reduced to zero.

     In addition, the Parent will cause each of its Subsidiaries that guarantees any Senior Debt of the Parent or the Issuer after the original issue date of the exchange notes to execute and deliver to the Trustee a guaranty pursuant to which such Subsidiary will guarantee payment of the exchange notes on the same terms and conditions as the original guarantees from the initial Subsidiary Guarantors.

     A Subsidiary Guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the following circumstances, each of which is permitted by the Indenture:

          (1) upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such Subsidiary Guarantor (other than to the Parent, the Issuer or any of their respective affiliates);

          (2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor (other than to the Parent, the Issuer or any of their respective affiliates); or

          (3) if at any time when no default has occurred and is continuing with respect to the exchange notes, such Subsidiary Guarantor no longer guarantees any Debt of the Parent, the Issuer or any other Subsidiary Guarantor.

RANKING

     The indebtedness evidenced by the exchange notes and the related guaranties will be unsecured and will rank pari passu in right of payment to the other senior debt of the Parent, the Issuer, or the applicable Subsidiary Guarantor, as the case may be (including all debt under our senior unsecured credit agreement). Secured debt and other secured obligations of the Parent, the Issuer and the Subsidiary Guarantors will be effectively senior to the exchange notes and the related guaranties to the extent of the value of the assets securing such debt or other obligations.

     A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the exchange notes. Substantially all of these non-guarantor subsidiaries consist of Coors

Brewers Limited and its subsidiaries, which collectively hold all the assets and liabilities of Coors Brewers. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the exchange notes. Accordingly, the exchange notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries. For information regarding the financial condition (including liabilities) and results of operations of our guarantor and non-guarantor subsidiaries, you should see note 11 to our condensed consolidated financial statements for the thirteen weeks ended March 31, 2002, included elsewhere in this prospectus.

OPTIONAL REDEMPTION

     The Issuer may redeem all or part of the exchange notes at any time at its option at a redemption price equal to the greater of (1) 100% of the principal amount of the exchange notes being redeemed plus accrued and unpaid interest to the redemption date and (2) the Make-Whole Amount for the exchange notes being redeemed.

     As used in this offering circular:

     "Make Whole Amount" means the sum, as determined by a Quotation Agent, of the present values of the principal amount of the exchange notes to be redeemed, together with scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the exchange notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the exchange notes being redeemed to the redemption date.

     "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes of the series being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus 0.20%.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the exchange notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the exchange notes.

     "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

     "Quotation Agent" means the Reference Treasury Dealer selected by the trustee after consultation with the Issuer.

     "Reference Treasury Dealer" means Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. and its successors and assigns, and two other nationally recognized investment banking firms selected by the Issuer that are primary U.S. Government securities dealers.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

CERTAIN RESTRICTIONS

     The following restrictions will apply to the series of notes to which the exchange notes belong:

  RESTRICTIONS ON SECURED DEBT

     If the Parent, the Issuer or any Restricted Subsidiary shall incur or guarantee any Debt secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the Parent, the Issuer or any Subsidiary of the Parent, or on any capital stock of any Restricted Subsidiary that owns, directly or indirectly, a Principal Property, the Parent or the Issuer will, or will cause such Restricted Subsidiary to, secure the series of notes to which the exchange notes belong equally and ratably with (or, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, when taken together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties of the Parent, the Issuer or any Restricted Subsidiary (with the exception of such transactions which are excluded as described in the second paragraph in "Restrictions on Sales and Leasebacks" below), would not exceed 15% of Consolidated Net Tangible Assets.

     The above restriction will not apply to Debt secured by

          (1) purchase money Mortgages,

          (2) Mortgages existing on any property prior to the acquisition thereof by the Parent, the Issuer or a Restricted Subsidiary or existing on any property of any corporation that becomes a Subsidiary after the date hereof prior to the time such corporation becomes a Subsidiary or securing indebtedness that is used to pay the cost of acquisition of such property or to reimburse the Parent, the Issuer or a Restricted Subsidiary for that cost; provided, however, that such Mortgage shall not apply to any other property of the Parent, the Issuer or a Restricted Subsidiary other than improvements and accessions to the property to which it originally applies,

          (3) Mortgages to secure the cost of development or construction of such property, or improvements of such property; provided, however, that
     (i) such Mortgages are released or satisfied in due course within a reasonable period after the completion of such development, construction or improvement and (ii) such Mortgages shall not apply to any other property of the Parent, the Issuer or any Restricted Subsidiary,

          (4) Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages,

          (5) Mortgages securing indebtedness owing to the Parent, the Issuer or a Subsidiary Guarantor,

          (6) Mortgages existing on the date the notes are originally issued,

          (7) Mortgages required in connection with state or local governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under the Indenture,

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

          (8) extensions, renewals or replacements of the Mortgages referred to in this paragraph (other than Mortgages described is clauses (3) and (5) above) so long as the principal amount of the secured Debt is not increased and the extension, renewal or replacement in limited to all or part of the same property secured by the Mortgage so extended, renewal or replaced, or

          (9) Mortgages in connection with sale-leaseback transactions described in the second paragraph in "Restrictions on Sales and Leasebacks" below.

 RESTRICTIONS ON SALES AND LEASEBACKS

     None of the Parent, the Issuer and any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions, when taken together with all secured Debt permitted under the first paragraph in "Restrictions on Secured Debt" (and not excluded in the second paragraph) would not exceed 15% of Consolidated Net Tangible Assets.

     The above restriction will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction, any sale and leaseback transaction if

          (1) the transaction is between or among the Parent, the Issuer and the Subsidiary Guarantors,

          (2) the lease is for a period, including renewal rights, of not in excess of three years,

          (3) the transaction is with a local or state authority that provides financial or tax benefits,

          (4) the net proceeds of the sale are at least equal to the fair market value of the property and within 180 days of the transfer the Parent, the Issuer or the Subsidiary Guarantors repay Funded Debt owed by them or make expenditures for the expansion, construction or acquisition of a Principal Property at least equal to the net proceeds of the sale, or

          (5) such sale and leaseback transaction is entered into within 180 days after the acquisition or construction, in whole but not in part, of such Principal Property.

CERTAIN DEFINITIONS

     "Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Parent. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Consolidated Net Tangible Assets" means the consolidated total assets of the Parent, including its consolidated subsidiaries, after deducting current liabilities (except for those which are Funded Debt or the current maturities of Funded Debt) and goodwill, trade names, trademarks, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles. Deferred income taxes, deferred investment tax credit or other similar items will not be considered as a liability or as a deduction from or adjustment to total assets.

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

     "Debt" means with respect to any Person:

          (1) indebtedness for money borrowed of such Person, whether outstanding on the date of the Indenture or thereafter incurred; and

          (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable.

     "Funded Debt" of any Person means (a) all Debt of such Person having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and
(b) rental obligations of such Person payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any brewery, manufacturing, processing or packaging plant or warehouse owned at the date of the Indenture or hereafter acquired by, the Parent, the Issuer or any Restricted Subsidiary, which is located within the United States of America other than any property which in the opinion of the Board of Directors is not of material importance to the total business conducted by the Parent, the Issuer and the Restricted Subsidiaries as an entirety.

     "Restricted Subsidiary" means a Subsidiary of the Parent or the Issuer (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (b) which owns a Principal Property.

     "Significant Subsidiary" means any Subsidiary of the Parent that would be a "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Subsidiary" means, with respect to any Person, any corporation more than 50% of the outstanding Voting Stock of which at the time of determination is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person.

     "Subsidiary Guarantors" means (a) Coors Distributing Company, Coors International Market Development, L.L.L.P., Coors Caribe, Inc. and Coors Worldwide, Inc., and (b) each of the Parent's future Subsidiaries that guarantee the notes as required by the provisions described under "Guarantees" above.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

MERGER AND CONSOLIDATION

     Unless otherwise permitted pursuant to the last paragraph under the caption "Guarantees", none of the Parent, the Issuer and any Subsidiary Guarantor will merge or sell, convey, transfer or lease all or substantially all of its assets unless the successor Person is the Parent, the Issuer or a Subsidiary Guarantor or another Person organized under the laws of the United States of America or any state thereof that assumes the obligations of the Parent, the Issuer or such Subsidiary Guarantor, as the case may be, with respect to the series of notes to which the exchange notes belong or the related guarantee, as applicable, and under the Indenture and, after giving effect to such transaction, no default under the Indenture will have occurred and be continuing.

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

EVENTS OF DEFAULT

     The Indenture defines "Events of Default" with respect to the series of notes to which the exchange notes belong as being one of the following events:

          (1) default in the payment of any installment of interest on the series of notes to which the exchange notes belong for 30 days after becoming due;

          (2) default in the payment of principal (or premium, if any) on the series of notes to which the exchange notes belong when due;

          (3) default in the performance of any other covenant with respect to the series of notes to which the exchange notes belong or in the Indenture (other than a covenant included in the Indenture solely for the benefit of any other series of debt securities) continued for 90 days after notice as provided below; and

          (4) certain events of bankruptcy, insolvency or reorganization with respect to the Parent or the Issuer.

     The Indenture contains no Events of Default or other provisions which specifically afford holders of the series of notes to which the exchange notes belong protection in the event of a highly leveraged transaction, ratings downgrade or similar occurrence.

     If an Event of Default shall occur and be continuing with respect to the series of notes to which the exchange notes belong, either the Trustee or the holders of at least 25% in principal amount of the series of notes to which the exchange notes belong then outstanding may declare the principal of the series of notes to which the exchange notes belong and the accrued interest thereon, if any, to be due and payable. The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default known to a Responsible Officer of the Trustee, give the holders of the series of notes to which the exchange notes belong notice of all uncured defaults known to it (the term "default" to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any series of notes to which the exchange notes belong, the Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the series of notes to which the exchange notes belong. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the series of notes to which the exchange notes belong then outstanding, by written notice to the Parent, the Issuer and the Trustee, may, in certain circumstances, rescind and annul such declaration.

     The Parent and the Issuer will furnish to the Trustee annually a statement by certain of their officers of the Issuer to the effect that to the best of their knowledge no default has occurred under the Indenture or, if there has been a default, specifying each such default.

     The holders of a majority in principal amount of the outstanding series of notes to which the exchange notes belong will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the series of notes to which the exchange notes belong, and to waive certain defaults with respect thereto. The Indenture will provide that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the series of notes to which the exchange notes belong unless they first shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

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

MODIFICATION OF THE INDENTURE AND WAIVER

     The Indenture provides that the Parent, the Issuer, the Subsidiary Guarantors and the Trustee may enter into supplemental indentures without the consent of the holders of the series of notes to which the exchange notes belong to:

          (1) evidence the assumption by a successor corporation of the obligations of the Parent, the Issuer or a Subsidiary Guarantor,

          (2) add covenants for the protection of the holders of the series of notes to which the exchange notes belong,

          (3) add any additional Events of Default,

          (4) cure any ambiguity or correct any inconsistency in such Indenture,

          (5) establish the form or terms of the other series of debt securities,

          (6) secure the series of notes to which the exchange notes belong then, and

          (7) evidence the acceptance of appointment by a successor Trustee.

     The Indenture also contains provisions permitting the Parent, the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected, voting as one class, to add any provisions, to or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the debt securities of each series so affected. However, the Parent and the Issuer may not, without the consent of the holder of each outstanding debt security so affected:

     - extend the final maturity of any debt security,

     - reduce the principal amount of any debt security,

     - reduce the rate or extend the time of payment of interest on any debt security,

     - reduce any amount payable on redemption of any debt security,

     - impair the right of any holder of debt securities to institute suit for the payment of any debt security, or

     - reduce the percentage in principal amount of debt securities of any series the consent of the holders of which is required for any such modification.

     The holders of at least a majority in principal amount of the series of notes to which the exchange notes belong then outstanding may, on behalf of the holders of all the notes in such series, waive, compliance by the Parent, the Issuer and the Subsidiary guarantors with certain restrictive provisions of the Indenture. The holders of not less than a majority in principal amount of the series of notes to which the exchange notes belong then outstanding may, on behalf of all holders of the notes in such series, waive any past default under the Indenture applicable to them, except a default (a) in the payment of principal of (and premium, if any) or any interest on any notes in such series and (b) in respect of a covenant, or provision of the Indenture which cannot be modified or amended without the consent of the holder of each note outstanding affected.

DEFEASANCE AND DISCHARGE

     The Indenture provides that the Parent, the Issuer and the Subsidiary Guarantors may specify that, with respect to the series of notes to which the exchange notes belong, the Parent, the Issuer and the Subsidiary Guarantors will be discharged from any and all obligations in respect of the series of notes to which the exchange notes belong and the related guarantors notes (except for certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the notes, to pay the principal of (and premium, if any) and interest, if any, on the notes) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of the series of notes to which the exchange notes belong on the stated maturity of such payments in accordance with the terms of the Indenture and the series of notes to which the exchange notes belong. If so specified with respect to the notes, such a trust may only be established if establishment of the trust would not cause the series of notes to which the exchange notes belong if listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, such establishment of such a trust will be conditioned on the delivery by the Parent, the Issuer or a Subsidiary Guarantor to the Trustee of an Opinion of Counsel (who may be counsel to the Issuer) to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such notes.

GLOBAL NOTES; BOOK-ENTRY SYSTEM

  THE GLOBAL NOTES

     The old notes are, and the exchange notes will be, issued in the form of one or more global certificates, known as "global notes." The global notes will be deposited on the date of the acceptance for exchange of the old notes and the issuance of the exchange notes with, or behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee.

     Exchange notes that are issued as described below under "Certificated Notes" will be issued in the form of registered definitive certificates, known as "certificated notes." Upon the transfer of certificated notes, such certificated notes may, unless the global notes have previously been exchanged for certificated notes, be exchanged for an interest in the global notes representing the principal amount of exchange notes being transferred.

     Persons holding interests in the global notes may hold their interests directly through DTC, or indirectly through organizations which are participants in DTC.

 CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we, the Trustee, nor any paying agent or registrar takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is:

     - a limited-purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

     - a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     Ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

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

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in the exchange notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the exchange notes represented by that global note for all purposes of the exchange notes and the Indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders of the exchange notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of exchange notes under the Indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

     Payments with respect to the principal of and premium, if any, additional interest, if any, and interest on a global note will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee has or will have any responsibility or liability for the payment off those amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     Although we understand that DTC, Euroclear or Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear or Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     We obtained the information in this section and elsewhere in this offering memorandum concerning DTC, Euroclear or Clearstream and their respective book-entry systems from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information.

  CERTIFICATED NOTES

     As described above, beneficial interests in the global notes generally may not be exchanged for certificated notes. However, the Indenture provides that if:

     - the depositary for the global notes notifies us that it is unwilling or unable to continue as depositary for the global notes or the depositary for the global notes is no longer eligible or in good standing under the Securities Exchange Act or other applicable statute or regulation and we do not appoint a successor depositary within 90 day after we receive that notice or become aware of that ineligibility,

     - we in our sole discretion determine that the exchange notes will no longer be represented by global notes, or

     - an Event of Default with respect to the series of notes to which the exchange rates belong has occurred and is continuing,

we will execute and the Trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. We anticipate that those certificated notes will be registered in such name or names as DTC instructs the Trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interest in the global notes. Neither we nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes and each of them may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated exchange notes to be issued.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the exchange notes will be made by the initial purchasers in immediately available funds. So long as DTC continues to make its settlement system available to us, all payments of principal of and premium, if any, and interest on the global notes will be made by us in immediately available funds.

APPLICABLE LAW

     The exchange notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

     Deutsche Bank Trust Company Americas is the Trustee under the Indenture. In the ordinary course of business, the Trustee and its affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation.

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               MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the exchange offer and the holding and disposition of notes to a United States holder or a non-United States holder. For purposes of this discussion, a "United States holder" means a beneficial owner of notes that is an individual who is a citizen or resident of the United States, a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision of the United States or an estate or trust the income of which is subject to United States federal income tax regardless of its source. If a partnership holds notes, then the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, then we suggest that you consult your tax advisor. A "non-United States holder" means a beneficial owner of notes that is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust. This summary deals only with notes held as capital assets (that is, for investment purposes) and acquired at the initial issue price in the original issuance of the old notes, and does not address (1) United States holders that may be subject to special rules, such as insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers or traders in securities, United States holders that hold notes as part of a straddle, conversion transaction or other arrangement involving more than one position, United States holders that have a "tax home" outside the United States and United States holders whose functional currency is not the United States dollar or (2) non-United States holders that may be subject to special tax rules, such as nonresident alien individuals who have lost United States citizenship or who have ceased to be treated as resident aliens, corporations that are treated as foreign or domestic personal holding companies, controlled foreign corporations or passive foreign investment companies or certain other non-United States holders that are owned or controlled by persons subject to United States federal income tax. Further, this discussion does not cover state, local or foreign law.

     The discussion is based upon the United States Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date of this prospectus. These authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to produce United States federal income tax consequences different from those discussed below.

     BECAUSE UNITED STATES TAX CONSEQUENCES MAY DIFFER FROM ONE HOLDER TO THE NEXT, THE DISCUSSION SET OUT BELOW DOES NOT PURPORT TO DESCRIBE ALL OF THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU AND YOUR PARTICULAR SITUATION. ACCORDINGLY, YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE HOLDING AND DISPOSITION OF NOTES. THE STATEMENTS OF UNITED STATES TAX LAW SET OUT BELOW ARE BASED ON THE LAWS AND INTERPRETATIONS IN FORCE AS OF THE DATE OF THIS PROSPECTUS, AND ARE SUBJECT TO ANY CHANGES OCCURRING AFTER THAT DATE.

UNITED STATES HOLDERS

  EXCHANGE OFFER

     The exchange of the old notes for the exchange notes pursuant to the exchange offer will not constitute a material modification of the old notes and, therefore, will not constitute a taxable event to United States holders. Consequently, (1) no gain or loss will be realized by a United States holder upon the exchange of an old note for an exchange note; (2) the holding period of the exchange note will include the holding period of the old note exchanged therefor and (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the old note exchanged therefor immediately before the exchange.

  PAYMENTS OF INTEREST

     Stated interest on a note will be taxable to a United States holder as ordinary interest income at the time that it is received or accrued, in accordance with the noteholder's regular method of accounting for tax purposes.

  SALE OR REDEMPTION OF THE NOTES

     Upon a sale, exchange or redemption of a note, a United States holder generally will recognize gain or loss equal to the difference, if any, between
(1) the amount realized on the disposition (other than any amounts attributable to accrued and unpaid interest, which will be taxed as such) and (2) the United States holder's tax basis in the note. A United States holder's tax basis in a note generally will equal the cost of the note to the United States holder. Any gain or loss recognized generally will constitute capital gain or loss and will be long-term capital gain or loss if the United States holder has held the note for more than one year.

  INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements may apply to payments of principal and interest on a note and to the proceeds of the sale of a note to a non-corporate United States holder. Additionally, backup withholding tax, currently at a rate of 30%, will apply to such payments if the United States holder fails to provide an accurate taxpayer identification number or otherwise fails to comply with applicable requirements of the backup withholding tax rules. Any amounts withheld under the backup withholding tax rules will be allowed as a credit against the United States holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-UNITED STATES HOLDERS

     The following discussion assumes that income or gain on the notes is not effectively connected with the conduct by a non-United States holder of a trade or business in the United States.

  PAYMENTS OF PRINCIPAL AND INTEREST

     Subject to the discussion below of backup withholding tax, payments of principal and interest on the notes to a non-United States holder generally will not be subject to United States withholding tax under the "portfolio interest exemption." A non-United States holder will qualify for the portfolio interest exemption, if the holder (1) does not own, actually or constructively, 10 percent or more of the combined voting power of all classes of our stock, (2) is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, (3) is not a controlled foreign corporation related to us through stock ownership and (4) provides an appropriate certification of non-United States status, or otherwise satisfies the applicable documentation requirements, under the rules described below.

     Under current law, the certification requirement generally will be met if, in accordance with specified procedures, the non-United States holder provides to us or our paying agent, through any intermediary that holds the notes on behalf of the non-United States holder, an Internal Revenue Service Form W-8BEN (or a suitable substitute or successor form) that is signed under penalties of perjury, includes the holder's name and address and contains a certification that the holder is the beneficial owner of the payment to be received and is not a United States person for United States federal income tax purposes.

     Treasury regulations provide alternative documentation procedures for satisfying the certification requirement described above. For instance, under one such option, we or our paying agent generally would be allowed to rely on an Internal Revenue Service Form W-8IMY (or a suitable substitute or successor form) furnished by a financial institution or other intermediary on behalf of one or more non-United States holders without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that (1) the financial institution or intermediary has entered into a withholding agreement with the Internal Revenue Service and otherwise is a "qualified intermediary" within the meaning of the Treasury regulations and (2) the non-United States holder has furnished an Internal Revenue Service W-8BEN or other applicable form to the qualified intermediary or the qualified intermediary has received specified documentary evidence that establishes the non-United States status of the non-United States holder.

     Interest payments on the notes made to a non-United States holder generally will be reported to the Internal Revenue Service on Internal Revenue Service Form 1042-S. However, this reporting generally will not apply to notes held through a qualified intermediary if the applicable procedures are satisfied.

     If the portfolio interest exemption is not available to a non-United States holder, then the holder may be entitled to the benefits of an income tax treaty under which interest on the holder's notes would be subject to a reduced rate of or complete exemption from withholding tax, provided that the appropriate certification requirements are satisfied.

     The rules regarding withholding are complex and will vary depending upon the individual situation of a non-United States holder. They are also subject to change. In addition, special rules apply to certain types of non-United States holders, including partnerships, trusts and other entities treated as pass-through entities for United States federal income tax purposes. We suggest that you consult with your own tax advisor regarding the specific methods for satisfying these requirements.

  SALE OR REDEMPTION OF THE NOTES

     Subject to the discussion below of backup withholding tax, a non-United States holder will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or redemption of a note, unless the non-United States holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

  ESTATE TAX

     Under current United States federal estate tax law, a note will not be subject to United States federal estate tax as a result of the death of a noteholder who is not a citizen or resident of the United States at the time of death, provided that, at the time of death, the noteholder did not own, actually or constructively, 10 percent or more of the combined voting power of all classes of our stock.

  INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax generally will not apply to payments of interest or principal on a note made by us or our paying agent to a non-United States holder, or received by a non-United States holder through a custodian, nominee or other agent of such non-United States holder, provided that, in each case, (1) we or such other payor has received an appropriate certification of non-United States status under the rules discussed above and (2) neither we nor such other payor has actual knowledge or reason to know that the payee is a United States person. However, as discussed above, interest payments on the notes may be reported on Internal Revenue Service Form 1042-S.

     Information reporting requirements and backup withholding tax generally will not apply to the payment of the proceeds of a sale of a note effected outside the United States by a foreign office of a broker. However, information reporting, but not backup withholding tax, will apply to the payment of the proceeds of a sale of a note effected outside the United States by the foreign office of a broker, if the broker is, for United States federal income tax purposes, any of the following: a United States person, a "controlled foreign corporation," a foreign partnership engaged in the conduct of a trade or business in the United States or in which United States persons own more than 50 percent of the capital or profits interests or a person that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption. Payments of the proceeds of a sale of a note to or through the United States office of a broker will be subject to backup withholding tax and information reporting requirements unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     Non-United States holders should consult their own tax advisors regarding the application of information reporting and backup withholding tax in their particular situations, the availability of an exemption therefrom and the procedure for obtaining any such exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for outstanding securities where such securities were acquired as a result of market-making activities or other trading activities. We will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale provided a broker-dealer has notified us either in the letter of transmittal or otherwise within 30 days after consummation of the exchange offer that it holds new securities as a result of market-making or other trading activities.

     We will not receive any proceeds from any sale of new securities by brokers-dealers. New securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a reasonable period after the expiration date of the exchange offer, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Prior to the exchange offer, there has not been any public market for the outstanding securities. The outstanding securities have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for new securities by holders who are entitled to participate in this exchange offer. The holders of outstanding securities, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding securities. The new securities will constitute a new issue of securities with no established trading market. We do not intend to list the new securities on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the new securities or as to the liquidity of the trading market for the new securities. If a trading market does not develop or is not maintained, holders of the new securities may experience difficulty in reselling the new securities or may be unable to sell them at all. If a market for the new securities develops, any such market may be discontinued at any time.

                         VALIDITY OF THE NEW SECURITIES

     Annita Menogan, our Secretary and Assistant General Counsel, will give an opinion as to the validity of the new securities. Kirkland & Ellis, a partnership that includes professional corporations, New York, New York, will give an opinion as to the accuracy of the discussion contained under the heading "Material United States Federal Tax Considerations".

                                    EXPERTS

     The financial statements included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Carling Brewers as of October 2, 1999, August 26, 2000, December 30, 2000 and December 29, 2001 and for the 53 weeks ended October 2, 1999, the 47 weeks ended August 26, 2000, the 18 weeks ended December 30, 2000 and the 52 weeks ended December 29, 2001 incorporated by reference into this prospectus by reference to the current report on Form 8-K/A of Adolph Coors Company filed on April 18, 2002, have been so incorporated on the reports of KPMG Audit Plc, independent accountants, as stated in their report therein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Adolph Coors Company is required to file reports and other information with the SEC pursuant to the information requirements of the Exchange Act of 1934, as amended. Our filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Adolph Coors Company. The Class B common stock of Coors is traded on the New York Stock Exchange under the symbol "RKY," through which information regarding our company also is available. For further information about obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed with the SEC, are incorporated in this prospectus and specifically made a part of this prospectus:

          (1) Adolph Coors Company's annual report on Form 10-K for the year ended December 30, 2001;

          (2) Adolph Coors Company's quarterly report on Form 10-Q for the quarter ended March 31, 2002;

          (3) Adolph Coors Company's current report on Form 8-K filed on February 19, 2002, as amended on April 18, 2002;

          (4) Adolph Coors Company's current report on Form 8-K filed on May 2, 2002; and

          (5) Adolph Coors Company's current report on Form 8-K filed on July 31, 2002.

     In addition, all documents filed with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act by Adolph Coors Company subsequent to the date of this prospectus and prior to the termination of the exchange offer shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Statements contained in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

     This prospectus incorporates by reference documents that are not presented in this prospectus or delivered with this prospectus. Copies of such documents, other than exhibits to such documents that are not specifically incorporated by reference in this prospectus, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to: Adolph Coors Company, 311 Tenth Street, Golden, Colorado 80401-0030, telephone (303) 239-6565.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Financial Statement
  Report of Independent Accountants.........................   F-2
  Consolidated Statements of Income and Comprehensive Income
     for each of the three years in the period ended
     December 30, 2001......................................   F-3
  Consolidated Balance Sheets at December 30, 2001 and
     December 31, 2000......................................   F-4
  Consolidated Statements of Cash Flows for each of the
     three years in the period ended December 30, 2001......   F-6
  Consolidated Statements of Shareholders' Equity for each
     of the three years in the period ended December 30,
     2001...................................................   F-7
  Notes to Consolidated Financial Statements................   F-8
Financial Statements (Unaudited)
  Condensed Consolidated Statements of Income for the
     periods ended March 31, 2002 and April 1, 2001.........  F-47
  Condensed Consolidated Balance Sheets at March 31, 2002
     and December 30, 2001..................................  F-48
  Condensed Consolidated Statements of Cash Flows for the
     periods ended March 31, 2002 and April 1, 2001.........  F-50
  Notes to Condensed Consolidated Financial Statements......  F-51

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULES

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF ADOLPH COORS COMPANY:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Adolph Coors Company and its subsidiaries at December 30, 2001, and December 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Denver, Colorado
February 6, 2002, except for Note 18, as to which the date is July 15, 2002

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                   FOR THE YEARS ENDED
                                                        ------------------------------------------
                                                        DECEMBER 30,   DECEMBER 31,   DECEMBER 26,
                                                            2001           2000           1999
                                                        ------------   ------------   ------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales -- domestic and international...................  $ 2,842,752    $ 2,841,738    $ 2,642,712
Beer excise taxes.....................................     (413,290)      (427,323)      (406,228)
                                                        -----------    -----------    -----------
Net sales (Note 14)...................................    2,429,462      2,414,415      2,236,484
Cost of goods sold....................................   (1,537,623)    (1,525,829)    (1,397,251)
                                                        -----------    -----------    -----------
Gross profit..........................................      891,839        888,586        839,233
Other operating expenses:
  Marketing, general and administrative...............     (717,060)      (722,745)      (692,993)
  Special charges (Note 9)............................      (23,174)       (15,215)        (5,705)
                                                        -----------    -----------    -----------
     Total other operating expenses...................     (740,234)      (737,960)      (698,698)
                                                        -----------    -----------    -----------
Operating income......................................      151,605        150,626        140,535
Other income (expense):
  Gain on sales of distributorships...................       27,667          1,000             --
  Interest income.....................................       16,409         21,325         11,286
  Interest expense....................................       (2,006)        (6,414)        (4,357)
  Miscellaneous -- net................................        4,338          2,988          3,203
                                                        -----------    -----------    -----------
     Total............................................       46,408         18,899         10,132
                                                        -----------    -----------    -----------
Income before income taxes............................      198,013        169,525        150,667
Income tax expense (Note 5)...........................      (75,049)       (59,908)       (58,383)
                                                        -----------    -----------    -----------
Net income (Note 7)...................................      122,964        109,617         92,284
Other comprehensive income (expense), net of tax (Note
  13):
  Foreign currency translation adjustments............           14          2,632         (3,519)
  Unrealized (loss) gain on available-for-sale
     securities.......................................        3,718          1,268           (397)
  Unrealized (loss) gain on derivative instruments....       (6,200)        (1,997)         6,835
  Minimum pension liability adjustment................       (8,487)            --             --
  Reclassification adjustments........................       (4,898)           366             --
                                                        -----------    -----------    -----------
Comprehensive income..................................  $   107,111    $   111,886    $    95,203
                                                        ===========    ===========    ===========
Net income per share -- basic.........................  $      3.33    $      2.98    $      2.51
                                                        ===========    ===========    ===========
Net income per share -- diluted.......................  $      3.31    $      2.93    $      2.46
                                                        ===========    ===========    ===========
Weighted-average shares -- basic......................       36,902         36,785         36,729
                                                        ===========    ===========    ===========
Weighted-average shares -- diluted....................       37,177         37,450         37,457
                                                        ===========    ===========    ===========

                See Notes to Consolidated Financial Statements.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $   77,133     $  119,761
  Short-term marketable securities..........................      232,572         72,759
  Accounts and notes receivable:
     Trade, less allowance for doubtful accounts of $91 in
      2001 and $139 in 2000.................................       94,985        104,484
     Affiliates.............................................          223          7,209
     Other, less allowance for certain claims of $111 in
      2001 and $104 in 2000.................................       13,524         15,385
  Inventories:
     Finished...............................................       32,438         40,039
     In process.............................................       23,363         23,735
     Raw materials..........................................       41,534         37,570
     Packaging materials, less allowance for obsolete
      inventories of $2,188 in 2001 and $1,993 in 2000......       17,788          8,580
                                                               ----------     ----------
       Total inventories....................................      115,123        109,924
  Maintenance and operating supplies, less allowance for
     obsolete supplies of $2,182 in 2001 and $1,621 in
     2000...................................................       23,454         23,703
  Prepaid expenses and other assets.........................       21,722         19,847
  Deferred tax asset (Note 5)...............................       27,793         24,679
                                                               ----------     ----------
       Total current assets.................................      606,529        497,751
Properties, at cost and net (Notes 2 and 14)................      869,710        735,793
Goodwill and other intangibles, less accumulated
  amortization of $9,049 in 2001 and $12,981 in 2000 (Notes
  1 and 7)..................................................       86,289         54,795
Investments in joint ventures, less accumulated amortization
  of $1,625 in 2001 (Note 10)...............................       94,785         56,342
Long-term marketable securities.............................           --        193,675
Other assets................................................       82,379         90,948
                                                               ----------     ----------
Total assets................................................   $1,739,692     $1,629,304
                                                               ==========     ==========

                See Notes to Consolidated Financial Statements.

                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable:
     Trade..................................................   $  219,381     $  186,105
     Affiliates.............................................        3,112         11,621
  Accrued salaries and vacations............................       56,767         57,041
  Taxes, other than income taxes............................       31,271         32,469
  Accrued expenses and other liabilities (Notes 3 and 4)....      122,014         92,100
  Current portion of long-term debt (Note 4)................       85,000             --
                                                               ----------     ----------
       Total current liabilities............................      517,545        379,336
                                                               ----------     ----------
Long-term debt (Note 4).....................................       20,000        105,000
Deferred tax liability (Note 5).............................       61,635         89,986
Deferred pension and postretirement benefits (Note 7, 8 and
  13).......................................................      141,720         77,147
Other long-term liabilities (Note 3)........................       47,480         45,446
                                                               ----------     ----------
       Total liabilities....................................      788,380        696,915
                                                               ----------     ----------
Commitments and contingencies (Notes 3, 4, 5, 6, 7, 8, 10
  and 15)
Shareholders' equity (Notes 6, 11 and 13):
  Capital stock:
     Preferred stock, non-voting, no par value (authorized:
      25,000,000 shares; issued and outstanding: none)......           --             --
     Class A common stock, voting, no par value (authorized,
      issued and outstanding: 1,260,000 shares).............        1,260          1,260
     Class B common stock, non-voting, no par value, $0.24
      stated value (authorized: 200,000,000 shares; issued
      and outstanding: 34,689,410 in 2001 and 35,871,121 in
      2000).................................................        8,259          8,541
                                                               ----------     ----------
       Total capital stock..................................        9,519          9,801
Paid-in capital.............................................           --         11,332
Unvested restricted stock...................................         (597)          (129)
Retained earnings...........................................      954,981        908,123
Accumulated other comprehensive income......................      (12,591)         3,262
                                                               ----------     ----------
       Total shareholders' equity...........................      951,312        932,389
                                                               ----------     ----------
Total liabilities and shareholders' equity..................   $1,739,692     $1,629,304
                                                               ==========     ==========

                See Notes to Consolidated Financial Statements.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 30,   DECEMBER 31,   DECEMBER 26,
                                                              2001           2000           1999
                                                          ------------   ------------   ------------
                                                                        (IN THOUSANDS)
Cash flows from operating activities:
Net income..............................................   $ 122,964      $ 109,617      $  92,284
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Equity in net earnings of joint ventures...........     (43,630)       (42,395)       (36,958)
     Distributions from joint ventures..................      39,453         55,379         30,280
     Impairment and non-cash portion of special
       charges..........................................       6,591         11,068          4,769
     Depreciation, depletion and amortization...........     121,091        129,283        123,770
     Gains on sales of securities.......................      (4,042)            --             --
     Net (gain) loss on sale or abandonment of
       properties and intangibles, net..................     (30,467)        (4,729)         2,471
     Deferred income taxes..............................     (19,176)         6,870         20,635
     Change in operating assets and liabilities:
       Accounts and notes receivable....................        (836)        21,696        (19,159)
       Affiliate accounts receivable....................       6,986          6,564         (1,877)
       Inventories......................................      (5,199)        (3,087)        (4,373)
       Prepaid expenses and other assets................      (6,024)         3,107        (49,786)
       Accounts payable.................................     (36,053)           988         59,082
       Affiliate accounts payable.......................       8,509         12,650        (12,565)
       Accrued expenses and other liabilities...........      33,229        (26,280)         2,751
                                                           ---------      ---------      ---------
          Net cash provided by operating activities.....     193,396        280,731        211,324
                                                           ---------      ---------      ---------
Cash flows from investing activities:
  Purchases of investments..............................    (228,237)      (356,741)       (94,970)
  Sales and maturities of investments...................     268,093        208,176        105,920
  Additions to properties and intangible assets.........    (244,548)      (154,324)      (134,377)
  Proceeds from sales of properties and intangible
     assets.............................................      63,529          6,427          3,821
  Investment in Molson USA, LLC.........................     (65,000)            --             --
  Other.................................................       9,414         (1,079)        (1,437)
                                                           ---------      ---------      ---------
          Net cash used in investing activities.........    (196,749)      (297,541)      (121,043)
                                                           ---------      ---------      ---------
Cash flows from financing activities:
  Issuances of stock under stock plans..................      10,701         17,232          9,728
  Purchases of treasury stock...........................     (72,345)       (19,989)       (20,722)
  Dividends paid........................................     (29,510)       (26,564)       (23,745)
  Payments of long-term debt............................          --             --        (40,000)
  Overdraft balances....................................      51,551          4,686        (11,256)
  Other.................................................         759         (2,235)        (1,692)
                                                           ---------      ---------      ---------
          Net cash used in financing activities.........     (38,844)       (26,870)       (87,687)
                                                           ---------      ---------      ---------
Cash and cash equivalents:
  Net (decrease) increase in cash and cash
     equivalents........................................     (42,197)       (43,680)         2,594
  Effect of exchange rate changes on cash and cash
     equivalents........................................        (431)          (367)         1,176
  Balance at beginning of year..........................     119,761        163,808        160,038
                                                           ---------      ---------      ---------
  Balance at end of year................................   $  77,133      $ 119,761      $ 163,808
                                                           =========      =========      =========

                See Notes to Consolidated Financial Statements.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                              ACCUMULATED
                                         COMMON STOCK                                            OTHER
                                            ISSUED                     UNVESTED                 COMPRE-
                                       -----------------   PAID-IN    RESTRICTED   RETAINED     HENSIVE
                                       CLASS A   CLASS B   CAPITAL      STOCK      EARNINGS     INCOME       TOTAL
                                       -------   -------   --------   ----------   --------   -----------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCES AT DECEMBER 27, 1998........  $1,260    $8,428    $ 10,505     $  --      $756,531    $ (1,926)    $774,798
Shares issued under stock plans,
  including related tax benefit......               110      15,895                                           16,005
Purchases of stock...................               (95)    (20,627)                                         (20,722)
Other comprehensive income...........                                                             2,919        2,919
Net income...........................                                                92,284                   92,284
Cash dividends -- $0.645 per share...                                               (23,745)                 (23,745)
                                       ------    ------    --------     -----      --------    --------     --------
BALANCES AT DECEMBER 26, 1999........   1,260     8,443       5,773        --       825,070         993      841,539
Shares issued under stock plans,
  including related tax benefit......               181      25,465      (129)                                25,517
Purchases of stock...................               (83)    (19,906)                                         (19,989)
Other comprehensive income...........                                                             2,269        2,269
Net income...........................                                               109,617                  109,617
Cash dividends -- $0.72 per share....                                               (26,564)                 (26,564)
                                       ------    ------    --------     -----      --------    --------     --------
BALANCES AT DECEMBER 31, 2000........   1,260     8,541      11,332      (129)      908,123       3,262      932,389
Shares issued under stock plans,
  including related tax benefit......                75      13,463      (651)          780                   13,667
Amortization of restricted stock.....                                     183          (183)                      --
Purchases of stock...................              (357)    (24,795)                (47,193)                 (72,345)
Other comprehensive income...........                                                           (15,853)     (15,853)
Net income...........................                                               122,964                  122,964
Cash dividends -- $0.80 per share....                                               (29,510)                 (29,510)
                                       ------    ------    --------     -----      --------    --------     --------
BALANCES AT DECEMBER 30, 2001........  $1,260    $8,259    $     --     $(597)     $954,981    $(12,591)    $951,312
                                       ======    ======    ========     =====      ========    ========     ========

                See Notes to Consolidated Financial Statements.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation: Our consolidated financial statements include our accounts and our majority-owned and controlled domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated. The equity method of accounting is used for our investments in affiliates where we have the ability to exercise significant influence (see Note 10, Investments). We have other investments that are accounted for at cost.

     Nature of operations: We are a multinational brewer, marketer and seller of beer and other malt-based beverages. The vast majority of our volume is sold in the United States to independent wholesalers. Our international volume is produced, marketed and distributed under varying business arrangements including export, direct investment, joint ventures and licensing.

     Fiscal year: Our fiscal year is a 52- or 53-week period ending on the last Sunday in December. Fiscal years ended December 30, 2001, and December 26, 1999, were both 52-week periods. Fiscal year ended December 31, 2000, was a 53-week period.

     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications: Certain reclassifications have been made to the 2000 and 1999 financial statements to conform with the 2001 presentation.

     Cash and cash equivalents: Cash equivalents represent highly liquid investments with original maturities of 90 days or less. The fair value of these investments approximates their carrying value.

     Investments in marketable securities: We invest our excess cash on hand in interest-bearing marketable securities, which include corporate, government agency and municipal debt instruments that are investment grade. All of these securities were considered to be available-for-sale. These securities have been recorded at fair value, based on quoted market prices, through other comprehensive income. Unrealized gains, recorded in Accumulated other comprehensive income, relating to these securities totaled $6.0 million and $2.0 million at December 30, 2001, and December 31, 2000, respectively. Net gains recognized on sales for available-for-sale securities were $4.0 million in 2001. Net gains realized on sales of available-for-sale securities were immaterial in 2000 and 1999. The cost of securities sold is based on the specific identification method. At December 30, 2001, all $232.6 million of these securities were classified as current assets. In January 2002, all of these securities were sold, at a gain of $4.0 million. Approximately half of the related funds were used in the Carling acquisition and the remaining funds were used to cover general operating cash requirements.

     Concentration of credit risk: The majority of our accounts receivable balances are from malt beverage distributors. We secure substantially all of this credit risk with purchase money security interests in inventory and proceeds, personal guarantees and/or letters of credit.

     Inventories: Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for substantially all inventories. Current cost, as determined principally on the first-in, first-out method, exceeded LIFO cost by $41.5 million and $42.9 million at December 30, 2001, and December 31, 2000, respectively.

     Properties: Land, buildings and machinery and equipment are stated at cost. Depreciation is provided principally on the straight-line method over the following estimated useful lives: buildings and improvements, 10 to 40 years; and machinery and equipment, 3 to 20 years. Certain equipment held under capital lease is

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
classified as equipment and amortized using the straight-line method over the lease term and the related obligation is recorded as a liability. Lease amortization is included in depreciation expense. Accelerated depreciation methods are generally used for income tax purposes. Expenditures for new facilities and improvements that substantially extend the capacity or useful life of an asset are capitalized. Start-up costs associated with manufacturing facilities, but not related to construction, are expensed as incurred. Ordinary repairs and maintenance are expensed as incurred.

     Goodwill and other intangible assets: Goodwill and other intangible assets, with the exception of the pension intangible asset and water rights, were amortized on a straight-line basis over the estimated future periods to be benefited, generally 40 years for goodwill and up to 20 years for trademarks, naming and distribution rights whose related weighted average life is 14 years. Please see the Recent accounting pronouncement section below for information regarding the impact of the Financial Accounting Boards' Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets on this policy.

     System development costs: We capitalize certain system development costs that meet established criteria, in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Systems Developed or Obtained for Internal Use. Amounts capitalized in Machinery and equipment are amortized to expense on a straight-line basis over three to five years. At December 30, 2001 and December 31, 2000 amounts capitalized were $8.4 million and $3.2 million, respectively. Related amortization expense was $2.2 million and $0.8 million for fiscal years 2001 and 2000, respectively. There were no amounts capitalized in 1999. System development costs not meeting the criteria in SOP 98-1, including system reengineering, are expensed as incurred.

     Overdraft balances: Under our cash management system, checks issued pending clearance that result in overdraft balances for accounting purposes are included in the Trade accounts payable balance. The amounts reclassified were $70.5 million and $18.9 million at December 30, 2001 and December 31, 2000, respectively.

     Derivative instruments: Our objective in managing our exposure to fluctuations in interest rates, foreign currency exchange rates and production and packaging materials prices is to decrease the volatility of earnings and cash flows associated with changes in the applicable rates and prices. To achieve this objective, we primarily enter into forward contracts, options and swap agreements whose values change in the opposite direction of the anticipated cash flows. Derivative instruments, which we designate as hedges of forecasted transactions and which qualify for hedge accounting treatment under Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (which we adopted on January 1, 1999), are considered cash flows hedges, and the effective portion of any gains or losses are included in Accumulated other comprehensive income until earnings are affected by the variability of cash flows. Any remaining gain or loss is recognized in current earnings. In calculating effectiveness for SFAS 133 purposes, we do not exclude any component of the derivative instruments' gain or loss from the calculation. The cash flows of the derivative instruments are expected to be highly effective in achieving offsetting fluctuations in the cash flows of the hedged risk. If it becomes probable that a forecasted transaction will no longer occur, the derivative will continue to be carried on the balance sheet at fair value, and the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. If the derivative instruments are terminated prior to their expiration dates, any cumulative gains and losses are deferred and recognized in earnings over the remaining life of the underlying exposure. If the hedged assets or liabilities are sold or extinguished, we recognize in earnings the gain or loss on the designated financial instruments concurrent with the sale or extinguishment of the hedged assets or liabilities. Cash flows from our derivative instruments are classified in the same category as the hedged item in the Consolidated Statements of Cash Flows. See Note 12, Derivative Instruments, for additional information regarding our derivative holdings.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

     Impairment policy: When events or changes in circumstances indicate that the carrying amount of long-lived assets, including goodwill or other intangible assets, may not be recoverable, an evaluation is performed to determine if an impairment exists. We compare the carrying amount of the assets to the undiscounted expected future cash flows. If this comparison indicates that an impairment exists, the assets are written down to fair value. Fair value would typically be calculated using discounted expected future cash flows. All relevant factors are considered in determining whether impairment exits.

     Revenue recognition: Revenue is recognized upon shipment of our product to our distributors.

     Freight expense: In 2000, the Financial Accounting Standards Board's Emerging Issues Task Force issued a pronouncement stating that shipping and handling costs should not be reported as a reduction to gross sales within the income statement. As a result of this pronouncement, our finished product freight expense, which is incurred upon shipment of our product to our distributors, is now included within Cost of goods sold in our accompanying Consolidated Statements of Income. This expense had previously been reported as a reduction to gross sales; financial statements for all periods presented herein have been reclassified to reflect this change.

     Advertising: Advertising costs, included in Marketing, general and administrative, are expensed when the advertising is run. Advertising expense was $465.2 million, $477.3 million and $443.4 million for years 2001, 2000 and 1999, respectively. Prepaid advertising costs of $30.4 million ($5.6 million in current and $24.8 million in long term) and $36.2 million ($7.4 million in current and $28.8 million in long term) were included in the Consolidated Balance Sheets at December 30, 2001, and December 31, 2000, respectively.

     Research and development: Research and project development costs, included in Marketing, general and administrative, are expensed as incurred. These costs totaled $16.5 million, $16.9 million and $16.5 million in 2001, 2000 and 1999, respectively.

     Environmental expenditures: Environmental expenditures that relate to an existing condition caused by past operations, which contribute to current or future revenue generation, are capitalized; whereas expenditures that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be estimated reasonably.

     Statement of Cash Flows: During 2001 and 1999, we issued restricted common stock under our management incentive program. The non-cash impact of these issuances, net of forfeitures and tax withholding, was $1.2 million and $0.7 million in 2001 and 1999, respectively. We did not issue any restricted stock under this plan in 2000,however, restricted forfeitures and tax withholding resulted in a non-cash decrease to the equity accounts of $5.8 million. Also during 2001, 2000 and 1999, equity was increased by the tax benefit on the exercise of stock options under our stock plans of $4.4 million, $14.2 million and $7.0 million, respectively. Income taxes paid were $83.2 million in 2001, $49.6 million in 2000 and $42.4 million in 1999. See Note 15, Other Comprehensive Income, for other non-cash items.

     Recent accounting pronouncements: In July 2001, the Financial Accounting Standards Board issued SFAS 141, Business Combinations. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. In connection with the Carling acquisition, we will adopt SFAS 141 (See Note 17, Subsequent Event).

     In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142, which will be effective for us beginning in the first quarter of fiscal 2002, and requires goodwill and intangible assets that have indefinite lives to not be amortized but to be reviewed annually for impairment, or more frequently if impairment indicators arise. During 2001, we recorded approximately $3 million of amortization related to goodwill and other intangible assets. Although we have yet to complete our analysis of these assets and the related amortization expense under the new rules for 2002, we anticipate that a significant part of the goodwill and other intangible assets on our books at the end of the year

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
will no longer be subject to amortization. Our analysis to date has not identified any goodwill or other intangible assets that will be considered impaired under SFAS 142.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses accounting and financial reporting for obligations associated with the retirement of tangible long-lived assets. This statement is effective for us beginning in the second quarter of 2002, and we are evaluating the impact, if any, that the implementation will have on our financial statements.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Impairment or Disposal of Long-Lived Assets, which addresses accounting and financial reporting for the impairment or disposal of long-lived assets. This statement is effective for us beginning in the first quarter of 2002, and we are evaluating the impact, if any, that the implementation will have on our financial statements.

NOTE 2:

PROPERTIES

     The cost of properties and related accumulated depreciation, depletion and amortization consists of the following:

                                                                        AS OF
                                                             ---------------------------
                                                             DECEMBER 30,   DECEMBER 31,
                                                                 2001           2000
                                                             ------------   ------------
                                                                   (IN THOUSANDS)
Land and improvements......................................  $    94,321    $    93,507
Buildings..................................................      506,537        508,443
Machinery and equipment....................................    1,783,527      1,731,463
Natural resource properties................................        6,798          7,373
Construction in progress...................................      141,663         91,964
                                                             -----------    -----------
                                                               2,532,846      2,432,750
Less accumulated depreciation, depletion and
  amortization.............................................   (1,663,136)    (1,696,957)
                                                             -----------    -----------
Net properties.............................................  $   869,710    $   735,793
                                                             ===========    ===========

     In 2001, we sold our distribution operations in Anaheim and San Bernardino, California, and Oklahoma City, Oklahoma for total proceeds of $59.4 million, resulting in a net gain, before tax, of approximately $27.7 million. We are in the process of selling the land and buildings associated with these previously owned distributors and in the short-term are leasing these facilities to the buyers of the distributor operations.

     Interest incurred, capitalized, expensed and paid were as follows:

                                                             FOR THE YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 31,   DECEMBER 26,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
                                                                (IN THOUSANDS)
Interest incurred...............................    $ 8,653        $ 9,567        $ 8,478
Interest capitalized............................     (6,647)        (3,153)        (4,121)
                                                    -------        -------        -------
Interest expensed...............................    $ 2,006        $ 6,414        $ 4,357
                                                    =======        =======        =======
Interest paid...................................    $ 7,570        $ 7,664        $ 9,981
                                                    =======        =======        =======

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

NOTE 3:

LEASES

     We lease certain office facilities and operating equipment under cancelable and non-cancelable agreements accounted for as capital and operating leases. In 2001, information and technology equipment, included in properties, totaling $10.2 million was sold and leased back under a non-cash capital lease agreement with EDS Information Services, LLC. Capital lease amortization of $1.8 million for 2001 was included in accumulated amortization. Current and long term capital lease obligations are included in Accrued expenses and other liabilities and Other long term liabilities, respectively, in the Consolidated Balance Sheets. Future minimum lease payments under scheduled capital and operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows (in thousands):

                                                              CAPITAL   OPERATING
FISCAL YEAR                                                   LEASES     LEASES
-----------                                                   -------   ---------
                                                                (IN THOUSANDS)
2002........................................................  $ 4,298    $ 7,069
2003........................................................    4,688      6,173
2004........................................................      391      5,659
2005........................................................       --      4,868
2006........................................................       --      4,525
Thereafter..................................................       --      2,469
                                                              -------    -------
Total.......................................................    9,377    $30,763
                                                                         =======
Amounts representing interest...............................     (986)
                                                              -------
Obligations under capital lease.............................    8,391
Obligation due within one year..............................   (3,621)
                                                              -------
Long-term obligations under capital leases..................  $ 4,770
                                                              =======

     Total rent expense was (in thousands) $11,763, $11,502 and $10,978 for the years 2001, 2000 and 1999, respectively.

NOTE 4:

DEBT

     Long-term debt consists of the following:

                                                                AS OF
                                               ----------------------------------------
                                               DECEMBER 30, 2001     DECEMBER 31, 2000
                                               ------------------   -------------------
                                               CARRYING    FAIR     CARRYING     FAIR
                                                VALUE      VALUE     VALUE      VALUE
                                               --------   -------   --------   --------
                                                            (IN THOUSANDS)
Senior Notes.................................  $20,000    $20,850   $100,000   $100,300
Industrial development bonds.................       --         --      5,000      5,000
                                               -------    -------   --------   --------
                                               $20,000    $20,850   $105,000   $105,300
                                               =======    =======   ========   ========

     Fair values were determined using discounted cash flows at current interest rates for similar borrowings.

     Senior Notes: At December 30, 2001, we had $100 million in unsecured Senior Notes at fixed interest rates ranging from 6.76% to 6.95% per annum. Interest on the notes is due semiannually in January and July.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

The principal amount of the Notes outstanding is payable as follows: $80 million in July of 2002, classified as current in Current portion of long-term debt, and $20 million in July of 2005, classified as Long-term debt. The terms of our private placement Notes allow for maximum liens, transactions and obligations. We were in compliance with these requirements at year-end 2001. No principal payments were due or made in 2001 or 2000.

     Colorado Industrial Revenue Bonds (IRB): We were obligated to pay the principal, interest and premium, if any, on the $5 million, City of Wheat Ridge, IRB (Adolph Coors Company Project) Series 1993. The bonds were scheduled to mature in 2013 and were secured by a letter of credit. At December 30, 2001, they were variable rate securities with interest payable on the first of March, June, September and December. The interest rate on December 30, 2001, was approximately 3%. We were required to maintain a minimum tangible net worth and a certain debt-to-total capitalization ratio under the bond agreements. At December 30, 2001, we were in compliance with these requirements. In March 2002, all obligations under the terms of the IRB were prepaid and the debt was terminated.

     Line of credit: At December 30, 2001, we had an unsecured, committed credit arrangement totaling $200 million, all of which was available as of December 30, 2001. This line of credit had a five-year term which was scheduled to expire in 2003. A facilities fee was paid on the total amount of the committed credit. Under the arrangement, we were required to maintain a certain debt-to-total capitalization ratio and were in compliance at year-end 2001. In February 2002, this credit facility was terminated and replaced by the credit agreements associated with the Carling acquisition.

     Financial guarantees: We have a 1.1 million yen financial guarantee outstanding on behalf of our subsidiary, Coors Japan. This subsidiary guarantee is primarily for two working capital lines of credit and payments of certain duties and taxes. One of the lines provides up to 500 million yen and the other provides up to 400 million yen (approximately $6.8 million in total as of December 30, 2001) in short-term financing. As of December 30, 2001, the approximate yen equivalent of $3.0 million was outstanding under these arrangements and is included in Accrued expenses and other liabilities in the accompanying Consolidated Balance Sheets.

     Subsequent event: Please refer to Note 17 for additional information regarding the debt obligations that have resulted from our acquisition of Coors Brewers.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

NOTE 5:

INCOME TAXES

     Income tax expense (benefit) includes the following current and deferred provisions:

                                                             FOR THE YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 31,   DECEMBER 26,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
                                                                (IN THOUSANDS)
Current:
  Federal.......................................    $ 74,140       $29,573        $24,088
  State.........................................      13,841         9,230          5,119
  Foreign.......................................       1,878            52          1,567
                                                    --------       -------        -------
Total current tax expense.......................      89,859        38,855         30,774
                                                    --------       -------        -------
Deferred:
  Federal.......................................     (16,171)        6,669         19,035
  State.........................................      (3,005)          283          3,460
  Foreign.......................................          --           (82)        (1,860)
                                                    --------       -------        -------
Total deferred tax (benefit) expense............     (19,176)        6,870         20,635
                                                    --------       -------        -------
Other:
  Allocation to paid-in capital.................       4,366        14,183          6,974
                                                    --------       -------        -------
Total income tax expense........................    $ 75,049       $59,908        $58,383
                                                    ========       =======        =======

     Our income tax expense varies from the amount expected by applying the statutory federal corporate tax rate to income as follows:

                                                             FOR THE YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 31,   DECEMBER 26,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
Expected tax rate...............................      35.0%          35.0%          35.0%
State income taxes, net of federal benefit......       3.6            3.7            3.7
Effect of foreign investments...................      (0.5)          (3.1)           1.1
Non-taxable income..............................      (0.1)          (0.2)          (0.8)
Other, net......................................      (0.1)          (0.1)          (0.2)
                                                      ----           ----           ----
  Effective tax rate............................      37.9%          35.3%          38.8%
                                                      ====           ====           ====

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

     Our deferred taxes are composed of the following:

                                                                         AS OF
                                                              ---------------------------
                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Current deferred tax assets:
  Deferred compensation and other employee related..........    $14,046        $ 14,212
  Balance sheet reserves and accruals.......................     11,607          10,467
  Write-off of foreign account receivable...................      7,002           7,002
  Valuation allowance.......................................     (7,002)         (7,002)
                                                                -------        --------
     Total current deferred tax assets......................     25,653          24,679
                                                                -------        --------
Current deferred tax liabilities:
  Balance sheet reserves and accruals.......................      2,140              --
                                                                -------        --------
       Net current deferred tax assets......................    $27,793        $ 24,679
                                                                =======        ========
Non-current deferred tax assets:
  Deferred compensation and other employee related..........    $19,106        $  9,602
  Balance sheet reserves and accruals.......................      1,980           8,410
  Retirement benefits.......................................     10,507          11,365
  Environmental accruals....................................      2,200           2,274
  Deferred foreign losses...................................      1,087           1,395
  Partnership investments...................................         --           3,297
                                                                -------        --------
     Total non-current deferred tax assets..................     34,880          36,343
                                                                -------        --------
Non-current deferred tax liabilities:
  Depreciation and capitalized interest.....................     96,515         110,225
  Deferred tax on foreign investment........................         --          16,104
                                                                -------        --------
     Total non-current deferred tax liabilities.............     96,515         126,329
                                                                -------        --------
       Net non-current deferred tax liabilities.............    $61,635        $ 89,986
                                                                =======        ========

     The current deferred tax assets related to the foreign accounts receivable have been reduced by a valuation allowance because management believes it is more likely than not that such benefits will not be fully realized.

     In 2000, we realized a tax benefit pertaining to the Spain brewery closure. We also resolved substantially all of the issues raised by the Internal Revenue Service examination of our federal income tax returns through 1998. One issue relating to the tax treatment of a Korean investment is currently being appealed to the Internal Revenue Service appeals office. The Internal Revenue Service is currently examining the federal income tax returns for 1999 through 2000. In the opinion of management, adequate accruals have been provided for all income tax matters and related interest.

NOTE 6:

STOCK OPTION, RESTRICTED STOCK AWARD AND EMPLOYEE AWARD PLANS

     At December 30, 2001, we had three stock-based compensation plans, which are described in greater detail below. We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
for our plans. Accordingly, as the exercise prices upon grant are equal to quoted market values, no compensation cost has been recognized for the stock option portion of the plans. Had compensation cost been determined for our stock option portion of the plans based on the fair value at the grant dates for awards under those plans consistent with the alternative method set forth under Financial Accounting Standards Board Statement No. 123, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                             FOR THE YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 31,   DECEMBER 26,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income
  As reported...................................    $122,964       $109,617       $92,284
  Pro forma.....................................    $106,420       $ 96,164       $82,222
Earnings per share -- basic
  As reported...................................    $   3.33       $   2.98       $  2.51
  Pro forma.....................................    $   2.88       $   2.61       $  2.24
Earnings per share -- diluted
  As reported...................................    $   3.31       $   2.93       $  2.46
  Pro forma.....................................    $   2.86       $   2.57       $  2.20

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              2001     2000     1999
                                                             ------   ------   ------
Risk-free interest rate....................................    5.01%    6.72%    5.03%
Dividend yield.............................................    0.96%    1.27%    1.09%
Volatility.................................................   30.70%   31.41%   30.66%
Expected term (years)......................................    5.40     6.20     7.80
Weighted average fair market value.........................  $20.65   $20.17   $23.28

     1990 Plan: The 1990 Equity Incentive Plan (1990 EI Plan) provides for two types of grants: stock options and restricted stock awards. The stock options have a term of 10 years with exercise prices equal to fair market value on the day of the grant, and one-third of the stock option grant vests in each of the three successive years after the date of grant. Total authorized shares of Class B common stock for issuance under the 1990 EI Plan were 10.8 million shares.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

     A summary of the status of our 1990 EI Plan as of December 30, 2001, December 31, 2000, and December 26, 1999, and changes during the years ending on those dates is presented below:

                                                                       OPTIONS EXERCISABLE AT
                                                                              YEAR-END
                                                                       -----------------------
                                                           WEIGHTED-                WEIGHTED-
                                 OPTIONS                    AVERAGE                  AVERAGE
                                AVAILABLE    OUTSTANDING   EXERCISE                  EXERCISE
                                FOR GRANT      OPTIONS       PRICE       SHARES       PRICE
                                ----------   -----------   ---------   ----------   ----------
As of December 27, 1998.......   3,980,243    2,330,217     $24.47       630,457      $19.06
  Granted.....................    (917,951)     917,951      57.86
  Exercised...................          --     (494,424)     21.54
  Forfeited...................     110,289     (110,289)     38.00
                                ----------    ---------     ------
As of December 26, 1999.......   3,172,581    2,643,455      36.05       881,161       23.26
  Transferred.................     716,886           --         --
  Granted.....................  (1,179,094)   1,179,094      51.37
  Exercised...................          --     (900,804)     23.80
  Forfeited...................     160,148     (160,148)     47.76
                                ----------    ---------     ------
As of December 31, 2000.......   2,870,521    2,761,597      45.91       910,548       35.21
  Authorized..................   2,033,114           --         --
  Granted.....................  (1,660,150)   1,660,150      67.28
  Exercised...................          --     (331,758)     32.38
  Forfeited...................     268,709     (268,709)     59.50
                                ----------    ---------     ------
As of December 30, 2001.......   3,512,194    3,821,280     $55.41     1,374,961      $43.68
                                ==========    =========     ======

     The following table summarizes information about stock options outstanding at December 30, 2001:

                          OPTIONS OUTSTANDING
                  ------------------------------------    OPTIONS EXERCISABLE
                               WEIGHTED-                 ---------------------
                                AVERAGE      WEIGHTED-               WEIGHTED-
                               REMAINING      AVERAGE                 AVERAGE
   RANGE OF                   CONTRACTUAL    EXERCISE                EXERCISE
EXERCISE PRICES    SHARES     LIFE (YEARS)     PRICE      SHARES       PRICE
---------------   ---------   ------------   ---------   ---------   ---------
 $16.75-$22.00      239,855       4.8         $20.12       239,855    $20.12
 $26.88-$33.41      325,468       6.0         $33.35       325,468    $33.35
 $37.22-$59.25    1,796,429       7.8         $53.07       792,237    $54.51
 $63.16-$75.22    1,459,528       9.1         $69.00        17,401    $68.99
 -------------    ---------       ---         ------     ---------    ------
 $16.75-$75.22    3,821,280       8.0         $55.41     1,374,961    $43.68
 =============    =========       ===         ======     =========    ======

     We issued 10,750 shares and 4,953 shares of restricted stock in 2001 and 1999, respectively, under the 1990 EI Plan. No restricted shares were issued under this plan in 2000. For the 2001 shares, the vesting period is three years from the date of grant. For the 1999 shares, the vesting period is two years from the date of grant. The compensation cost associated with these awards is amortized over the vesting period. Compensation cost associated with these awards was immaterial in 2001, 2000 and 1999.

     1991 Plan:  The Equity Compensation Plan for Non-Employee Directors (EC
Plan) provides for two grants of the company's stock: the first grant is automatic and equals 20% of the director's annual retainer, and the second grant is elective and covers all or any portion of the balance of the retainer. A director may elect to receive his or her remaining 80% retainer in cash, restricted stock or any combination of the two. Grants of stock vest after completion of the director's annual term. The compensation cost associated with the EC Plan

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
is amortized over the director's term. Compensation cost associated with this plan was immaterial in 2001, 2000 and 1999. Common stock reserved for the 1991 plan as of December 30, 2001, was 28,273 shares.

     1995 Supplemental Compensation Plan: This supplemental compensation plan covers substantially all our employees. Under the plan, management is allowed to recognize employee achievements through awards of Coors Stock Units (CSUs) or cash. CSUs are a measurement component equal to the fair market value of our Class B common stock. CSUs have a one-year holding period after which the recipient may redeem the CSUs for cash, or, if the holder has 100 or more CSUs, for shares of our Class B common stock. No awards were made under this plan in 2001 or 2000. Awards under the plan in 1999 were immaterial. There are 84,000 shares authorized under this plan. The number of shares of common stock available under this plan as of December 30, 2001, was 83,707 shares.

NOTE 7:

EMPLOYEE RETIREMENT PLANS

     We maintain several defined benefit pension plans for the majority of our employees. Benefits are based on years of service and average base compensation levels over a period of years. Plan assets consist primarily of equity, interest-bearing investments and real estate. Our funding policy is to contribute annually not less than the ERISA minimum funding standards, nor more than the maximum amount that can be deducted for federal income tax purposes. Total expense for all these plans was $18.6 million in 2001, $14.7 million in 2000 and $11.6 million in 1999. These amounts include our matching for the savings and investment (thrift) plan of $6.4 million in 2001, $7.3 million in 2000 and $6.1 million in 1999. The increase in pension expense from 2000 to 2001 is primarily due to the decline in the market value of plan investments. In 2001, the funded position of the Coors Retirement Plan declined somewhat due to the combined effects of a lower discount rate and a challenging investment environment. This resulted in the recognition of an additional minimum liability, resulting from the excess of our accumulated benefit obligation over the fair value of plan assets. The amounts recognized in the consolidated statement of financial position for accrued pension liability, additional minimum liability, accumulated other comprehensive loss, prepaid benefit cost and intangible asset in 2001 are $61.9 million, $29.8 million, $8.5 million (net of tax), $21.5 million and $48.3 million, respectively.

     Note that the settlement rates shown in the table on the following page were selected for use at the end of each of the years shown. Pension expense is actuarially calculated annually based on data available at the beginning of each year, which includes the settlement rate selected and disclosed at the end of the previous year.

                                                             FOR THE YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 31,   DECEMBER 26,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
                                                                (IN THOUSANDS)
COMPONENTS OF NET PERIODIC PENSION COST:
Service cost-benefits earned during the year....    $ 17,913       $ 16,467       $ 16,456
Interest cost on projected benefit obligation...      46,374         44,192         38,673
Expected return on plan assets..................     (58,342)       (58,108)       (52,173)
Amortization of prior service cost..............       5,945          5,906          4,161
Amortization of net transition amount...........         241         (1,690)        (1,690)
Recognized net actuarial loss...................         110            590             75
                                                    --------       --------       --------
  Net periodic pension cost.....................    $ 12,241       $  7,357       $  5,502
                                                    ========       ========       ========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

     The changes in the projected benefit obligation and plan assets and the funded status of the pension plans are as follows:

                                                                         AS OF
                                                              ---------------------------
                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
ACTUARIAL PRESENT VALUE OF ACCUMULATED BENEFIT
  OBLIGATION:...............................................   $ 567,155       $537,791
  CHANGE IN PROJECTED BENEFIT OBLIGATION:
  Projected benefit obligation at beginning of year.........   $ 614,420       $548,428
  Service cost..............................................      17,913         16,467
  Interest cost.............................................      46,374         44,192
  Amendments................................................          --            871
  Actuarial loss............................................      10,116         31,974
  Benefits paid.............................................     (29,717)       (27,512)
                                                               ---------       --------
  Projected benefit obligation at end of year...............   $ 659,106       $614,420
                                                               =========       ========
  CHANGE IN PLAN ASSETS:
  Fair value of assets at beginning of year.................   $ 578,500       $627,153
  Actual return on plan assets..............................     (25,047)       (20,376)
  Employer contributions....................................       7,306          2,561
  Benefits paid.............................................     (29,717)       (27,512)
  Expenses paid.............................................      (4,042)        (3,326)
                                                               ---------       --------
  Fair value of plan assets at end of year..................   $ 527,000       $578,500
                                                               =========       ========
  RECONCILIATION OF FUNDED STATUS:
  Funded status -- (shortfall) excess.......................   $(132,106)      $(35,920)
  Unrecognized net actuarial loss (gain)....................     105,082          7,722
  Unrecognized prior service cost...........................      47,841         53,680
  Unrecognized net transition amount........................         722            962
                                                               ---------       --------
     Net amount recognized..................................   $  21,539       $ 26,444
                                                               =========       ========
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION
  CONSIST OF:
Non-current prepaid benefit cost............................   $  21,539       $ 26,444
Non-current accrued benefit liability cost..................     (61,959)            --
Non-current intangible asset................................      48,291             --
Accumulated other comprehensive income......................      13,668             --
                                                               ---------       --------
  Net amount recognized.....................................   $  21,539       $ 26,444
                                                               =========       ========

                                                              2001    2000    1999
                                                              -----   -----   -----
WEIGHTED AVERAGE ASSUMPTIONS AS OF YEAR-END:
Discount rate...............................................   7.25%   7.75%   8.00%
Rate of compensation increase...............................   4.10%   4.75%   5.25%
Expected return on plan assets..............................  10.50%  10.50%  10.50%

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

NOTE 8:

NON-PENSION POSTRETIREMENT BENEFITS

     We have postretirement plans that provide medical benefits and life insurance for retirees and eligible dependents. The plans are not funded.

     The obligation under these plans was determined by the application of the terms of medical and life insurance plans, together with relevant actuarial assumptions and health care cost trend rates ranging ratably from 8.50% in 2001 to 5.00% in 2007. The discount rate used in determining the accumulated postretirement benefit obligation was 7.25%, 7.75% and 8.00% at December 30, 2001, December 31, 2000, and December 26, 1999, respectively.

     The changes in the benefit obligation and plan assets and the funded status of the postretirement benefit plan are as follows:

                                                             FOR THE YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 31,   DECEMBER 26,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
                                                                (IN THOUSANDS)
COMPONENTS OF NET PERIODIC POSTRETIREMENT
  BENEFIT COST:
Service cost -- benefits earned during the
  year..........................................     $1,447         $1,477         $1,404
Interest cost on projected benefit obligation...      6,782          5,613          5,112
Recognized net actuarial gain...................        (19)           (51)          (138)
                                                     ------         ------         ------
  Net periodic postretirement benefit cost......     $8,210         $7,039         $6,378
                                                     ======         ======         ======

                                                                         AS OF
                                                              ---------------------------
                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
CHANGE IN PROJECTED POSTRETIREMENT BENEFIT OBLIGATION:
Projected benefit obligation at beginning of year...........   $  77,750       $ 72,400
Service cost................................................       1,447          1,477
Interest cost...............................................       6,782          5,613
Actuarial loss..............................................      21,476          3,264
Benefits paid...............................................      (5,300)        (5,004)
                                                               ---------       --------
  Projected postretirement benefit obligation at end of
     year...................................................   $ 102,155       $ 77,750
                                                               =========       ========
CHANGE IN PLAN ASSETS:
Employer contributions......................................   $   5,300       $  5,004
Benefits paid...............................................      (5,300)        (5,004)
                                                               ---------       --------
  Fair value of plan assets at end of year..................   $      --       $     --
                                                               =========       ========
Funded status -- shortfall..................................   $(102,155)      $(77,750)
Unrecognized net actuarial (gain) loss......................      16,813         (4,662)
Unrecognized prior service cost.............................         281            261
                                                               ---------       --------
Accrued postretirement benefits.............................     (85,061)       (82,151)
Less current portion........................................       5,300          5,004
                                                               ---------       --------
  Long-term postretirement benefits.........................   $ (79,761)      $(77,147)
                                                               =========       ========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                          ONE-PERCENTAGE-   ONE-PERCENTAGE-
                                                          POINT INCREASE    POINT DECREASE
                                                          ---------------   ---------------
                                                                   (IN THOUSANDS)
Effect on total of service and interest cost
  components............................................      $  528            $  (470)
Effect on postretirement benefit obligation.............      $4,777            $(4,323)

NOTE 9:

SPECIAL CHARGES (CREDITS)

     Our annual results for 2001, 2000 and 1999 include net pretax special charges of $23.2 million, $15.2 million and 5.7 million, respectively. The following is a summary of special charges incurred during those years:

          Information technology: We entered into a contract with EDS Information Services (EDS), effective August 1, 2001, to outsource certain information technology functions. We incurred outsourcing transition costs in the year of approximately $14.6 million. These costs were mainly related to a $6.6 million write-down of the net book value of information technology assets that were sold to and leased back from EDS, $5.3 million of one-time implementation costs and $2.7 million of employee transition costs and professional fees associated with the outsourcing project. We believe this arrangement will allow us to focus on our core business while having access to the expertise and resources of a world-class information technology provider.

          Restructure charges: In 2001, we incurred total restructuring special charges of $6.0 million. In the third quarter of 2001, we recorded $1.6 million of severance costs for approximately 25 employees, primarily due to the restructuring of our purchasing organization. During the fourth quarter of 2001, we announced plans to restructure certain production areas. These restructurings, which began in October 2001 and have continued through April 2002, will result in the elimination of approximately 90 positions. As a result of these plans, we recorded associated employee termination costs of approximately $4.0 million in the fourth quarter. Similar costs of approximately $0.4 million related to employee terminations in other functions were also recorded in the fourth quarter. We paid $3.8 million of this severance in 2001 and expect the remaining severance to be paid by the second quarter of 2002, out of current cash balances.

          In 1999, we recorded a special charge of $5.7 million. The special charge included $3.7 million for severance costs from the restructuring of our engineering and construction units and $2.0 million for distributor network improvements. Approximately 50 engineering and construction employees were severed under this reorganization. During 2001, 2000 and 1999, approximately $0.2 million, $2.3 million and $0.9 million, respectively, of severance costs were paid and no further amounts are due.

          Can and end plant joint venture: In the third quarter of 2001, we recorded $3.0 million of special charges related to the dissolution of our existing can and end joint venture as part of the restructuring of this part of our business.

          Property abandonment: In 2001, we recorded a $2.3 million charge for a portion of certain production equipment that was abandoned and will no longer be used.

          Spain closure: In 2000, we incurred a total special charge of $20.6 million triggered by our decision to close our Spain brewery and commercial operations. Of the total charge, $11.3 million related to severance and other related closure costs for approximately 100 employees, $4.9 million related to a fixed

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
     asset impairment charge and $4.4 million for the write-off of our cumulative translation adjustments previously recorded to equity related to our Spain operations. In 2000, approximately $9.6 million of severance and other related closure costs were paid with the remaining $1.7 million reserve being paid during the first quarter of 2001. These payments were funded from current cash balances. In December 2001, the plant and related fixed assets were sold for approximately $7.2 million resulting in a net gain, before tax, of approximately $2.7 million.

          Insurance settlement: In 2000, we received an insurance claim settlement of $5.4 million that was credited to special charges.

NOTE 10:

INVESTMENTS

  EQUITY METHOD INVESTMENTS

     We have investments in affiliates that are accounted for using the equity method of accounting. These investments aggregated $94.8 million and $56.3 million at December 30, 2001, and December 31, 2000, respectively.

     Summarized condensed balance sheet information for our equity method investments are as follows:

                                                                         AS OF
                                                              ---------------------------
                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Current assets..............................................    $59,234        $75,464
Non-current assets..........................................    $53,307        $87,353
Current liabilities.........................................    $31,031        $34,907
Non-current liabilities.....................................    $   231        $   264

     Summarized condensed income statement information for our equity method investments are as follows:

                                                                     FOR THE YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 30,   DECEMBER 31,   DECEMBER 26,
                                                              2001           2000           1999
                                                          ------------   ------------   ------------
                                                                        (IN THOUSANDS)
Net sales...............................................    $544,341       $490,227       $449,238
Gross profit............................................    $177,211       $132,805       $116,970
Net income..............................................    $ 80,127       $ 77,575       $ 68,375
Company's equity in net income..........................    $ 43,630       $ 42,395       $ 36,958

     Coors Canada: Coors Canada, Inc. (CCI), one of our wholly owned subsidiaries, formed a partnership, Coors Canada, with Molson, Inc. to market and sell our products in Canada. Coors Canada began operations January 1, 1998. CCI and Molson have a 50.1% and 49.9% interest, respectively. CCI's investment in the partnership is accounted for using the equity method of accounting due to Molson's participating rights in the partnership's business operations. The partnership agreement has an indefinite term and can be canceled at the election of either partner. Under the partnership agreement, Coors Canada is responsible for marketing our products in Canada, while the partnership contracts with Molson Canada for brewing, distribution and sales of these brands. Coors Canada receives an amount from Molson Canada generally equal to net sales revenue generated from our brands less production, distribution, sales and overhead costs related to these sales. CCI received distributions from the partnership of a U.S. dollar equivalent of approximately $27.9 million, $25.8 million and $21.0 million for 2001, 2000 and 1999, respectively. Our share of net income from this partnership, which was approximately $29.2 million, $25.4 million and $21.5 million for 2001, 2000 and 1999,

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
respectively, is included in Sales on the accompanying Consolidated Statements of Income. Also see discussion in Note 14, Segment and Geographic Information.

     In December 2000, we entered into a five year brewing and packaging arrangement with Molson in which we will have access to some of Molson's available production capacity in Canada. The Molson capacity available to us under this arrangement in 2001 was 250,000 barrels, none of which was used by us. Starting in 2002, this available capacity increases up to 500,000 barrels. Currently, we pay Molson a fee for holding this capacity aside for our future use. The annual fee, starting in 2002, is 1.5 million Canadian dollars, which results in an annual commitment of approximately $1 million. As of December 30, 2001, we are fully accrued for all fees required under the terms of this agreement.

     Molson USA, LLC: In January 2001, we entered into a joint venture partnership agreement with Molson, Inc. and paid $65 million for our 49.9% interest in the joint venture. The joint venture, Molson USA, LLC, has been formed to import, market, sell and distribute Molson's brands of beer in the United States. Approximately, $63.9 million of our initial investment was considered goodwill, which was being amortized on a straight-line basis over a life of 40 years. Amortization expense in 2001 was $1.6 million. (Please refer to the Recent accounting pronouncement section of Note 1 for discussion regarding changes in accounting for Goodwill and Other Intangible Assets). During 2001, we received no distributions from the partnership and our share of the net loss was approximately $2.2 million. This net loss is included in Other income (expense) on the accompanying Consolidated Statements of Income. As a result of the 2001 operating loss, we considered whether our investment was impaired under Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, and determined that it was not. Any potential decline in value during the year cannot be determined to be other than temporary based on our short experience with the joint venture and our continuing commitment to its success. The recoverability of our investment in the joint venture will be further evaluated during 2002.

     Rocky Mountain Bottle Company: We operate a 50/50 production joint venture with Owens-Brockway Glass Container, Inc. (Owens), the Rocky Mountain Bottle Company (RMBC), to produce glass bottles at our glass manufacturing facility. The initial term of the joint venture expires in 2005 and can be extended for additional two-year periods. RMBC has a contract to supply our bottle requirements and Owens has a contract to supply the majority of our bottles for our bottle requirements not met by RMBC. In 2001, we purchased all of the bottles produced by RMBC, approximately 1.1 billion bottles.

     The expenditures under this agreement in 2001, 2000 and 1999 were approximately $92 million, $86 million and $69 million, respectively. Cash distributions received from this joint venture were $9.1 million and $20.3 million in 2001 and 2000, respectively. No distributions were received in 1999. Our share of net income from this partnership was $10.9 million, $9.8 million and $9.0 million in 2001, 2000 and 1999, respectively, and is included within Cost of goods sold on the accompanying Consolidated Statements of Income.

     Valley Metal Container Partnership: In 1994, we formed a 50/50 production joint venture with American National Can Company (ANC), called Valley Metal Container Partnership, to produce beverage cans and ends at our manufacturing facilities for sale to us and outside customers. ANC was subsequently acquired by Rexam LLC. We purchased Rexam's interest in the joint venture at the end of its term in August 2001. The aggregate amount paid to the joint venture for cans and ends in 2001, 2000 and 1999 was approximately $149 million, $230 million and $223 million, respectively. The 2001 amount reflects only what was paid to the joint venture prior to its expiration in August. In addition, we received cash distributions from this joint venture of $2.5 million, $8.5 million and $7.5 million in 2001, 2000 and 1999, respectively. Our share of net income from this joint venture was $5.7 million, $7.2 million and $6.0 million for 2001, 2000 and 1999, respectively, and is included within Cost of goods sold on the accompanying Consolidated Statements of Income.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

     Rocky Mountain Metal Container: Effective January 1, 2002, we became an equal member with Ball Corporation (Ball) in a Colorado limited liability company, Rocky Mountain Metal Container, LLC (RMMC). Also effective on January 1, 2002, we entered into a can and end supply agreement with RMMC (the Supply Agreement). Under that Supply Agreement, RMMC agreed to supply us with substantially all of the can and end requirements for our Golden Brewery. RMMC will manufacture these cans and ends at our existing manufacturing facilities, which RMMC is operating under a use and license agreement. We have the right to purchase Ball's interest in RMMC under certain conditions. If we do not exercise that right, Ball may have the right to purchase our interest in RMMC. RMMC plans to reduce manufacturing costs, and has planned capital improvements to the facilities in the amount of approximately $50 million over the first three years of its operations. RMMC will fund such improvements with third party financing. RMMC's debt will not be included on our financial statements.

     Graphic Packaging International Corporation: In 1992, we spun off our wholly owned subsidiary, ACX Technologies, Inc., which has subsequently changed its name to Graphic Packaging International Corporation (GPIC). We are also a limited partner in a real estate development partnership in which a subsidiary of GPIC is the general partner. The partnership owns, develops, operates and sells certain real estate previously owned directly by us. We received cash distributions of $0.8 million and $1.8 million in 2000 and 1999, respectively. We did not receive income in 2001 or 2000. We received income of $0.5 million in 1999.

  COST INVESTMENTS

     Colorado Rockies Baseball: In 1991, we entered into an agreement with Colorado Baseball Partnership 1993, Ltd. for an investment and multiyear signage and advertising package. This commitment, totaling approximately $30 million, was finalized upon the awarding of a National League baseball franchise to Colorado in 1991. The initial investment as a limited partner has been paid. We believe that the carrying amount is not in excess of fair value. During 1998, the agreement was modified to extend the term and expand the conditions of the multiyear signage and advertising package. The recognition of the liability under the multiyear signage and advertising package began in 1995 with the opening of Coors Field(R). This liability is included in the total advertising and promotion commitment discussed in Note 15, Commitments and Contingencies.

NOTE 11:

STOCK ACTIVITY AND EARNINGS PER SHARE

     Capital stock: Both classes of common stock have the same rights and privileges, except for voting, which (with certain limited exceptions) is the sole right of the holder of Class A stock.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

     Activity in our Class A and Class B common stock, net of forfeitures, for each of the three years ended December 30, 2001, December 31, 2000, and December 26, 1999, is summarized below:

                                                                   COMMON STOCK
                                                              ----------------------
                                                               CLASS A     CLASS B
                                                              ---------   ----------
BALANCES AT DECEMBER 27, 1998...............................  1,260,000   35,395,306
Shares issued under stock plans.............................         --      478,390
Purchases of stock..........................................         --     (411,662)
                                                              ---------   ----------
BALANCES AT DECEMBER 26, 1999...............................  1,260,000   35,462,034
Shares issued under stock plans.............................         --      817,395
Purchases of stock..........................................         --     (408,308)
                                                              ---------   ----------
BALANCES AT DECEMBER 31, 2000...............................  1,260,000   35,871,121
Shares issued under stock plans.............................         --      324,926
Purchases of stock..........................................         --   (1,506,637)
                                                              ---------   ----------
BALANCES AT DECEMBER 30, 2001...............................  1,260,000   34,689,410
                                                              =========   ==========

     At December 30, 2001, December 31, 2000, and December 26, 1999, 25 million shares of no par value preferred stock were authorized but unissued.

     The board of directors authorized the repurchase during 2001, 2000 and 1999 of up to $40 million each year of our outstanding Class B common stock on the open market. In September 2001, the board of directors increased the authorized 2001 expenditure limit for the repurchase of outstanding shares of Class B common stock to $90 million. During 2001, 2000 and 1999, 1,500,000 shares, 308,000 shares and 232,300 shares, respectively, were repurchased for approximately $72.3 million, $17.6 million and $12.2 million, respectively, under this stock repurchase program. In addition to the repurchase program, we purchased 41,845 restricted shares for $2.4 million in 2000 and 164,117 restricted shares for $8.5 million in 1999. Pursuant to our by-laws restricted shares must first be offered to us for repurchase. Even though in November 2001, the board of directors extended the program and authorized the repurchase during 2002 of up to $40 million of stock, we decided to suspend our share repurchases until we reduce debt levels resulting from the acquisition of the Coors Brewers business from Interbrew. See discussion of the Carling acquisition in Note 17, Subsequent Event.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

     Earnings per share: Basic and diluted net income per common share were arrived at using the calculations outlined below:

                                                             FOR THE YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 31,   DECEMBER 26,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income available to common shareholders.....    $122,964       $109,617       $92,284
                                                    ========       ========       =======
Weighted-average shares for basic EPS...........      36,902         36,785        36,729
Effect of dilutive securities:
  Stock options.................................         266            606           640
  Contingent shares not included in shares
     outstanding for basic EPS..................           9             59            88
                                                    --------       --------       -------
Weighted-average shares for diluted EPS.........      37,177         37,450        37,457
                                                    ========       ========       =======
Basic EPS.......................................    $   3.33       $   2.98       $  2.51
                                                    ========       ========       =======
Diluted EPS.....................................    $   3.31       $   2.93       $  2.46
                                                    ========       ========       =======

     The dilutive effects of stock options were arrived at by applying the treasury stock method, assuming we were to repurchase common shares with the proceeds from stock options exercised. Stock options to purchase 2,199,173 and 6,555 shares of common stock were not included in the computation of 2001 and 2000 earnings per share, respectively, because the stock options' exercise prices were greater than the average market price of the common shares.

NOTE 12:

DERIVATIVE INSTRUMENTS

     In the normal course of business, we are exposed to fluctuations in interest rates, foreign currency exchange rates and production and packaging materials prices. To manage these exposures when practical, we have established policies and procedures that govern the management of these exposures through the use of a variety of financial instruments, as noted in detail below. By policy, we do not enter into such contracts for the purpose of speculation.

     Our derivative activities are subject to the management, direction and control of the Financial Risk Management Committee (FRMC). The FRMC is composed of the chief financial officer and other senior financial management of the company. The FRMC sets forth risk management philosophy and objectives through a corporate policy; provides guidelines for derivative-instrument usage; and establishes procedures for control and valuation, counterparty credit approval and the monitoring and reporting of derivative activity.

     At December 30, 2001, and December 31, 2000, we had certain forward contracts, options and swap agreements outstanding. Substantially all of these instruments have been designated as cash flow hedges and these instruments hedge a portion of our total exposure to the variability in future cash flows relating to fluctuations in foreign exchange rates and certain production and packaging materials prices.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

     The following table summarizes the aggregate notional principal amounts, fair values and maturities of our derivative financial instruments outstanding on December 30, 2001, and December 31, 2000 (in thousands):

                                                  NOTIONAL
                                                  PRINCIPAL
                                                   AMOUNTS    FAIR VALUES     MATURITY
                                                  ---------   -----------   -------------
                                                    (USD)
December 30, 2001
  Foreign currency management
     Option(1)..................................  1,705,000      (1,023)            02/02
     Forwards...................................    217,370       2,336     01/02 - 04/03
  Commodity pricing management
     Swaps......................................    132,477     (10,563)    02/02 - 02/04
December 31, 2000
  Foreign currency management
     Forwards...................................     28,958       1,054     01/01 - 01/02
  Commodity pricing management
     Swaps......................................     86,621       4,574     02/01 - 08/02

---------------

(1) The foreign exchange option for $1.7 billion notional was purchased to hedge our exposure to fluctuations in the British pound exchange rate related to acquisition of certain Coors Brewers assets.

     Maturities of derivative financial instruments held on December 30, 2001, are as follows (in thousands):

2002(2)   2003    2004
-------  -------  -----
$(6,473) $(3,053) $(123)

(2) Amount includes the estimated deferred net loss of $6.1 million that is expected to be recognized over the next 12 months, on certain forward foreign exchange contracts and production and packaging materials derivative contracts, when the underlying forecasted cash flow transactions occur.

     In December 2001, we entered into a foreign currency forward sale agreement to hedge our exposure to fluctuations in the British pound exchange rate related to acquisition of certain Coors Brewers assets. Also, in anticipation of the Carling acquisition, we entered into a commitment with a lender for the financing of this transaction. Included within the commitment letter is a foreign currency written option which reduced our exposure on the U.S. dollar borrowing to fund the Coors Brewers transaction. The derivatives resulting from these agreements do not qualify for hedge accounting and, accordingly, were marked to market at year-end. The associated $0.3 million net expense was recorded in other income in the accompanying Consolidated Statements of Income.

     Subsequent to year-end, the foreign currency swap settled on January 12, 2002, and the written option included in the loan commitment expired on February 11, 2002, resulting in a combined loss and amortization expense of $1.2 million to be realized during the first quarter of 2002.

     During 2000, we had certain interest rate swap agreements outstanding to help manage our exposure to fluctuations in interest rates. These swap agreements were not designated as hedges and accordingly, all gains and losses on these agreements were recorded in interest income in the accompanying Consolidated Statements of Income. We did not have any interest rate swap agreements outstanding during 2001, at December 30, 2001 or at December 31, 2000.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

     During 2001 and 2000, there were no significant gains or losses recognized in earnings for hedge ineffectiveness or for discontinued hedges as a result of an expectation that the forecasted transaction would no longer occur.

     Derivatives are either exchange-traded instruments that are highly liquid, or over-the-counter instruments with highly rated financial institutions. No credit loss is anticipated as the counterparties to over-the-counter instruments generally have long-term ratings from S&P or Moody's, that are no lower than A or A2, respectively. Additionally, most counterparty fair value positions favorable to us and in excess of certain thresholds are collateralized with cash, U.S. Treasury securities or letters of credit. We have reciprocal collateralization responsibilities for fair value positions unfavorable to us and in excess of certain thresholds. At December 30, 2001, we had zero counterparty collateral and had none outstanding.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

NOTE 13:

OTHER COMPREHENSIVE INCOME

                                                           UNREALIZED GAIN
                                                              (LOSS) ON
                                              FOREIGN     AVAILABLE-FOR-SALE    MINIMUM      ACCUMULATED
                                             CURRENCY       SECURITIES AND      PENSION         OTHER
                                            TRANSLATION       DERIVATIVE       LIABILITY    COMPREHENSIVE
                                            ADJUSTMENTS      INSTRUMENTS       ADJUSTMENT      INCOME
                                            -----------   ------------------   ----------   -------------
                                                                   (IN THOUSANDS)
Balances, December 27, 1998...............    $(2,366)         $    440         $     --      $ (1,926)
Foreign currency translation
  adjustments.............................     (5,745)                                          (5,745)
Unrealized loss on available-for-sale
  securities..............................                         (648)                          (648)
Unrealized gain on derivative
  instruments.............................                       11,159                         11,159
Tax benefit (expense).....................      2,226            (4,073)                        (1,847)
                                              -------          --------         --------      --------
Balances, December 26, 1999...............     (5,885)            6,878               --           993
Foreign currency translation
  adjustments.............................      4,460                                            4,460
Unrealized gain on available-for-sale
  securities..............................                        2,045                          2,045
Unrealized loss on derivative
  instruments.............................                       (3,221)                        (3,221)
Reclassification
  adjustment -- available-for-sale
  securities and derivative instruments...                       (4,058)                        (4,058)
Reclassification adjustment -- accumulated
  translation adjustment -- closure of
  Spain operations........................      4,434                                            4,434
Tax (expense) benefit.....................     (3,380)            1,989                         (1,391)
                                              -------          --------         --------      --------
Balances, December 31, 2000...............       (371)            3,633               --         3,262
Foreign currency translation
  adjustments.............................         22                                               22
Unrealized gain on available-for-sale
  securities..............................                        5,997                          5,997
Unrealized loss on derivative
  instruments.............................                      (10,000)                       (10,000)
Minimum pension liability adjustment......                                       (13,668)      (13,668)
Reclassification
  adjustment -- available-for-sale
  securities..............................                       (4,042)                        (4,042)
Reclassification adjustment -- derivative
  instruments.............................                       (3,858)                        (3,858)
Tax (expense) benefit.....................         (8)            4,523            5,181         9,696
                                              -------          --------         --------      --------
Balances, December 30, 2001...............    $  (357)         $ (3,747)        $ (8,487)     $(12,591)
                                              =======          ========         ========      ========

NOTE 14:

SEGMENT AND GEOGRAPHIC INFORMATION

     We have one reporting segment relating to the continuing operations of producing, marketing and selling malt-based beverages. Our operations are conducted in the United States, the country of domicile, and several foreign countries, none of which is individually significant to our overall operations. The net revenues from

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
external customers, operating income and pretax income attributable to the United States and all foreign countries for the years ended December 30, 2001, December 31, 2000, and December 26, 1999, are as follows:

                                                      2001         2000         1999
                                                   ----------   ----------   ----------
                                                              (IN THOUSANDS)
United States and its territories:
  Net revenues...................................  $2,353,843   $2,331,693   $2,177,407
  Operating income...............................  $  133,361   $  163,563   $  148,823
  Pretax income..................................  $  182,317   $  185,082   $  161,281
Other foreign countries:
  Net revenues...................................  $   75,619   $   82,722   $   59,077
  Operating income (loss)........................  $   18,244   $  (12,937)  $   (8,288)
  Pretax income (loss)...........................  $   15,696   $  (15,557)  $  (10,614)

     Included in 2001, 2000 and 1999 foreign revenues are earnings from CCI, our investment accounted for using the equity method of accounting (see Note 10, Investments). Included in operating income and pretax income are net special charges of $23.2 million, $15.2 million and $5.7 million, for 2001, 2000 and 1999, respectively (see Note 9, Special Charges). The 2001 net special charge included a charge of $25.9 million related to the United States and its territories and a credit of $2.7 million related to other foreign countries. The 2000 net special charge included a credit of $5.4 million related to the United States and its territories and a charge of $20.6 million related to other foreign countries. The special charges recorded in 1999 related entirely to the United States and its territories.

     The net long-lived assets, including Property, Goodwill and other intangible assets, located in the United States and its territories and all other foreign countries as of December 30, 2001, December 31, 2000 and December 26, 1999 are as follows:

                                                         2001       2000       1999
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
United States and its territories....................  $955,615   $786,966   $758,875
Other foreign countries..............................       384      3,622      8,939
                                                       --------   --------   --------
  Total..............................................  $955,999   $790,588   $767,814
                                                       ========   ========   ========

     The total net export sales (in thousands) during 2001, 2000 and 1999 were $205,187, $202,832 and $185,260, respectively.

     We are currently evaluating the impact the Carling acquisition will have on our number of reporting segments for 2002. At this time, we anticipate having two reportable operating segments: the Americas and Europe. See Note 17, Subsequent Event, for discussion of the Carling acquisition.

NOTE 15:

COMMITMENTS AND CONTINGENCIES

     Insurance: It is our policy to be self-insured for certain insurable risks consisting primarily of employee health insurance programs, as well as workers' compensation, general liability and property insurance deductibles. During 2001, we fully insured future risks for long-term disability, and, in most states, workers' compensation, but maintained a self-insured position for workers' compensation for certain self-insured states and for claims incurred prior to the inception of the insurance coverage in Colorado in 1997.

     Letters of credit: As of December 30, 2001, we had approximately $5.8 million outstanding in letters of credit with certain financial institutions. These letters expire in March 2003. These letters of credit are being

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
maintained as security for performance on certain insurance policies and for operations of underground storage tanks, as well as to collateralize principal and interest on industrial revenue bonds issued by us.

     As part of the settlement and indemnification agreement related to the Lowry landfill site with the City and County of Denver and Waste Management of Colorado, Inc., we agreed to post a letter of credit equal to the present value of our share of future estimated costs if estimated future costs exceed a certain amount and our long-term credit rating falls to a certain level. Although future estimated costs now exceed the level provided in the agreement, our credit rating remains above the level that would require this letter of credit to be obtained. Based on our preliminary evaluation, should our credit rating fall below the level stipulated by the agreement, it is reasonably possible that the letter of credit that would be issued could be for as much as $10 million. For additional information see the Environmental section below.

     Financial guarantees: We have a 1.1 million yen financial guarantee outstanding on behalf of our subsidiary, Coors Japan. This subsidiary guarantee is primarily for two working capital lines of credit and payments of certain duties and taxes. One of the lines provides up to 500 million yen and the other provides up to 400 million yen (approximately $6.8 million in total as of December 30, 2001) in short-term financing. As of December 30, 2001, the approximate yen equivalent of $3.0 million was outstanding under these arrangements and is included in Accrued expenses and other liabilities in the accompanying Consolidated Balance Sheets.

     Power supplies: Coors Energy Company (CEC), a fully owned subsidiary of ours, entered into a 10-year agreement to purchase 100% of the brewery's coal requirements from Bowie Resources Ltd. (Bowie). The coal then is sold to Trigen-Nations Energy Corporation, L.L.L.P. (Trigen).

     We have an agreement to purchase the electricity and steam needed to operate the brewery's Golden facilities through 2020 from Trigen. Our financial commitment under this agreement is divided between a fixed, non-cancelable cost of approximately $14.6 million for 2002, which adjusts annually for inflation, and a variable cost, which is generally based on fuel cost and our electricity and steam use. Total purchases, fixed and variable, under this contract in 2001, 2000 and 1999 were $29.8 million, $28.4 million and $26.3 million, respectively.

     Supply contracts: We have various long-term supply contracts with unaffiliated third parties and our joint ventures to purchase materials used in production and packaging, such as starch, cans and glass. The supply contracts provide that we purchase certain minimum levels of materials for terms extending through 2005. The approximate future purchase commitments under these supply contracts are:

FISCAL YEAR                                                       AMOUNT
-----------                                                   --------------
                                                              (IN THOUSANDS)
2002........................................................     $478,800
2003........................................................      195,750
2004........................................................      195,750
2005........................................................       93,500
                                                                 --------
Total.......................................................     $963,800
                                                                 ========

     Our total purchases under these contracts in 2001, 2000 and 1999 were approximately $243.3 million, $235.0 million and $177.9 million, respectively.

     Brewing and packaging contract: In December 2000, we entered into a five year brewing and packaging arrangement with Molson in which we will have access to some of Molson's available production capacity in Canada. The Molson capacity available to us under this arrangement in 2001 was 250,000 barrels, none of which was used by us. Starting in 2002, this available capacity increases up to 500,000 barrels. Currently, we pay Molson a fee for holding this capacity aside for our future use. The annual fee starting in 2002 is

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

1.5 million Canadian dollars which results in an annual commitment of approximately $1 million. As of December 30, 2001, we are fully accrued for all fees required under the terms of this agreement.

     Third-party logistics contract: We are consolidating our California and Colorado finished goods warehouse network and EXEL, Inc. is providing warehouse services in Ontario, California, for us under a seven-year operating agreement. The operating costs which total $2.6 million have been agreed to for the first year of operation. We will be conducting an annual review of the scope of services with EXEL to determine pricing for the following years. Any increases are limited to 3% annually.

     Graphic Packaging International Corporation: We have a packaging supply agreement with a subsidiary of Graphic Packaging International Corporation
(GPIC) under which we purchase a large portion of our paperboard requirements. We have begun negotiations to extend the term of this contract which expires in 2002. We expect it to be renewed prior to expiration. Our purchases under the packaging agreement in 2001, 2000 and 1999 totaled approximately $125 million, $112 million and $107 million, respectively. We expect purchases in 2002 under the packaging agreement to be approximately $118 million. Related accounts receivable balances included in Affiliates Accounts Receivable on the Consolidated Balance Sheets were immaterial in 2001 and 2000. Related accounts payable balances included in Affiliates Accounts Payable on the Consolidated Balance Sheets were $0.5 million and $1.3 million in 2001 and 2000, respectively. William K. Coors is a trustee of family trusts that collectively own all of our Class A voting common stock, approximately 31% of our Class B common stock, approximately 42% of GPIC's common stock and 100% of GPIC's series B preferred stock, which is currently convertible into 48,484,848 shares of GPIC's common stock. If converted, the trusts would own approximately 78% of GPIC's common stock. Peter H. Coors is also a trustee of some of these trusts.

     Advertising and promotions: We have various long-term non-cancelable commitments for advertising and promotions, including marketing at sports arenas, stadiums and other venues and events. At December 30, 2001, the future commitments are as follows:

FISCAL YEAR                                                        AMOUNT
-----------                                                    --------------
                                                               (IN THOUSANDS)
2002........................................................      $40,909
2003........................................................       11,512
2004........................................................       10,618
2005........................................................        9,221
2006........................................................        7,933
Thereafter..................................................       11,299
                                                                  -------
  Total.....................................................      $91,492
                                                                  =======

     Environmental: We were one of a number of entities named by the Environmental Protection Agency (EPA) as a potentially responsible party (PRP) at the Lowry Superfund site. This landfill is owned by the City and County of Denver (Denver), and was managed by Waste Management of Colorado, Inc. (Waste). In 1990, we recorded a special pretax charge of $30 million, a portion of which was put into a trust in 1993 as part of an agreement with Denver and Waste to settle the outstanding litigation related to this issue.

     Our settlement was based on an assumed cost of $120 million (in 1992 adjusted dollars). It requires us to pay a portion of future costs in excess of that amount.

     In January 2002, in response to the EPA's five-year review conducted in 2001, Waste provided us with updated annual cost estimates through 2032. We have reviewed these cost estimates in the assessment of our accrual related to this issue. In determining that the current accrual is adequate, we eliminated certain costs included in Waste's estimates, primarily trust management costs that will be accrued as incurred, certain

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
remedial costs for which technology has not yet been developed and income taxes which we do not believe to be an included cost in the determination of when the $120 million threshold is reached. We generally used a 2% inflation rate for future costs, and discounted certain operations and maintenance costs at the site that we deemed to be determinable, at a 5.46% risk-free rate of return. Based on these assumptions, the present value and gross amount of discounted costs are approximately $1 million and $4 million, respectively. We did not assume any future recoveries from insurance companies in the estimate of our liability.

     There are a number of uncertainties at the site, including what additional remedial actions will be required by the EPA, and what costs are included in the determination of when the $120 million threshold is reached. Because of these issues, the estimate of our liability may change as facts further develop, and we may need to increase the reserve. While we cannot predict the amount of any such increase, an additional accrual of as much as $25 million is reasonably possible based on our preliminary evaluation, with additional cash contributions beginning as early as 2013.

     We were one of several parties named by the EPA as a PRP at the Rocky Flats Industrial Park site. In September 2000, the EPA entered into an Administrative Order on Consent with certain parties, including our company, requiring implementation of a removal action. Our projected costs to construct and monitor the removal action are approximately $300,000. The EPA will also seek to recover its oversight costs associated with the project which are not possible to estimate at this time. However, we believe they would be immaterial to our operating results, cash flows and financial position.

     In August 2000, an accidental spill into Clear Creek at our Golden, Colorado, facility caused damage to some of the fish population in the creek. A settlement reached in February 2001 with the Colorado Department of Public Health and Environment was modified based on public comment, including comments by the EPA. As a result, permit violations that occurred several years prior to the accidental spill were included in the settlement, as well as economic benefit penalties related to those prior violations. A total civil penalty of $100,000 was assessed in the final settlement with the Department reached in August 2001. In addition, we will undertake an evaluation of our process wastewater treatment plant. On December 21, 2001, we settled with the Colorado Division of Wildlife for the loss of fish in Clear Creek. We have agreed to construct, as a pilot project, a tertiary treatment wetlands area to evaluate the ability of a wetlands to provide additional treatment to the effluent from our waste treatment facilities. We will also pay for the stocking of game fish in the Denver metropolitan area and the cost of two graduate students to assist in the research of the pilot project. The anticipated costs of the project are estimated to be approximately $500,000. The amounts of these settlements have been fully accrued as of December 30, 2001.

     From time to time, we have been notified that we are or may be a PRP under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws for the cleanup of other sites where hazardous substances have allegedly been released into the environment. We cannot predict with certainty the total costs of cleanup, our share of the total cost, the extent to which contributions will be available from other parties, the amount of time necessary to complete the cleanups or insurance coverage.

     In addition, we are aware of groundwater contamination at some of our properties in Colorado resulting from historical, ongoing or nearby activities. There may also be other contamination of which we are currently unaware.

     While we cannot predict our eventual aggregate cost for our environmental and related matters in which we are currently involved, we believe that any payments, if required, for these matters would be made over a period of time in amounts that would not be material in any one year to our operating results, cash flows or our financial or competitive position. We believe adequate reserves have been provided for losses that are probable and estimable.

     Litigation: We are also named as a defendant in various actions and proceedings arising in the normal course of business. In all of these cases, we are denying the allegations and are vigorously defending ourselves

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
against them and, in some instances, have filed counterclaims. Although the eventual outcome of the various lawsuits cannot be predicted, it is management's opinion that these suits will not result in liabilities that would materially affect our financial position, results of operations or cash flows.

     Restructuring: At December 30, 2001, we had a $2.2 million liability related to personnel accruals as a result of a restructuring of operations that occurred in 1993. These accruals relate to obligations under deferred compensation arrangements and postretirement benefits other than pensions. For the restructuring liabilities incurred during 2001, 2000 and 1999, see discussion in Note 9, Special Charges.

     Labor: Approximately 8% of our work force, located principally at the Memphis brewing and packaging facility, is represented by a labor union with whom we engage in collective bargaining. A labor contract prohibiting strikes was negotiated in early 2001. The new contract expires in 2005.

NOTE 16:

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following summarizes selected quarterly financial information for each of the two years in the period ended December 30, 2001.

     Income in 2001 was decreased by a net special pretax charge of $23.2 million and income in 2000 was decreased by a net special pretax charge of $15.2 million. Refer to Note 9 for a further discussion of special charges.

     During the fourth quarter of 2000, we reduced our total expenses by approximately $3.1 million when certain estimates for employee benefits and other liabilities were adjusted based upon updated information that we received in the normal course of business.

               2001                   FIRST      SECOND       THIRD      FOURTH        YEAR
               ----                 ---------   ---------   ---------   ---------   -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross sales.......................  $ 637,828   $ 809,729   $ 742,654   $ 652,541   $ 2,842,752
Beer excise taxes.................    (94,128)   (117,029)   (107,991)    (94,142)     (413,290)
                                    ---------   ---------   ---------   ---------   -----------
Net sales.........................    543,700     692,700     634,663     558,399     2,429,462
Cost of goods sold................   (351,153)   (424,880)   (402,306)   (359,284)   (1,537,623)
                                    ---------   ---------   ---------   ---------   -----------
Gross profit......................  $ 192,547   $ 267,820   $ 232,357   $ 199,115   $   891,839
Net income........................  $  18,328   $  49,852   $  38,916   $  15,868   $   122,964
Net income per common share --
  basic...........................  $    0.49   $    1.34   $    1.05   $    0.44   $      3.33
Net income per common share --
  diluted.........................  $    0.49   $    1.33   $    1.05   $    0.44   $      3.31

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

               2000                   FIRST      SECOND       THIRD      FOURTH        YEAR
               ----                 ---------   ---------   ---------   ---------   -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross sales.......................  $ 596,789   $ 788,921   $ 773,535   $ 682,493   $ 2,841,738
Beer excise taxes.................    (91,360)   (119,108)   (116,459)   (100,396)     (427,323)
                                    ---------   ---------   ---------   ---------   -----------
Net sales.........................    505,429     669,813     657,076     582,097     2,414,415
Cost of goods sold................   (326,919)   (404,570)   (413,314)   (381,026)   (1,525,829)
                                    ---------   ---------   ---------   ---------   -----------
Gross profit......................  $ 178,510   $ 265,243   $ 243,762   $ 201,071   $   888,586
Net income........................  $  14,819   $  48,344   $  34,492   $  11,962   $   109,617
Net income per common share --
  basic...........................  $    0.40   $    1.32   $    0.94   $    0.32   $      2.98
Net income per common share --
  diluted.........................  $    0.40   $    1.29   $    0.92   $    0.32   $      2.93

NOTE 17:

SUBSEQUENT EVENT

     On February 2, 2002, we acquired 100% of the outstanding shares of Bass Holdings Ltd. and certain other intangible assets from Interbrew S.A. as well as paying off certain intercompany loan balances with Interbrew for a total purchase price of L.1.2 billion (approximately $1.7 billion), plus associated fees and expenses and a restructuring provision. The purchase price is subject to adjustment based on the value of working capital, certain intercompany trade balances and undistributed earnings from joint ventures as of the acquisition date. This acquisition resulted in us obtaining the United Kingdom (U.K.) based Carling business. The Carling Brewers' business, subsequently renamed Coors Brewers Limited, includes the majority of the assets that previously made up Bass Brewers, including the Carling, Worthington and Caffrey's brand beers; the U.K. distribution rights to Grolsch (via a joint venture with Grolsch N.V.); several other beer and flavored-alcoholic beverage brands; related brewing and malting facilities in the U.K.; and a 49.9% interest in the distribution logistics provider, Tradeteam. Coors Brewers is the second-largest brewer in the U.K. and Carling lager is the best-selling beer brand in the U.K. The brand rights for Carling, which is the largest acquired brand by volume, are mainly for territories in Europe. The addition of Coors Brewers reduces our reliance on one product in North America and also creates a broader, more diversified company in a consolidating global beer market.

     The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. We are in the process of obtaining third-party valuations of certain tangible and intangible assets and of pension and other liabilities, and analyzing other market or historical information for certain estimates. We are also finalizing the tax and financing structure of the acquired business and evaluating certain restructuring plans. Accordingly, the allocation of the purchase price is subject to change.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

Also, as noted above, the purchase price is subject to further adjustments, which have not yet been finalized with Interbrew. These adjustments will result in further change to the purchase price allocation.

                                                              AS OF FEBRUARY 2,
                                                                    2002
                                                              -----------------
                                                                (IN MILLIONS)
Current assets..............................................       $  547
Property, plant and equipment...............................          445
Other assets................................................          444
Intangible assets...........................................          415
Goodwill....................................................          532
                                                                   ------
  Total assets acquired.....................................        2,383
                                                                   ------
Current liabilities.........................................         (428)
Non-current liabilities.....................................         (238)
                                                                   ------
  Total liabilities assumed.................................         (666)
                                                                   ------
     Net assets acquired....................................       $1,717
                                                                   ======

     Of the $415 million of acquired intangible assets, approximately $389 million has been assigned to brand names and distribution rights. The remaining $26 million was assigned to patents and technology and distribution channels. The respective lives of these assets and the resulting amortization is still being evaluated.

     In March 2002, we announced plans to close our Cape Hill brewery and Alloa malting facility. A majority of the production at the Cape Hill brewery relates to brands that were retained by Interbrew. The production at the Alloa malting facility will be moved to one of the other existing malting facilities. The plan to close these sites and the associated exit costs have been reflected in the purchase price allocation above.

     We funded the acquisition with approximately $150 million of cash on hand and approximately $1.55 billion of combined debt as described below at the prevailing exchange rate:

                                                                FACILITY
                                                                CURRENCY        BALANCE
TERM                                                          DENOMINATION   (IN MILLIONS)
----                                                          ------------   -------------
5 year     Amortizing term loan.............................    USD             $  478
5 year     Amortizing term loan (L228 million)..............    GBP                322
9 month    Bridge facility..................................    USD                750
                                                                                ------
                                                                                $1,550
                                                                                ======

     In conjunction with the term loan and bridge facility, we incurred financing fees of approximately $9 million and $500,000, respectively. These fees will be amortized over the respective term of the borrowing. There is an additional financing fee on the bridge facility of approximately $1.1 million if the facility is not repaid by May 15, 2002. We expect to refinance our nine month bridge facility through issuance of long-term financing prior to maturity.

     Amounts outstanding under both our term loan and our bridge facility bear interest, at our option, at a rate per annum equal to either an adjusted LIBOR or an alternate rate, in each case plus an additional margin. The additional margin is set based upon our investment grade. If our investment grade changes, the additional margin is subject to adjustment. Interest is payable quarterly unless the selected LIBOR is for a time period

                     ADOLPH COORS COMPANY AND SUBSIDIARIES
less than 90 days, in which case the interest is payable in the time period corresponding to the selected LIBOR.

     Our term loan is payable quarterly in arrears beginning March 28, 2003, pursuant to the amortization schedule below, and matures February 1, 2007.

                                                              AMORTIZATION RATE
YEAR OF ANNUAL PAYMENTS                                         OF TERM LOANS
-----------------------                                       -----------------
2003........................................................          15%
2004........................................................          20%
2005........................................................          25%
2006........................................................          30%
2007........................................................          10%
                                                                     ---
                                                                     100%
                                                                     ===

     We and all of our existing and future, direct and indirect, domestic subsidiaries, other than immaterial domestic subsidiaries, have guaranteed our term loan.

     Our term loan requires us to meet certain periodic financial tests, including maximum total leverage ratio and minimum interest coverage ratio. There are also certain restrictions on indebtedness, liens and guarantees; mergers, consolidations and some types of acquisitions and assets sales; dividends and stock repurchases; and certain types of business in which we can engage. We expect to timely repay this facility in accordance with its terms.

18.  SUPPLEMENTAL GUARANTOR INFORMATION

     On May 7, 2002, our wholly owned subsidiary, Coors Brewing Company, completed a private placement of $850 million principal amount of 6 3/8% Senior Notes due 2012. The notes were issued with registration rights and are jointly and severally guaranteed on a senior and unsecured basis by Adolph Coors Company and certain domestic subsidiaries. A significant amount of the Issuer's income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Issuer's debt service obligations are provided in large part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as our financial condition and operating requirements and those of certain domestic subsidiaries, could limit the Issuer's ability to obtain cash from us and certain subsidiaries for the purpose of meeting its debt service obligation, including the payment of principal and interest on the Notes.

     The following information sets forth our condensed consolidating balance sheet as of December 30, 2001 and December 31, 2000, and the condensed consolidating statements of operations and cash flows for the fiscal years ended December 30, 2001, December 31, 2000 and December 26, 1999. Investments in our subsidiaries are accounted for on the equity method; accordingly entries necessary to consolidate the Parent Guarantor, Issuer of Notes, and all of its subsidiaries are reflected in the elimination column. Separate complete financial statements of the Issuer and the Subsidiary Guarantors would not provide additional material information that would be useful in assessing the financial composition of the Guarantors.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 30, 2001

                                                                SUBSIDIARY
                          PARENT       ISSUER      SUBSIDIARY      NON
                         GUARANTOR    OF NOTES     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                         ---------   -----------   ----------   ----------   ------------   ------------
                                                         (IN THOUSANDS)
Sales -- domestic and
  international........  $     --    $ 2,544,857    $122,793     $175,102     $      --     $ 2,842,752
Beer excise taxes......        --       (396,270)     (5,732)     (11,288)           --        (413,290)
                         --------    -----------    --------     --------     ---------     -----------
Net sales..............        --      2,148,587     117,061      163,814            --       2,429,462
Cost of goods sold.....        --     (1,384,854)    (87,085)     (65,684)           --      (1,537,623)
Equity in subsidiary
  earnings.............   110,468         40,156          --           --      (150,624)             --
                         --------    -----------    --------     --------     ---------     -----------
Gross profit...........   110,468        803,889      29,976       98,130      (150,624)        891,839
Other operating
  expenses:
  Marketing, general
     and
     administrative....      (465)      (654,622)    (27,912)     (34,061)           --        (717,060)
  Special charges......        --        (23,174)         --           --            --         (23,174)
                         --------    -----------    --------     --------     ---------     -----------
     Total other
       operating
       expenses........      (465)      (677,796)    (27,912)     (34,061)           --        (740,234)
                         --------    -----------    --------     --------     ---------     -----------
Operating income.......   110,003        126,093       2,064       64,069      (150,624)        151,605
Other income (expense):
  Gain on sales of
    distributorships...        --             --      27,667           --            --          27,667
  Interest income......    14,313          1,781          --          315            --          16,409
  Interest expense.....     2,241         (4,236)        (11)          --            --          (2,006)
Miscellaneous -- net...     4,042         28,318      33,077      (61,099)           --           4,338
                         --------    -----------    --------     --------     ---------     -----------
     Total other income
       (expense).......    20,596         25,863      60,733      (60,784)           --          46,408
                         --------    -----------    --------     --------     ---------     -----------
Income before income
  taxes................   130,599        151,956      62,797        3,285      (150,624)        198,013
Income tax expense.....    (7,635)       (42,372)    (23,800)      (1,242)           --         (75,049)
                         --------    -----------    --------     --------     ---------     -----------
Net income.............  $122,964    $   109,584    $ 38,997     $  2,043     $(150,624)    $   122,964
                         ========    ===========    ========     ========     =========     ===========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                SUBSIDIARY
                          PARENT       ISSUER      SUBSIDIARY      NON
                         GUARANTOR    OF NOTES     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                         ---------   -----------   ----------   ----------   ------------   ------------
                                                         (IN THOUSANDS)
Sales -- domestic and
  international........  $     --    $ 2,632,436    $133,842     $ 75,460      $     --     $ 2,841,738
Beer excise taxes......        --       (403,790)     (7,902)     (15,631)           --        (427,323)
                         --------    -----------    --------     --------      --------     -----------
Net sales..............        --      2,228,646     125,940       59,829            --       2,414,415
Cost of goods sold.....        --     (1,419,483)    (92,109)     (14,237)           --      (1,525,829)
Equity in subsidiary
  earnings.............    92,689        (23,795)         --           --       (68,894)             --
                         --------    -----------    --------     --------      --------     -----------
Gross profit...........    92,689        785,368      33,831       45,592       (68,894)        888,586
Other operating
  expenses:
  Marketing, general
     and
     administrative....    (1,224)      (645,668)    (30,709)     (45,144)           --        (722,745)
  Special charges......        --          1,543          --      (16,758)           --         (15,215)
                         --------    -----------    --------     --------      --------     -----------
     Total other
       operating
       expenses........    (1,224)      (644,125)    (30,709)     (61,902)           --        (737,960)
                         --------    -----------    --------     --------      --------     -----------
Operating income.......    91,465        141,243       3,122      (16,310)      (68,894)        150,626
Other income (expense):
  Gain on sale of
    distributorships...        --             --       1,000           --            --           1,000
  Interest income......    18,306          2,566          --          453            --          21,325
  Interest expense.....     9,094        (15,450)         --          (58)           --          (6,414)
Miscellaneous -- net...        --         27,509       1,393      (25,914)           --           2,988
                         --------    -----------    --------     --------      --------     -----------
     Total other income
       (expense).......    27,400         14,625       2,393      (25,519)           --          18,899
                         --------    -----------    --------     --------      --------     -----------
Income before income
  taxes................   118,865        155,868       5,515      (41,829)      (68,894)        169,525
Income tax expense.....    (9,248)       (63,475)     (1,948)      14,763            --         (59,908)
                         --------    -----------    --------     --------      --------     -----------
Net income.............  $109,617    $    92,393    $  3,567     $(27,066)     $(68,894)    $   109,617
                         ========    ===========    ========     ========      ========     ===========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 26, 1999

                                                                SUBSIDIARY
                          PARENT       ISSUER      SUBSIDIARY      NON
                         GUARANTOR    OF NOTES     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                         ---------   -----------   ----------   ----------   ------------   ------------
                                                         (IN THOUSANDS)
Sales -- domestic and
  international........  $     --    $ 2,476,079    $109,663     $ 56,970      $     --     $ 2,642,712
Beer excise taxes......        --       (386,673)     (7,561)     (11,994)           --        (406,228)
                         --------    -----------    --------     --------      --------     -----------
Net sales..............        --      2,089,406     102,102       44,976            --       2,236,484
Cost of goods sold.....        --     (1,305,301)    (72,046)     (19,904)           --      (1,397,251)
Equity in subsidiary
  earnings.............    73,895          6,317          --           --       (80,212)             --
                         --------    -----------    --------     --------      --------     -----------
Gross profit...........    73,895        790,422      30,056       25,072       (80,212)        839,233
Other operating
  expenses:
  Marketing, general
     and
     administrative....    (1,380)      (647,134)    (27,757)     (16,722)           --        (692,993)
  Special charges......        --         (3,725)     (1,980)          --            --          (5,705)
                         --------    -----------    --------     --------      --------     -----------
     Total other
       operating
       expenses........    (1,380)      (650,859)    (29,737)     (16,722)           --        (698,698)
                         --------    -----------    --------     --------      --------     -----------
Operating income.......    72,515        139,563         319        8,350       (80,212)        140,535
Other income (expense):
  Interest income......    11,286             --          --           --            --          11,286
  Interest expense.....    20,117        (24,474)       (349)         349            --          (4,357)
Miscellaneous -- net...        --          5,334          --       (2,131)           --           3,203
                         --------    -----------    --------     --------      --------     -----------
     Total other income
       (expense).......    31,403        (19,140)       (349)      (1,782)           --          10,132
                         --------    -----------    --------     --------      --------     -----------
Income before income
  taxes................   103,918        120,423         (30)       6,568       (80,212)        150,667
Income tax expense.....   (11,634)       (44,216)         12       (2,545)           --         (58,383)
                         --------    -----------    --------     --------      --------     -----------
Net income.............  $ 92,284    $    76,207    $    (18)    $  4,023      $(80,212)    $    92,284
                         ========    ===========    ========     ========      ========     ===========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 30, 2001

                                                                       SUBSIDIARY
                                  PARENT     ISSUER OF    SUBSIDIARY      NON
                                GUARANTOR      NOTES      GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                ----------   ----------   ----------   ----------   ------------   ------------
                                                                (IN THOUSANDS)
                                                    ASSETS
Current assets:
  Cash and cash equivalents...  $   58,565   $    4,790    $   724      $13,054      $      --      $   77,133
  Short-term marketable
     securities...............     232,572           --         --           --             --         232,572
  Accounts and notes
     receivable:
     Trade, net...............          --       74,017      9,909       11,059             --          94,985
     Affiliates...............          --          223         --           --             --             223
     Other, net...............         791       10,694      1,766          273             --          13,524
       Total inventories......          --      108,012      5,134        1,977             --         115,123
  Maintenance and operating
     supplies, net............          --       21,378         --        2,076             --          23,454
  Prepaid expenses and other
     assets...................         152       18,123        317        3,130             --          21,722
  Deferred tax asset..........      (1,451)      27,074      1,503          667             --          27,793
                                ----------   ----------    -------      -------      ---------      ----------
       Total current assets...     290,629      264,311     19,353       32,236             --         606,529
Properties, at cost and net...          --      839,304     23,141        7,265             --         869,710
Goodwill......................          --          878      6,077           --             --           6,955
Other intangibles, net........          --       72,167      7,167           --             --          79,334
Investments in joint ventures,
  net.........................          --       94,785         --           --             --          94,785
Net investment in and advances
  to subs.....................     769,754       67,458         --           --       (837,212)             --
Other assets..................       3,298       65,102      8,062        5,917             --          82,379
                                ----------   ----------    -------      -------      ---------      ----------
Total assets..................  $1,063,681   $1,404,005    $63,800      $45,418      $(837,212)     $1,739,692
                                ==========   ==========    =======      =======      =========      ==========
                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable:
     Trade....................  $       --   $  197,925    $ 5,074      $16,382      $      --      $  219,381
     Affiliates...............          --        3,112         --           --             --           3,112
  Accrued salaries and
     vacations................          --       55,397      1,358           12             --          56,767
  Taxes, other than income
     taxes....................          --       27,469        556        3,246             --          31,271
  Accrued expenses and other
     liabilities..............       5,186      106,329      2,105        8,394             --         122,014
  Current portion of long-term
     debt.....................      85,000           --         --           --             --          85,000
                                ----------   ----------    -------      -------      ---------      ----------
       Total current
          liabilities.........      90,186      390,232      9,093       28,034             --         517,545
Long-term debt................      20,000           --         --           --             --          20,000
Deferred tax liability........      (3,032)      65,643       (611)        (365)            --          61,635
Deferred pension and post-
  retirement benefits.........          --      141,720         --           --             --         141,720
Other long-term liabilities...       5,215       38,702         26        3,537             --          47,480
                                ----------   ----------    -------      -------      ---------      ----------
       Total liabilities......     112,369      636,297      8,508       31,206             --         788,380
                                ----------   ----------    -------      -------      ---------      ----------
       Total shareholders'
          equity..............     951,312      767,708     55,292       14,212       (837,212)        951,312
                                ----------   ----------    -------      -------      ---------      ----------
Total liabilities and
  shareholders' equity........  $1,063,681   $1,404,005    $63,800      $45,418      $(837,212)     $1,739,692
                                ==========   ==========    =======      =======      =========      ==========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2000

                                                                       SUBSIDIARY
                                  PARENT     ISSUER OF    SUBSIDIARY      NON
                                GUARANTOR      NOTES      GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                ----------   ----------   ----------   ----------   ------------   ------------
                                                                (IN THOUSANDS)
                                                    ASSETS
Current assets:
  Cash and cash equivalents...  $  114,546   $   (2,111)   $ 2,321      $ 5,005      $      --      $  119,761
  Short-term marketable
     securities...............      72,759           --         --           --             --          72,759
  Accounts and notes
     receivable:
     Trade, net...............          --       76,093     15,298       13,093             --         104,484
     Affiliates...............          --        7,173         36           --             --           7,209
     Other, net...............       3,990       10,446         --          949             --          15,385
       Total inventories......          --       96,027     10,981        2,916             --         109,924
  Maintenance and operating
     supplies, net............          --       22,121         --        1,582             --          23,703
  Prepaid expenses and other
     assets...................         885       15,733        873        2,356             --          19,847
  Deferred tax asset..........      (1,138)      23,724      1,388          705             --          24,679
                                ----------   ----------    -------      -------      ---------      ----------
       Total current assets...     191,042      249,206     30,897       26,606             --         497,751
Properties, at cost and net...         252      713,621     11,636       10,284             --         735,793
Goodwill and other
  intangibles, net............          --       25,349     29,446           --             --          54,795
Investments in joint ventures,
  net.........................          --       56,342         --           --             --          56,342
Long-term marketable
  securities..................     193,675           --         --           --             --         193,675
Net investment in and advances
  to subs.....................     658,799       61,719         --           --       (720,518)             --
Other assets, net.............       2,106       81,611      1,922        5,309             --          90,948
                                ----------   ----------    -------      -------      ---------      ----------
Total assets..................  $1,045,874   $1,187,848    $73,901      $42,199      $(720,518)     $1,629,304
                                ==========   ==========    =======      =======      =========      ==========
                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable:
     Trade....................  $       --   $  174,931    $ 3,679      $ 7,495      $      --      $  186,105
     Affiliates...............       5,706        5,915         --           --             --          11,621
  Accrued salaries and
     vacations................          --       51,994      2,895        2,152             --          57,041
  Taxes, other than income
     taxes....................          --       28,817      1,246        2,406             --          32,469
  Accrued expenses and other
     liabilities..............          --       65,581     25,498        1,021             --          92,100
                                ----------   ----------    -------      -------      ---------      ----------
       Total current
          liabilities.........       5,706      327,238     33,318       13,074             --         379,336
Long-term debt................     105,000           --         --           --             --         105,000
Deferred tax liability........      (3,281)      90,356        671        2,240             --          89,986
Deferred pension and post-
  retirement benefits.........          --       77,147         --           --             --          77,147
Other long-term liabilities...       6,060       35,464         59        3,863             --          45,446
                                ----------   ----------    -------      -------      ---------      ----------
       Total liabilities......     113,485      530,205     34,048       19,177             --         696,915
                                ----------   ----------    -------      -------      ---------      ----------
       Total shareholders'
          equity..............     932,389      657,643     39,853       23,022       (720,518)        932,389
                                ----------   ----------    -------      -------      ---------      ----------
Total liabilities and
  shareholders' equity........  $1,045,874   $1,187,848    $73,901      $42,199      $(720,518)     $1,629,304
                                ==========   ==========    =======      =======      =========      ==========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 30, 2001

                                                                            SUBSIDIARY
                                        PARENT      ISSUER     SUBSIDIARY      NON
                                       GUARANTOR   OF NOTES    GUARANTOR    GUARANTOR    CONSOLIDATED
                                       ---------   ---------   ----------   ----------   ------------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES...............  $(110,280)  $ 266,986    $ 41,922     $(5,232)     $ 193,396
                                       ---------   ---------    --------     -------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments...........   (228,237)         --          --          --       (228,237)
  Sales and maturities of
     investments.....................    268,093          --          --          --        268,093
  Additions to properties and
     intangible assets...............        522    (230,593)    (13,934)       (543)      (244,548)
  Investment in Molson USA, LLC......         --     (65,000)         --          --        (65,000)
  Proceeds from sales of properties
     and intangible assets...........         --      20,060      43,469          --         63,529
  Other..............................         --       7,589          --       1,825          9,414
                                       ---------   ---------    --------     -------      ---------
     NET CASH PROVIDED BY (USED IN)
       INVESTING ACTIVITIES..........     40,378    (267,944)     29,535       1,282       (196,749)
                                       ---------   ---------    --------     -------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchases of treasury stock........    (72,345)         --          --          --        (72,345)
  Issuances of stock under stock
     plans...........................     10,701          --          --          --         10,701
  Dividends paid.....................    (29,510)         --          --          --        (29,510)
  Net activity in investment in and
     advances to (from)
     subsidiaries....................     53,524       7,859     (73,054)     11,671             --
  Overdraft balances.................     51,551          --          --          --         51,551
  Other..............................         --          --          --         759            759
                                       ---------   ---------    --------     -------      ---------
     NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES..........     13,921       7,859     (73,054)     12,430        (38,844)
                                       ---------   ---------    --------     -------      ---------
Cash and cash equivalents:
  Net increase (decrease) in cash and
     cash equivalents................    (55,981)      6,901      (1,597)      8,480        (42,197)
  Effect of exchange rate changes on
     cash and cash equivalents.......         --          --          --        (431)          (431)
  Balance at beginning of year.......    114,546      (2,111)      2,321       5,005        119,761
                                       ---------   ---------    --------     -------      ---------
BALANCE AT END OF YEAR...............  $  58,565   $   4,790    $    724     $13,054      $  77,133
                                       =========   =========    ========     =======      =========

                              ADOLPH COORS COMPANY

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                            SUBSIDIARY
                                        PARENT      ISSUER     SUBSIDIARY      NON
                                       GUARANTOR   OF NOTES    GUARANTOR    GUARANTOR    CONSOLIDATED
                                       ---------   ---------   ----------   ----------   ------------
                                                               (IN THOUSANDS)
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES...............  $   5,124   $ 298,746    $  7,656     $(30,795)    $ 280,731
                                       ---------   ---------    --------     --------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments...........   (356,741)         --          --           --      (356,741)
  Sales and maturities of
     investments.....................    208,176          --          --           --       208,176
  Additions to properties and
     intangible assets...............         --    (155,412)     (2,187)       3,275      (154,324)
  Proceeds from sales of properties
     and intangible assets...........         --       3,486       2,933            8         6,427
  Other..............................       (277)      3,971          --       (4,773)       (1,079)
                                       ---------   ---------    --------     --------     ---------
     NET CASH PROVIDED BY (USED IN)
       INVESTING ACTIVITIES..........   (148,842)   (147,955)        746       (1,490)     (297,541)
                                       ---------   ---------    --------     --------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchases of treasury stock........    (19,989)         --          --           --       (19,989)
  Issuances of stock under stock
     plans...........................     17,232          --          --           --        17,232
  Dividends paid.....................    (26,564)         --          --           --       (26,564)
  Overdraft balance..................      4,686          --          --           --         4,686
  Net activity in investment in and
     advances to (from)
     subsidiaries....................    134,775    (141,688)    (19,025)      25,938            --
  Other..............................         --          --          --       (2,235)       (2,235)
                                       ---------   ---------    --------     --------     ---------
     NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES..........    110,140    (141,688)    (19,025)      23,703       (26,870)
                                       ---------   ---------    --------     --------     ---------
Cash and cash equivalents:
  Net increase (decrease) in cash and
     cash equivalents................    (33,578)      9,103     (10,623)      (8,582)      (43,680)
  Effect of exchange rate changes on
     cash and cash equivalents.......         --          --          --         (367)         (367)
  Balance at beginning of year.......    148,124     (11,214)     12,944       13,954       163,808
                                       ---------   ---------    --------     --------     ---------
BALANCE AT END OF YEAR...............  $ 114,546   $  (2,111)   $  2,321     $  5,005     $ 119,761
                                       =========   =========    ========     ========     =========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 26, 1999

                                                                             SUBSIDIARY
                                         PARENT      ISSUER     SUBSIDIARY      NON
                                        GUARANTOR   OF NOTES    GUARANTOR    GUARANTOR    CONSOLIDATED
                                        ---------   ---------   ----------   ----------   ------------
                                                                (IN THOUSANDS)
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES................  $ 58,428    $ 150,078    $ (2,636)    $  5,454     $ 211,324
                                        --------    ---------    --------     --------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments............   (94,970)          --          --           --       (94,970)
  Sales and maturities of
     investments......................   105,920           --          --           --       105,920
  Proceeds from sales of properties
     and intangible assets............        --       (3,709)      6,773          757         3,821
  Additions to properties and
     intangible assets................        --     (113,133)    (19,812)      (1,432)     (134,377)
  Other...............................      (544)      (1,409)         --          516        (1,437)
                                        --------    ---------    --------     --------     ---------
     NET CASH PROVIDED BY (USED IN)
       INVESTING ACTIVITIES...........    10,406     (118,251)    (13,039)        (159)     (121,043)
                                        --------    ---------    --------     --------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long term debt..........   (40,000)          --          --           --       (40,000)
  Issuances of stock under stock
     plans............................     9,728           --          --           --         9,728
  Purchases of treasury stock.........   (20,722)          --          --           --       (20,722)
  Overdraft balances..................   (11,256)          --          --           --       (11,256)
  Dividends paid......................   (23,745)          --          --           --       (23,745)
  Net activity in investment in and
     advances to (from)
     subsidiaries.....................    17,191       12,205         (64)     (29,332)           --
  Other...............................        --       (1,692)         --           --        (1,692)
                                        --------    ---------    --------     --------     ---------
     NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES...........   (68,804)      10,513         (64)     (29,332)      (87,687)
                                        --------    ---------    --------     --------     ---------
Cash and cash equivalents:
  Net increase (decrease) in cash and
     cash equivalents.................        30       42,340     (15,739)     (24,037)        2,594
  Effect of exchange rate changes on
     cash and cash equivalents........        --           --          --        1,176         1,176
  Balance at beginning of year........   148,092      (53,553)     28,683       36,816       160,038
                                        --------    ---------    --------     --------     ---------
BALANCE AT END OF YEAR................  $148,122    $ (11,213)   $ 12,944     $ 13,955     $ 163,808
                                        ========    =========    ========     ========     =========

                         UNAUDITED FINANCIAL STATEMENTS

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                              THIRTEEN WEEKS ENDED
                                                              ---------------------
                                                              MARCH 31,   APRIL 1,
                                                                2002        2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                                                                   (UNAUDITED)
Sales -- domestic and international.........................  $ 937,756   $ 637,828
Beer excise taxes...........................................   (198,434)    (94,128)
                                                              ---------   ---------
Net sales...................................................    739,322     543,700
Cost of goods sold..........................................   (475,844)   (351,153)
                                                              ---------   ---------
  Gross profit..............................................    263,478     192,547
Marketing, general and administrative expenses..............   (215,414)   (169,958)
Special charge..............................................     (2,876)         --
                                                              ---------   ---------
  Operating income..........................................     45,188      22,589
Interest income.............................................      4,764       4,612
Interest expense............................................     (9,913)       (811)
Other income................................................      4,927       3,172
                                                              ---------   ---------
  Income before income taxes................................     44,966      29,562
Income tax expense..........................................    (17,763)    (11,234)
                                                              ---------   ---------
  Net income................................................  $  27,203   $  18,328
                                                              =========   =========
Net income per common share -- basic........................  $    0.76   $    0.49
                                                              =========   =========
Net income per common share -- diluted......................  $    0.75   $    0.49
                                                              =========   =========
Weighted average number of outstanding common
  shares -- basic...........................................     35,973      37,203
                                                              =========   =========
Weighted average number of outstanding common
  shares -- diluted.........................................     36,270      37,688
                                                              =========   =========
Cash dividends declared and paid per common share...........  $   0.205   $   0.185
                                                              =========   =========

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,    DECEMBER 30,
                                                                 2002           2001
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $  177,402     $   77,133
  Short-term marketable securities..........................          --        232,572
  Accounts receivable, net..................................     427,132         94,985
  Notes receivable, net.....................................      80,442         13,747
  Inventories:
     Finished...............................................      98,125         32,438
     In process.............................................      35,724         23,363
     Raw materials..........................................      70,828         41,534
     Packaging materials....................................      13,604         17,788
                                                              ----------     ----------
  Total inventories.........................................     218,281        115,123
  Other current assets......................................      92,373         72,969
                                                              ----------     ----------
     Total current assets...................................     995,630        606,529
Properties, at cost and net.................................   1,281,507        869,710
Goodwill....................................................     572,945          6,955
Other intangibles, net......................................     503,072         79,334
Investments in joint ventures...............................     192,860         94,785
Other assets................................................     396,152         82,379
                                                              ----------     ----------
     Total assets...........................................  $3,942,166     $1,739,692
                                                              ==========     ==========

                                                                     (Continued)

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                                                               MARCH 31,     DECEMBER 30,
                                                                  2002           2001
                                                              ------------   -------------
                                                              (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                      INFORMATION)
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  276,622     $  222,493
  Accrued salaries and vacations............................       58,593         56,767
  Taxes, other than income taxes............................      125,649         31,271
  Accrued expenses and other liabilities....................      382,925        122,014
  Current portion of long-term debt.........................      110,000         85,000
                                                               ----------     ----------
       Total current liabilities............................      953,789        517,545
Long-term debt..............................................    1,554,656         20,000
Deferred tax liability......................................      233,841         61,635
Other long-term liabilities.................................      224,339        189,200
                                                               ----------     ----------
       Total liabilities....................................    2,966,625        788,380
                                                               ----------     ----------
Shareholders' equity:
  Capital stock:
     Preferred stock, non-voting, no par value (authorized:
      25,000,000 shares; issued: none)......................           --             --
     Class A common stock, voting, no par value (authorized
      and issued: 1,260,000 shares).........................        1,260          1,260
     Class B common stock, non-voting, no par value, $0.24
      stated value (authorized: 200,000,000 shares; issued:
      34,779,697 in 2002 and 36,048,008 in 2001)............        8,281          8,259
                                                               ----------     ----------
       Total capital stock..................................        9,541          9,519
  Paid-in capital...........................................        5,646             --
  Unvested restricted stock.................................         (738)          (597)
  Retained earnings.........................................      974,212        954,981
  Accumulated other comprehensive loss......................      (13,120)       (12,591)
                                                               ----------     ----------
       Total shareholders' equity...........................      975,541        951,312
                                                               ----------     ----------
Total liabilities and shareholders' equity..................   $3,942,166     $1,739,692
                                                               ==========     ==========

                                                                     (Concluded)

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THIRTEEN WEEKS ENDED
                                                              -----------------------
                                                               MARCH 31,    APRIL 1,
                                                                 2002         2001
                                                              -----------   ---------
                                                                  (IN THOUSANDS)
                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $    27,203   $  18,328
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Equity in net earnings of joint ventures...............       (9,691)     (9,226)
     Distributions from joint ventures......................       10,660       7,241
     Depreciation, depletion and amortization...............       44,710      30,522
     Gains on sales of securities...........................       (4,003)     (2,954)
     Deferred income taxes..................................        3,196        (122)
  Change in operating assets and liabilities................      (99,334)    (59,122)
                                                              -----------   ---------
       Net cash used in operating activities................      (27,259)    (15,333)
                                                              -----------   ---------
Cash flows from investing activities:
  Purchases of securities...................................           --    (130,968)
  Sales and maturities of securities........................      232,758     179,135
  Additions to properties and intangible assets.............      (44,981)    (30,752)
  Acquisition of Coors Brewers Limited, net of cash
     acquired...............................................   (1,588,348)         --
  Investment in Molson USA, LLC.............................           --     (65,000)
  Other.....................................................        3,100       3,106
                                                              -----------   ---------
       Net cash used in investing activities................   (1,397,471)    (44,479)
                                                              -----------   ---------
Cash flows from financing activities:
  Issuances of stock under stock plans......................        3,346       9,212
  Purchases of stock........................................           --      (6,055)
  Dividends paid............................................       (7,374)     (6,893)
  Proceeds from long-term debt..............................    1,553,000          --
  Payments on short-term debt...............................       (5,000)         --
  Overdraft balances........................................      (14,058)    (17,245)
  Other.....................................................           --       3,285
                                                              -----------   ---------
       Net cash provided by (used in) financing
        activities..........................................    1,529,914     (17,696)
                                                              -----------   ---------
Cash and cash equivalents:
  Net increase (decrease) in cash and cash equivalents......      105,184     (77,508)
  Effect of exchange rate changes on cash and cash
     equivalents............................................       (4,915)       (288)
  Balance at beginning of year..............................       77,133     119,761
                                                              -----------   ---------
  Balance at end of quarter.................................  $   177,402   $  41,965
                                                              ===========   =========

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THIRTEEN WEEKS ENDED MARCH 31, 2002

1.  BUSINESS

     We are the third-largest producer of beer in the United States based on volume and revenues. Following our acquisition of the majority of the former Bass Brewers business and other assets from Interbrew in February 2002, which we now collectively call Coors Brewers Limited, we are the eighth largest brewer in the world based on volume. Including Coors Brewers Limited, the number-two brewer in the United Kingdom based on volume, we produce in excess of 32 million barrels of beer and other beverages per year. Since our founding in 1873, we have been committed to producing the highest quality beers and other beverages.

2.  SIGNIFICANT ACCOUNTING POLICIES

     Unaudited condensed consolidated financial statements -- In our opinion, the accompanying unaudited financial statements reflect all adjustments, consisting of normal recurring accruals, and certain other adjustments as discussed in Note 5, Change in Accounting Principle, which are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. The accompanying financial statements include our accounts and the accounts of our majority-owned and controlled domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. These financial statements should be read in conjunction with the notes to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 30, 2001. Also, these financial statements should be read in conjunction with the financial statements of our acquired business and the pro forma financial information included in our Form 8-K/A filed with the Securities and Exchange Commission on April 18, 2002. The results of operations for the thirteen weeks ended March 31, 2002, are not necessarily indicative of the results that may be achieved for the full fiscal year and cannot be used to indicate financial performance for the entire year.

     The results of Coors Brewers Limited operations have been included in the consolidated financial statements since February 2, 2002, the date of acquisition.

     The year-end condensed balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.

     Significant non-cash transactions -- During the first thirteen weeks of 2002 and 2001, we issued restricted common stock under our management incentive program. The non-cash impact of these issuances, net of forfeitures and tax withholding, was $0.2 million and $1.2 million, respectively. Also during the first quarter of 2002 and 2001, equity was increased by the tax benefit on the exercise of stock options under our stock plans of $0.3 million and $4.1, respectively.

     Recent accounting pronouncements -- On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144. "Accounting for the Impairment or Disposal of Long-Lived Assets," (SFAS 144) which is applicable to financial statements issued for fiscal years beginning after December 15, 2001. This standard provides a single accounting model for long-lived assets to be disposed of by sale and establishes additional criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. This standard also requires expected future operating losses from discontinued operations to be recorded in the period(s) in which the losses are incurred, rather than as of the measurement date as previously required. Our adoption of SFAS No. 144 on January 1, 2002 did not have a material effect on our operating results or financial position.

     Reclassifications -- Certain reclassifications have been made to the 2001 financial statements to conform with the 2002 presentation.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

3.  COORS BREWERS LIMITED ACQUISITION

     On February 2, 2002, we acquired 100% of the outstanding shares of Bass Holdings Ltd. and certain other intangible assets from Interbrew S.A. and paid off certain intercompany loan balances with Interbrew, for a total purchase price of L1.2 billion (approximately $1.7 billion), plus associated fees and expenses. The purchase price is still subject to adjustment based on the value of working capital, certain intercompany trade balances and undistributed earnings from joint ventures as of the acquisition date. This acquisition resulted in us obtaining the United Kingdom (U.K.) based Carling business. The Carling Brewers business, renamed Coors Brewers Limited, includes the majority of the assets that previously made up Bass Brewers, including the Carling, Worthington and Caffrey's brand beers; the U.K. distribution rights to Grolsch (via a joint venture with Royal Grolsch N.V.); several other beer and flavored-alcohol beverage brands; related brewing and malting facilities in the U.K.; and a 49.9% interest in the distribution logistics provider, Tradeteam. Coors Brewers Limited is the second-largest brewer in the U.K., and Carling lager is the best-selling beer brand in the U.K. The brand rights for Carling, which is the largest acquired brand by volume, are mainly for territories in Europe. The addition of Coors Brewers Limited creates a broader, more diversified company in a consolidating global beer market.

     As noted in Note 2, Significant Accounting Policies, the results of Coors Brewers Limited operations have been included in the consolidated financial statements since February 2, 2002, the date of acquisition.

     The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition. We are in the process of finalizing the tax and financing structure. We are also evaluating the pension plan actuarial valuation and certain restructuring plans of the acquired business. Accordingly, the allocation of the purchase price is subject to change. Also, as noted above, the purchase price is subject to further adjustments, which have not yet been finalized. These adjustments will result in further change to the purchase price allocation.

                                                               AS OF FEBRUARY 2,
                                                                     2002
                                                               -----------------
                                                                 (IN MILLIONS)
Current assets..............................................        $  546
Property, plant and equipment...............................           445
Other assets................................................           415
Intangible assets...........................................           415
Goodwill....................................................           562
                                                                    ------
  Total assets acquired.....................................         2,383
                                                                    ------
Current liabilities.........................................          (428)
Non-current liabilities.....................................          (238)
                                                                    ------
Total liabilities assumed...................................          (666)
                                                                    ------
     Net assets acquired....................................        $1,717
                                                                    ======

     Of the $415 million of acquired intangible assets, approximately $389 million has been assigned to brand names and distribution rights. The remaining $26 million was assigned to patents and technology and distribution channels. Approximately $284 million of the $389 million brand name and distribution rights value has been determined to have an indefinite life and accordingly will not be amortized. The remaining $105 million brand name and distribution right value will be amortized over a weighted average useful life of approximately
11.6 years. The $26 million value for patents and technology and distribution channels will be amortized over a weighted average useful life of approximately
8.4 years.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The $562 million of goodwill was assigned to the Europe and Americas segments in the amounts of approximately $396 million and $166 million, respectively. It is currently expected that none of the goodwill will be deductible for tax purposes, but as noted above we are in the process of finalizing the tax structure.

     In March 2002, we announced plans to close our Cape Hill brewery and Alloa malting facility. A majority of the production at the Cape Hill brewery relates to brands that were retained by Interbrew. The production at the Alloa malting facility will be moved to one of the other existing malting facilities. The alternative use value for these sites, and the associated exit costs, have been reflected in the purchase price allocation above.

     The following unaudited, pro forma information shows the results of our operations for the three months ended March 31, 2002, and April 1, 2001, as if the business combination with Coors Brewers Limited and us had occurred at the beginning of each period. The proforma information has been revised, from that previously included in our quarterly report on Form 10-Q for the thirteen weeks ended March 31, 2002, to reflect changes in estimates based upon more recent information and to adjust the proforma interest expense on the debt used to fund the acquisition. These pro forma results are not necessarily indicative of the results of operations that would have occurred if the business combinations had occurred at the beginning of the respective periods and is not intended to be indicative of future results of operations (in thousands, except per share data).

                                                               THREE MONTHS ENDED
                                                              --------------------
                                                              MARCH 31,   APRIL 1,
                                                                2002        2001
                                                              ---------   --------
Net Sales...................................................  $820,593    $805,636
Pretax income...............................................  $ 23,199    $  9,546
Net income..................................................  $ 14,002    $  5,775
Net income per common share:
  Basic.....................................................  $   0.39    $   0.16
  Diluted...................................................  $   0.39    $   0.15

     We funded the acquisition with approximately $150 million of cash on hand and approximately $1.55 billion of combined debt as described below at the prevailing exchange rate:

                                                                FACILITY
                                                                CURRENCY        BALANCE
TERM                                                          DENOMINATION   (IN MILLIONS)
----                                                          ------------   -------------
5 year      Amortizing term loan...........................       USD           $  478
5 year      Amortizing term loan (L228 million)............       GBP              322
            Bridge facility (see Note 10, Subsequent
9 month     Event).........................................       USD              750
                                                                                ------
                                                                                $1,550
                                                                                ======

     In conjunction with the term loan and bridge facility, we incurred financing fees of approximately $9 million and $500,000, respectively. These fees will be amortized over the respective terms of the borrowings. On May 7, 2002, we repaid our nine month bridge facility through the issuance of long-term financing and used additional proceeds from that issuance to repay a portion of our term loans (See Note 10, Subsequent Event).

     Amounts outstanding under our term loan bear, and under our bridge facility prior to repayment bore, interest, at our option, at a rate per annum equal to either an adjusted LIBOR or an alternate rate, in each case plus an additional margin. The additional margin is set based upon our investment grade debt rating which is BBB+ (S&P) and Baa2 (Moody's). If our debt rating changes, the additional margin is subject to

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

adjustment. Interest is payable quarterly unless the selected LIBOR is for a time period less than 90 days, in which case the interest is payable in the time period corresponding to the selected LIBOR.

     Our term loan is payable quarterly in arrears beginning March 28, 2003, pursuant to the amortization schedule below, and matures February 1, 2007.

                                                              AMORTIZATION RATE
YEAR OF ANNUAL PAYMENTS                                         OF TERM LOANS
-----------------------                                       -----------------
2003........................................................          15%
2004........................................................          20%
2005........................................................          25%
2006........................................................          30%
2007........................................................          10%
                                                                     ---
                                                                     100%
                                                                     ===

     We and all of our existing and future, direct and indirect, domestic subsidiaries, other than immaterial domestic subsidiaries, have guaranteed our term loan.

     Our term loan requires us to meet certain periodic financial tests, including maximum total leverage ratio and minimum interest coverage ratio. There are also certain restrictions on indebtedness, liens and guarantees; mergers, consolidations and some types of acquisitions and assets sales; and certain types of business in which we can engage. We expect to timely repay this facility in accordance with its terms.

4.  BUSINESS SEGMENTS

     Prior to our acquisition of Coors Brewers Limited, we reported results of operations in one segment. We now categorize our operations into the two geographical regions: the Americas and Europe. These segments are managed by separate operating teams, even though both consist primarily of the manufacture, marketing, and sale of beer and other beverage products. We also now categorize certain of our activities as our Corporate segment, which we describe below.

     The Americas malt beverage segment primarily consists of our production, marketing, and sale of the Coors family of brands in the U.S. and its territories. This segment also includes the Coors Light business in Canada that is conducted through a partnership investment with Molson, Inc. and the sale of Molson products in the U.S. that is conducted through a joint venture investment with Molson, Inc. The Americas segment also includes the small amount of Coors products that are sold outside of the U.S. and its possessions, excluding Europe.

     The Europe segment consists of our production and sale of the Coors Brewers Limited brands throughout the world, our joint venture arrangement in the U.K. Grolsch business, and our joint venture arrangement for the distribution of products throughout the U.K. It also includes the sale of Coors Light in the U.K. and the Republic of Ireland.

     The Corporate segment currently includes interest and certain corporate costs in both the U.S. and the U.K. The large majority of these corporate costs relate to certain finance costs and other administrative costs.

     No single customer accounted for more than 10% of our sales.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Summarized financial information concerning our reportable segments is shown in the following table:

                                          AMERICAS      EUROPE     CORPORATE     TOTAL
                                         ----------   ----------   ---------   ----------
                                                          (IN THOUSANDS)
3/31/2002
Gross sales............................  $  636,969   $  300,787    $    --    $  937,756
Excise taxes...........................     (91,993)    (106,441)        --      (198,434)
                                         ----------   ----------    -------    ----------
Net sales..............................     544,976      194,346         --       739,322
Cost of goods sold.....................    (343,332)    (132,512)        --      (475,844)
Marketing, general and
  administrative.......................    (162,241)     (53,173)        --      (215,414)
Special charges........................        (804)          --     (2,072)       (2,876)
                                         ----------   ----------    -------    ----------
Operating income (loss)................      38,599        8,661     (2,072)       45,188
Interest income........................          --        2,420      2,344         4,764
Interest expense.......................          --           --     (9,913)       (9,913)
Other (expense) income -- net..........        (149)       1,878      3,198         4,927
                                         ----------   ----------    -------    ----------
Earnings (loss) before income taxes....  $   38,450   $   12,959    $(6,443)   $   44,966
                                         ==========   ==========    =======    ==========
Other financial data:
  Depreciation, depletion,
     amortization......................  $   30,876   $   13,834    $    --    $   44,710
  Capital Expenditures.................  $   37,328   $    7,653    $    --    $   44,981
  Total Assets.........................  $1,728,435   $2,213,731    $    --    $3,942,166
  Equity Investments...................  $   98,806   $   94,054    $    --    $  192,860

4/1/2001
Gross sales............................  $  637,009   $      819    $    --    $  637,828
Excise taxes...........................     (94,125)          (3)        --       (94,128)
                                         ----------   ----------    -------    ----------
Net sales..............................     542,884          816         --       543,700
Costs of goods sold....................    (350,404)        (749)        --      (351,153)
Marketing, general and
  administrative.......................    (168,645)      (1,313)        --      (169,958)
Special charges........................          --           --         --            --
                                         ----------   ----------    -------    ----------
Operating income.......................      23,835       (1,246)        --        22,589
Interest income........................          --           --      4,612         4,612
Interest expense.......................          --           --       (811)         (811)
Other income -- net....................         218           --      2,954         3,172
                                         ----------   ----------    -------    ----------
Earnings before income taxes...........  $   24,053   $   (1,246)   $ 6,755    $   29,562
                                         ==========   ==========    =======    ==========
Other financial data:
  Depreciation, depletion,
     amortization......................  $   30,501   $       21    $    --    $   30,522
  Capital Expenditures.................  $   30,752   $       --    $    --    $   30,752
  Total Assets.........................  $1,719,448   $   20,244    $    --    $1,739,692
  Equity Investments...................  $   94,785   $       --    $    --    $   94,785

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The following table represents sales by geographic segment:

                                                               THREE MONTHS ENDED
                                                              --------------------
                                                              MARCH 31,   APRIL 1,
                                                                2002        2001
                                                              ---------   --------
                                                                 (IN THOUSANDS)
Net sales to unaffiliated customers(1):
  United States and its territories.........................  $531,919    $529,493
  United Kingdom............................................   194,346         816
  Other foreign countries...................................    13,057      13,391
                                                              --------    --------
     Net sales..............................................  $739,322    $543,700
                                                              ========    ========

                                                                FOR THE PERIOD ENDED
                                                              -------------------------
                                                              MARCH 31,    DECEMBER 30,
                                                                 2002          2001
                                                              ----------   ------------
                                                                   (IN THOUSANDS)
Long-lived assets(2):
  United States and its territories.........................  $1,002,213     $955,615
  United Kingdom............................................   1,355,039          231
  Other foreign countries...................................         272          153
                                                              ----------     --------
     Total long-lived assets................................  $2,357,524     $955,999
                                                              ==========     ========

---------------

(1) Net sales attributed to geographic areas is based on the location of the customer.

(2) Long-lived assets include tangible and intangible assets physically located in foreign countries.

5.  CHANGE IN ACCOUNTING PRINCIPLE

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 141, "Business Combinations," (SFAS 141) and No. 142, "Goodwill and Other Intangible Assets," (SFAS 142). SFAS 141 requires that all business combinations be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination be recognized as assets apart from goodwill. SFAS 141 was effective for all business combinations initiated after June 30, 2001. SFAS 142 requires goodwill to be tested for impairment under certain circumstances, and written down when impaired, rather than being amortized as previously required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization.

     SFAS 142 is effective for fiscal years beginning after December 15, 2001 and accordingly we adopted the provisions of the standard effective the beginning of fiscal 2002. In accordance with SFAS 142, we ceased amortizing goodwill totaling $69.2 million, including $62.2 million related to our U.S. joint venture investment with Molson, Inc., as of the beginning of fiscal 2002. We also ceased amortizing approximately $7.2 million of other net intangible assets that we considered to have indefinite lives. We also have $21.1 million of other intangible assets that have indefinite lives that were previously not amortized. As a result, during the three month period ended March 31, 2002, we did not recognize pre-tax amortization of goodwill and other intangibles totaling $0.4 million and $0.1 million, respectively, that would have been recognized had the previous standards still been in effect. The following table presents the impact of SFAS 142 on net income and

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

net income per share had the new standard been in effect for both of the quarters ended March 31, 2002, and April 1, 2001 (in thousands, except per share amounts):

                                                               THREE MONTHS ENDED
                                                              --------------------
                                                              MARCH 31,   APRIL 1,
                                                                2002        2001
                                                              ---------   --------
Reported net income.........................................   $27,203    $18,328
Adjustments:
  Amortization of goodwill..................................        --        400
  Amortization of intangible assets reclassified as
     indefinite lives:
  Distribution rights.......................................        --        100
  Income tax effect.........................................        --       (190)
                                                               -------    -------
  Net adjustments...........................................        --        310
                                                               -------    -------
Pro forma adjusted net income...............................   $27,203    $18,638
                                                               =======    =======
Net income per share -- basic
  As reported...............................................   $  0.76    $  0.49
  Pro forma.................................................   $  0.76    $  0.50
Net income per share -- diluted
  As reported...............................................   $  0.75    $  0.49
  Pro forma.................................................   $  0.75    $  0.49

     There was no impairment of goodwill upon adoption of SFAS 142. We are required to perform goodwill impairment tests on at least an annual basis and more frequently in certain circumstances. We plan to perform our required annual impairment test during the third quarter of 2002.

     The following tables present details of our intangible assets (in millions):

                                                 USEFUL              ACCUMULATED
               MARCH 31, 2002                     LIFE      GROSS    AMORTIZATION    NET
               --------------                  ----------   ------   ------------   ------
Intangible assets subject to amortization:
     Coors Brewers Limited:
     Brand names and distribution rights.....     2-20      $105.8      $(2.4)      $103.4
     Patents and technology and distribution
       channels..............................     3-10        25.6       (0.6)        25.0
Other........................................     5-34        17.1       (5.3)        11.8
Intangible assets not subject to
  amortization:
  Brand names................................  Indefinite    286.3         --        286.3
  Pension....................................     N/A         48.3         --         48.3
  Other......................................  Indefinite     28.8       (0.5)        28.3

     We engaged third-party business valuation appraisers to help us determine the fair value of the intangible assets in connection with our acquisition of what is now called Coors Brewers Limited. The allocation of purchase price for the Coors Brewers Limited acquisition is tentative pending finalization of our tax and financing structure. We are also evaluating the pension plan actuarial valuation and certain restructuring plans. The allocation may change following the completion of these items. Note that the amounts reflected in the table above as of March 31, 2002, have fluctuated from the original purchase price allocation at February 2, 2002, due to the change in the pound sterling exchange rate between these dates.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated future amortization expense of intangible assets is as follows (in millions):

FISCAL YEAR                                                   AMOUNT
-----------                                                   ------
2003........................................................  $17.4
2004........................................................  $15.9
2005........................................................  $10.9
2006........................................................  $10.5
2007........................................................  $ 6.9

     Amortization expense of intangible assets was $3.5 million and $0.3 million for the three months ended March 31, 2002 and April 1, 2001, respectively. The following table presents the changes in goodwill during the first three months of fiscal 2002 allocated to the reportable segments (in millions):

                                                                                   BALANCE AT
                                           DECEMBER 31,                            MARCH 31,
SEGMENT                                        2001       ACQUIRED   ADJUSTMENTS      2002
-------                                    ------------   --------   -----------   ----------
Americas.................................     $69.2        $166.5       $0.8         $236.5
Europe...................................        --         395.9        2.7          398.6

     The adjustments during the first three months of fiscal 2002 include $3.5 million resulting from the foreign currency exchange rate change between February 2, 2002, the date of our acquiring Coors Brewers Limited, and March 31, 2002. Goodwill includes approximately $62.2 million related to our joint venture investment in Molson, Inc.

6.  SPECIAL CHARGES

     In the first quarter of 2002, we recorded special charges of $2.9 million, mainly for transition expenses related to the newly acquired U.K. business, including accounting, appraisal and legal fees. In the first quarter of 2001, we recorded no special charges.

7.  OTHER COMPREHENSIVE INCOME

                                                              THIRTEEN WEEKS ENDED
                                                              --------------------
                                                              MARCH 31,   APRIL 1,
                                                                2002        2001
                                                              ---------   --------
                                                                 (IN THOUSANDS)
Net income..................................................   $27,203    $18,328
Other comprehensive income (expense), net of tax:
  Foreign currency translation adjustments..................       117        (81)
  Unrealized (loss) gain on available-for-sale securities
     and derivative instruments.............................    (1,293)     1,108
  Reclassification adjustment for net loss (gains) realized
     in net income on derivative instruments................       533     (2,023)
                                                               -------    -------
Comprehensive income........................................   $26,560    $17,332
                                                               =======    =======

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

8.  EARNINGS PER SHARE (EPS)

     Basic and diluted net income per common share were arrived at using the calculations outlined below:

                                                               THIRTEEN WEEKS ENDED
                                                              ----------------------
                                                              MARCH 31,    APRIL 1,
                                                                 2002        2001
                                                              ----------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net income available to common shareholders.................   $27,203      $18,328
                                                               =======      =======
Weighted average shares for basic EPS.......................    35,973       37,203
Effect of dilutive securities:
  Stock options.............................................       276          477
  Contingent shares not included in shares outstanding for
     basic EPS..............................................        21            8
                                                               -------      -------
Weighted average shares for diluted EPS.....................    36,270       37,688
                                                               =======      =======
Basic EPS...................................................   $  0.76      $  0.49
                                                               =======      =======
Diluted EPS.................................................   $  0.75      $  0.49
                                                               =======      =======

     The dilutive effects of stock options were determined by applying the treasury stock method, assuming we were to purchase common shares with the proceeds from stock option exercises. Stock options to purchase 1,804 shares of common stock were not included in the computation of first quarter 2002 earnings per share because the stock options' exercise prices were greater than the average market price of the common shares.

9.  COMMITMENTS AND CONTINGENCIES

     We were one of a number of entities named by the Environmental Protection Agency (EPA) as a potentially responsible party (PRP) at the Lowry Superfund site. This landfill is owned by the City and County of Denver (Denver), and was managed by Waste Management of Colorado, Inc. (Waste). In 1990, we recorded a special pretax charge of $30 million, a portion of which was put into a trust in 1993 as part of an agreement with Denver and Waste to settle the outstanding litigation related to this issue.

     Our settlement was based on an assumed cost of $120 million (in 1992 adjusted dollars). It requires us to pay a portion of future costs in excess of that amount.

     In January 2002, in response to the EPA's five-year review conducted in 2001, Waste provided us with updated annual cost estimates through 2032. We have reviewed these cost estimates in the assessment of our accrual related to this issue. In determining that the current accrual is adequate, we eliminated certain costs included in Waste's estimates, primarily trust management costs that will be accrued as incurred, certain remedial costs for which technology has not yet been developed and income taxes which we do not believe to be an included cost in the determination of when the $120 million threshold is reached. We generally used a 2% inflation rate for future costs, and discounted certain operations and maintenance costs at the site that we deemed to be determinable, at a 5.46% risk-free rate of return. Based on these assumptions, the present value and gross amount of discounted costs are approximately $1 million and $4 million, respectively. We did not assume any future recoveries from insurance companies in the estimate of our liability.

     There are a number of uncertainties at the site, including what additional remedial actions will be required by the EPA, and what costs are included in the determination of when the $120 million threshold is reached. Because of these issues, the estimate of our liability may change as facts further develop, and we may need to increase the reserve. While we cannot predict the amount of any such increase, an additional accrual

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

of as much as $25 million is reasonably possible based on our preliminary evaluation, with additional cash contributions beginning as early as 2013.

     We were one of several parties named by the EPA as a PRP at the Rocky Flats Industrial Park site. In September 2000, the EPA entered into an Administrative Order on Consent with certain parties, including our company, requiring implementation of a removal action. Our projected costs to construct and monitor the removal action are approximately $300,000. The EPA will also seek to recover its oversight costs associated with the project which are not possible to estimate at this time. However, we believe they would be immaterial to our operating results, cash flows and financial position.

     From time to time, we have been notified that we are or may be a PRP under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws for the cleanup of other sites where hazardous substances have allegedly been released into the environment. We cannot predict with certainty the total costs of cleanup, our share of the total cost, the extent to which contributions will be available from other parties, the amount of time necessary to complete the cleanups or insurance coverage.

     In addition, we are aware of groundwater contamination at some of our properties in Colorado resulting from historical, ongoing or nearby activities. There may also be other contamination of which we are currently unaware.

     While we cannot predict our eventual aggregate cost for our environmental and related matters in which we are currently involved, we believe that any payments, if required, for these matters would be made over a period of time in amounts that would not be material in any one year to our operating results, cash flows or our financial or competitive position. We believe adequate reserves have been provided for losses that are probable and estimable.

10.  SUBSEQUENT EVENT

     On April 25, 2002, we made a principal and interest payment of $56 million on our five year amortizing U.S. dollar term loan.

     On May 7, 2002, our wholly owned subsidiary, Coors Brewing Company, completed a private placement of $850 million principal amount of 6 3/8% Senior notes, due 2012, with interest payable semi-annually. The notes were sold to investors at a price of 99.596% of par for a yield to maturity of 6.43%, are unsecured, are not subject to any sinking fund provision and include a redemption provision (make-whole provision) which allows us to retire the notes at whole or any time at a redemption price. The redemption price is equal to the greater of (1) 100% of the principal amount of the notes plus accrued and unpaid interest and (2) the "make whole" premium on the amount of the notes being redeemed, which is intended to equal to the present value of the principal amount of the notes redeemed and interest thereon. The notes were issued with registration rights and are guaranteed by Adolph Coors Company and certain domestic subsidiaries. Net proceeds from the sale of the notes, after deducting estimated expenses and placement fees, were approximately $839 million. The net proceeds and cash on hand were used to (1) repay the $750 million of loans outstanding under our senior unsecured bridge facility which we entered into in connection with our acquisition of Coors Brewers Limited and (2) repay approximately $91 million of outstanding U.S. term borrowings under our senior unsecured credit facilities.

     On the same date as the private placement of debt, we entered into certain cross currency swaps totaling L.530 million (approximately $774 million). The swaps include an initial exchange of principal on the date of the private placement and will require final principal exchange 10 years later. The swaps also call for an exchange of fixed British pound interest payments for fixed U.S. dollar interest receipts. At the initial principal exchange, we paid U.S. dollars to a counterparty and received British pounds. Upon final exchange, we will provide British pounds to the counterparty and receive U.S. dollars. The cross currency swaps have been

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

designated as cash flow hedges of the changes in value of the future British pound interest and principal receipts on an intercompany loan between us and our Europe subsidiary that results from changes in the U.S. dollar to British pound exchange rates.

     On the same day as the settlement of our private placement offering and initial exchange of principal amounts associated with our swap transactions, we were required to settle our previously established forward sale of 530 million British pounds. The settlement of all these transactions in aggregate resulted in a foreign exchange loss of approximately $26 million, almost all of which was offset by a foreign exchange gain on our intercompany loan.

11.  SUPPLEMENTAL GUARANTOR INFORMATION

     On May 7, 2002, our wholly owned subsidiary, Coors Brewing Company, completed a private placement of $850 million principal amount of 6 3/8% Senior Notes due 2012. The notes were issued with registration rights and are jointly and severally guaranteed on a senior and unsecured basis by Adolph Coors Company and certain domestic subsidiaries. A significant amount of the Issuer's income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Issuer's debt service obligations are provided in large part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as our financial condition and operating requirements and those of certain domestic subsidiaries, could limit the Issuer's ability to obtain cash from us and certain subsidiaries for the purpose of meeting its debt service obligation, including the payment of principal and interest on the notes.

     The following information sets forth our condensed consolidating balance sheet as of March 31, 2002 and December 30, 2001, and the condensed consolidating statements of operations and cash flows for the thirteen weeks ended March 31, 2002 and April 1, 2001. Investments in our subsidiaries are accounted for on the equity method; accordingly, entries necessary to consolidate the Parent Guarantor, Issuer of Notes, and all of its subsidiaries are reflected in the elimination column. Separate complete financial statements of the Issuer and the Subsidiary Guarantors would not provide additional material information that would be useful in assessing the financial composition of the Guarantors.

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                  FOR THE THIRTEEN WEEKS ENDED MARCH 31, 2002

                                                                SUBSIDIARY
                            PARENT     ISSUER OF   SUBSIDIARY      NON
                           GUARANTOR     NOTES     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                           ---------   ---------   ----------   ----------   ------------   ------------
                                                          (IN THOUSANDS)
                                                            (UNAUDITED)
Sales -- domestic and
  international..........   $    --    $ 579,781    $ 15,420    $ 342,555      $     --      $ 937,756
Beer excise taxes........        --      (89,939)       (443)    (108,052)           --       (198,434)
                            -------    ---------    --------    ---------      --------      ---------
Net sales................        --      489,842      14,977      234,503            --        739,322
Cost of goods sold.......        --     (319,406)    (11,251)    (145,187)           --       (475,844)
Equity in subsidiary
  earnings...............    20,409       15,022          --           --       (35,431)            --
                            -------    ---------    --------    ---------      --------      ---------
Gross profit.............    20,409      185,458       3,726       89,316       (35,431)       263,478
  Marketing, general and
     administrative......       (84)    (150,104)     (5,852)     (59,374)           --       (215,414)
  Special charge.........        --       (2,876)         --           --            --         (2,876)
                            -------    ---------    --------    ---------      --------      ---------
Operating income.........    20,325       32,478      (2,126)      29,942       (35,431)        45,188
  Interest income........     3,868          361          30          505            --          4,764
  Interest expense.......     2,057      (11,970)         --           --            --         (9,913)
  Other income...........     6,219        4,151      11,309      (16,752)           --          4,927
                            -------    ---------    --------    ---------      --------      ---------
Income before income
  taxes..................    32,469       25,020       9,213       13,695       (35,431)        44,966
Income tax expense.......    (5,266)      (4,363)     (4,020)      (4,114)           --        (17,763)
                            -------    ---------    --------    ---------      --------      ---------
Net income...............   $27,203    $  20,657    $  5,193    $   9,581      $(35,431)     $  27,203
                            =======    =========    ========    =========      ========      =========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                   FOR THE THIRTEEN WEEKS ENDED APRIL 1, 2001

                                                                SUBSIDIARY
                            PARENT     ISSUER OF   SUBSIDIARY      NON
                           GUARANTOR     NOTES     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                           ---------   ---------   ----------   ----------   ------------   ------------
                                                          (IN THOUSANDS)
                                                            (UNAUDITED)
Sales -- domestic and
  international..........   $    --    $ 599,400   $  25,137     $13,291       $     --      $ 637,828
Beer excise taxes........        --      (89,871)     (1,542)     (2,715)            --        (94,128)
                            -------    ---------   ---------     -------       --------      ---------
Net sales................        --      509,529      23,595      10,576             --        543,700
Cost of goods sold.......        --     (329,845)    (17,078)     (4,230)            --       (351,153)
Equity in subsidiary
  earnings...............    15,142       (3,883)         --          --        (11,259)            --
                            -------    ---------   ---------     -------       --------      ---------
Gross profit.............    15,142      175,801       6,517       6,346        (11,259)       192,547
  Marketing, general and
     administrative......      (187)    (155,114)     (7,777)     (6,880)            --       (169,958)
Operating income.........    14,955       20,687      (1,260)       (534)       (11,259)        22,589
  Interest income........     4,390          156          --          66             --          4,612
  Interest expense.......    (2,017)       1,206          --          --             --           (811)
  Other income...........     2,954        5,057          --      (4,839)            --          3,172
                            -------    ---------   ---------     -------       --------      ---------
Income before income
  taxes..................    20,282       27,106      (1,260)     (5,307)       (11,259)        29,562
Income tax expense.......    (1,954)     (11,775)        478       2,017             --        (11,234)
                            -------    ---------   ---------     -------       --------      ---------
Net income...............   $18,328    $  15,331   $    (782)    $(3,290)      $(11,259)     $  18,328
                            =======    =========   =========     =======       ========      =========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF MARCH 31, 2002

                                                                       SUBSIDIARY
                                  PARENT       ISSUER     SUBSIDIARY      NON
                                GUARANTOR     OF NOTES    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                ----------   ----------   ----------   ----------   ------------   ------------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
                                                    ASSETS
Current assets:
  Cash and cash equivalents...  $   68,100   $    4,768    $    458    $  104,076   $        --     $  177,402
  Accounts receivable, net....          --      118,784      52,684       255,664            --        427,132
  Notes receivable, net.......          87       25,477       1,100        53,778            --         80,442
  Total inventories...........          --      103,807       9,793       104,681            --        218,281
  Other current assets........          --       50,703         339        41,331            --         92,373
                                ----------   ----------    --------    ----------   -----------     ----------
    Total current assets......      68,187      303,539      64,374       559,530            --        995,630
Properties, at cost and net...          --      824,796      27,296       429,415            --      1,281,507
Goodwill......................          --      122,060      93,396       357,489            --        572,945
Other intangibles, net........          --       81,330       7,167       414,575            --        503,072
Investments in joint
  ventures....................          --       98,806          --        94,054            --        192,860
Net investment in and advances
  to subs.....................     989,510    1,687,014          --            --    (2,676,524)            --
Other assets..................       4,109        7,954     176,784       207,305            --        396,152
                                ----------   ----------    --------    ----------   -----------     ----------
Total assets..................  $1,061,806   $3,125,499    $369,017    $2,062,368   $(2,676,524)    $3,942,166
                                ==========   ==========    ========    ==========   ===========     ==========
                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable............  $       --   $  163,765    $  3,289    $  109,568   $        --     $  276,622
  Accrued salaries and
    vacations.................          --       46,397         884        11,312            --         58,593
  Taxes, other than income
    taxes.....................          --       37,694         426        87,529            --        125,649
  Accrued expenses and other
    liabilities...............       3,578       70,188       3,569       305,590            --        382,925
  Current portion of long-term
    debt......................      80,000       30,000          --            --            --        110,000
                                ----------   ----------    --------    ----------   -----------     ----------
    Total current
      liabilities.............      83,578      348,044       8,168       513,999            --        953,789
Long-term debt................          --    1,554,656          --            --            --      1,554,656
Deferred tax liability........      (3,352)      72,753      (2,208)      166,648            --        233,841
Other long-term liabilities...       6,039      161,387          35        56,878            --        224,339
                                ----------   ----------    --------    ----------   -----------     ----------
    Total liabilities.........      86,265    2,136,840       5,995       737,525            --      2,966,625
                                ----------   ----------    --------    ----------   -----------     ----------
    Total shareholders'
      equity..................     975,541      988,659     363,022     1,324,843    (2,676,524)       975,541
                                ----------   ----------    --------    ----------   -----------     ----------
Total liabilities and
  shareholders' equity........  $1,061,806   $3,125,499    $369,017    $2,062,368   $(2,676,524)    $3,942,166
                                ==========   ==========    ========    ==========   ===========     ==========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE THIRTEEN WEEKS ENDED MARCH 31, 2002

                                                                        SUBSIDIARY
                                  PARENT      ISSUER OF    SUBSIDIARY       NON
                                 GUARANTOR      NOTES      GUARANTOR     GUARANTOR    CONSOLIDATED
                                 ---------   -----------   ----------   -----------   ------------
                                                          (IN THOUSANDS)
                                                            (UNAUDITED)
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES.........  $  22,455   $   (37,806)  $(156,346)   $   144,438   $   (27,259)
                                 ---------   -----------   ---------    -----------   -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Sales and maturities of
     securities................    232,758            --          --             --       232,758
  Additions to properties and
     intangible assets.........         --       (73,161)     35,863         (7,683)      (44,981)
  Acquisition of Coors Brewers
     Limited, net of cash
     acquired..................         --      (115,105)    (93,397)    (1,379,846)   (1,588,348)
  Other........................         --        (7,857)         --         10,957         3,100
                                 ---------   -----------   ---------    -----------   -----------
     NET CASH PROVIDED BY (USED
       IN) INVESTING
       ACTIVITIES..............    232,758      (196,123)    (57,534)    (1,376,572)   (1,397,471)
                                 ---------   -----------   ---------    -----------   -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Issuances of stock under
     stock plans...............      3,346             0           0              0         3,346
  Proceeds from long-term
     debt......................         --     1,553,000           0              0     1,553,000
  Payments on short-term
     debt......................     (5,000)           --          --             --        (5,000)
  Dividends paid...............     (7,374)           --          --             --        (7,374)
  Overdraft balances...........    (14,058)           --          --             --       (14,058)
  Net activity in investment in
     and advances (to) from
     subsidiaries..............   (222,592)   (1,319,093)    215,417      1,326,268            --
                                 ---------   -----------   ---------    -----------   -----------
     NET CASH PROVIDED BY (USED
       IN) FINANCING
       ACTIVITIES..............   (245,678)      233,907     215,417      1,326,268     1,529,914
                                 ---------   -----------   ---------    -----------   -----------
Cash and cash equivalents:
  Net increase (decrease) in
     cash and cash
     equivalents...............      9,535           (22)      1,537         94,134       105,184
  Effect of exchange rate
     changes on cash and cash
     equivalents...............         --            --      (1,803)        (3,112)       (4,915)
Balance at beginning of year...     58,565         4,790         724         13,054        77,133
                                 ---------   -----------   ---------    -----------   -----------
BALANCE AT END OF QUARTER......  $  68,100   $     4,768   $     458    $   104,076   $   177,402
                                 =========   ===========   =========    ===========   ===========

                     ADOLPH COORS COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE THIRTEEN WEEKS ENDED APRIL 1, 2001

                                                                             SUBSIDIARY
                                         PARENT     ISSUER OF   SUBSIDIARY      NON
                                        GUARANTOR     NOTES     GUARANTOR    GUARANTOR    CONSOLIDATED
                                        ---------   ---------   ----------   ----------   ------------
                                                                (IN THOUSANDS)
                                                                 (UNAUDITED)
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES................  $  13,233   $(17,923)    $(2,140)     $(8,503)     $ (15,333)
                                        ---------   --------     -------      -------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities.............   (130,968)        --          --           --       (130,968)
  Sales and maturities of
     securities.......................    179,135         --          --           --        179,135
  Additions to properties and
     intangible assets................         --    (27,128)     (3,401)        (223)       (30,752)
  Investment in Molson USA, LLC.......         --    (65,000)         --           --        (65,000)
  Other...............................         --      2,939          19          148          3,106
                                        ---------   --------     -------      -------      ---------
     NET CASH PROVIDED BY (USED IN)
       INVESTING ACTIVITIES...........     48,167    (89,189)     (3,382)         (75)       (44,479)
                                        ---------   --------     -------      -------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchases of stock..................     (6,055)        --          --           --         (6,055)
  Issuances of stock under stock
     plans............................      9,212         --          --           --          9,212
  Dividends paid......................     (6,893)        --          --           --         (6,893)
  Proceeds from long-term debt........         --         --          --        3,285          3,285
  Overdraft balances..................    (17,245)        --          --           --        (17,245)
  Net activity in investment in and
     advances to (from)
     subsidiaries.....................   (119,149)   110,589       5,186        3,374             --
                                        ---------   --------     -------      -------      ---------
     NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES...........   (140,130)   110,589       5,186        6,659        (17,696)
                                        ---------   --------     -------      -------      ---------
Cash and cash equivalents
  Net increase (decrease) in cash and
     cash equivalents.................    (78,730)     3,477        (336)      (1,919)       (77,508)
  Effect of exchange rate changes on
     cash and cash equivalents........         --         --          --         (288)          (288)
Balance at beginning of year..........    114,546     (2,111)      2,321        5,005        119,761
                                        ---------   --------     -------      -------      ---------
BALANCE AT END OF QUARTER.............  $  35,816   $  1,366     $ 1,985      $ 2,798      $  41,965
                                        =========   ========     =======      =======      =========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

     This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

     The information in this prospectus in current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

     Until           , 2002, all dealers that buy, sell or trade the exchange
notes may be required to deliver a prospectus, regardless of whether they are participating in the offering. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  $850,000,000

                                  [COORS LOGO]

                               EXCHANGE OFFER FOR

                              6 3/8% SENIOR NOTES
                                    DUE 2012

                                          , 2002
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II:

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article X of Adolph Coors Company's Amended and Restated Articles of Incorporation provides that we may indemnify our directors, officers, employees and others against liabilities and expenses incurred in their corporate capacities in a manner consistent with the Colorado Corporation Code (the predecessor to the Colorado Business Corporation Act). The Colorado Business Corporation Act provides that we may indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she is or was (a) a director, (b) an officer, or (c) a director, officer, employee or other agent of Adolph Coors Company or another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such persons described in (a), (b) and (c) are sometimes hereinafter referred to as an "Indemnitee") against all expense, liability, and loss reasonably incurred by any such Indemnitee in connection therewith. Notwithstanding the foregoing, if the Colorado Business Corporation Act requires, an advancement of expenses incurred by an Indemnitee will be made only upon delivery to us of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the person did not meet the required standard of conduct.

     The effect of these provisions would be to authorize such indemnification by us for liabilities arising out of the Securities Act.

     Article VI of Adolph Coors Company's Amended and Restated Bylaws provides that we shall indemnify its directors, to the full extent allowed by the Colorado Corporation Code, against any and all liabilities and reasonable expenses incurred in connection with any action, suit, or proceeding to which such director is made a party, and which may be asserted against him in his corporate capacity. Adolph Coors Company's bylaws also provide that we shall indemnify our officers, employees and others against any and all liabilities and reasonable expenses incurred in connection with any action, suit, or proceeding which is or may be asserted against the officer or employee for acts within the scope of the officer's or employee's duties in such capacity, except for matters in which the person is adjudged in any action, suit, or proceeding to be liable for his own gross negligence or willful misconduct in the performance of any duty, and except for any personal benefit improperly received by him.

ITEM 21.  EXHIBITS

     (a) The following exhibits are filed as part of this registration statement or incorporated by reference herein:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Purchase Agreement, dated April 30, 2002, among Coors
          Brewing Company (the "Issuer"), and Adolph Coors Company,
          Coors Distributing Company, Coors' International Market
          Development, L.L.L.P., Coors Worldwide, Inc. and Coors
          Caribe, Inc. (collectively the "Guarantors"), and J.P.
          Morgan Securities Inc., Morgan Stanley & Co. Incorporated,
          Deutsche Bank Securities, Inc., Banc One Capital Markets,
          Inc. and Wachovia Securities (collectively, the "Initial
          Purchasers").*
  4.1     Indenture, dated as of May 7, 2002, by and among the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as
          trustee.+
  4.2     First Supplemental Indenture, dated as of May 7, 2002, by
          and among the Issuer, the Guarantors and Deutsche Bank Trust
          Company Americas, as trustee.+
  4.3     Registration Rights Agreement, dated as of May 7, 2002,
          among the Issuer and the Initial Purchasers.*
  5.1     Opinion of Annita M. Menogan regarding the validity of the securities offered hereby.*
  8.1     Opinion of Kirkland & Ellis regarding federal income tax
          considerations.*

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 12.1     Computation of Ratios of Earnings to Fixed Charges.*
 23.1     Consent of PricewaterhouseCoopers LLP.*
 23.2     Consent of KPMG Audit Plc.*
 23.3     Consent of Annita M. Menogan (included in Exhibit 5.1).*
 23.4     Consent of Kirkland & Ellis (included in Exhibit 8.1).*
 24.1     Power of Attorney (included on the signature pages hereto).*
 25.1     Statement of Eligibility of Trustee on Form T-1 under the
          Trust Indenture Act of 1939 of Deutsche Bank Trust Company
          Americas relating to the Indenture and the issuance of the
          Issuer's securities.*
 99.1     Form of Letter of Transmittal.*
 99.2     Form of Notice of Guaranteed Delivery.*
 99.3     Form of Tender Instructions.*

---------------

*  Filed herewith.

+ Incorporated by reference to the registrant's quarterly report of Form 10-Q for the quarter ended March 31, 2002 (File No. 0-8251).

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) That, for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to
     Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

          (g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on the 5th day of August, 2002.

                                          COORS BREWING COMPANY

                                          /s/ TIMOTHY V. WOLF
                                          --------------------------------------
                                          By:     Timothy V. Wolf
                                          Title:   Senior Vice President and
                                              Chief Financial Officer
                                              (Principal Financial Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter H. Coors, W. Leo Kiely III and Robert M. Reese his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or each such attorney-in-fact and agent's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of August, 2002.

                                          /s/ PETER H. COORS
                                          --------------------------------------
                                          By:     Peter H. Coors
                                          Title:   Chairman and Director

                                          /s/ W. LEO KIELY III
                                          --------------------------------------
                                          By:     W. Leo Kiely III
                                          Title:   Chief Executive Officer
                                              (Principal Executive Officer)

                                                  /s/ TIMOTHY V. WOLF
                                          --------------------------------------
                                          By:     Timothy V. Wolf
                                          Title:   Vice President and
                                              Chief Financial Officer
                                              (Principal Financial Officer)

                                               /s/ RONALD A. TRYGGESTAD
                                          --------------------------------------
                                          By:     Ronald A. Tryggestad
                                          Title:   Vice President and Controller
                                              (Principal Accounting Officer)

                                                 /s/ WILLIAM K. COORS
                                          --------------------------------------
                                          By:     William K. Coors
                                          Title:   Chairman and Director

                                                 /s/ FRANKLIN W. HOBBS
                                          --------------------------------------
                                          By:     Franklin W. Hobbs
                                          Title:   Director

                                          --------------------------------------
                                          By:     Pamela H. Patsley
                                          Title:   Director

                                                 /s/ WAYNE R. SANDERS
                                          --------------------------------------
                                          By:     Wayne R. Sanders
                                          Title:   Director

                                                /s/ DR. ALBERT C. YATES
                                          --------------------------------------
                                          By:     Dr. Albert C. Yates
                                          Title:   Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on the 5th day of August, 2002.

                                          ADOLPH COORS COMPANY

                                                  /s/ TIMOTHY V. WOLF
                                          --------------------------------------
                                          By:     Timothy V. Wolf
                                          Title:   Vice President and
                                              Chief Financial Officer
                                              (Principal Financial Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter H. Coors, W. Leo Kiely III and Robert M. Reese his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or each such attorney-in-fact and agent's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of August, 2002.

                                                  /s/ PETER H. COORS
                                          --------------------------------------
                                          By:     Peter H. Coors
                                          Title:   Chairman and Director

                                                 /s/ W. LEO KIELY III
                                          --------------------------------------
                                          By:     W. Leo Kiely III
                                          Title:   Chief Executive Officer
                                              and Director
                                              (Principal Executive Officer)

                                                  /s/ TIMOTHY V. WOLF
                                          --------------------------------------
                                          By:     Timothy V. Wolf
                                          Title:   Vice President and
                                              Chief Financial Officer
                                              (Principal Financial Officer)

                                               /s/ RONALD A. TRYGGESTAD
                                          --------------------------------------
                                          By:     Ronald A. Tryggestad
                                          Title:   Vice President and
                                              Controller (Principal
                                              Accounting Officer)

                                                 /s/ WILLIAM K. COORS
                                          --------------------------------------
                                          By:     William K. Coors
                                          Title:   Director

                                                 /s/ FRANKLIN W. HOBBS
                                          --------------------------------------
                                          By:     Franklin W. Hobbs
                                          Title:   Director

                                          --------------------------------------
                                          By:     Pamela H. Patsley
                                          Title:   Director

                                                 /s/ WAYNE R. SANDERS
                                          --------------------------------------
                                          By:     Wayne R. Sanders
                                          Title:   Director

                                                /s/ DR. ALBERT C. YATES
                                          --------------------------------------
                                          By:     Dr. Albert C. Yates
                                          Title:   Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on the 5th day of August, 2002.

                                          COORS CARIBE, INC.

                                                  /s/ DAVID G. BARNES
                                          --------------------------------------
                                          By:     David G. Barnes
                                          Title:   Treasurer (Principal
                                                   Financial Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter H. Coors, W. Leo Kiely III and Robert M. Reese his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or each such attorney-in-fact and agent's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of August, 2002.

                                                 /s/ ROBERT D. KLUGMAN
                                          --------------------------------------
                                          By:     Robert D. Klugman
                                          Title:   President and Sole Director
                                              (Principal Executive Officer)

                                                  /s/ DAVID G. BARNES
                                          --------------------------------------
                                          By:     David G. Barnes
                                          Title:   Treasurer (Principal
                                                   Financial Officer)

                                               /s/ RONALD A. TRYGGESTAD
                                          --------------------------------------
                                          By:     Ronald A. Tryggestad
                                          Title:   Assistant Treasurer
                                              (Principal Accounting Officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on the 5th day of August, 2002.

                                          COORS DISTRIBUTING COMPANY

                                                  /s/ DAVID G. BARNES
                                          --------------------------------------
                                          By:     David G. Barnes
                                          Title:   Treasurer (Principal
                                                   Financial Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter H. Coors, W. Leo Kiely III and Robert M. Reese his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or each such attorney-in-fact and agent's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of August, 2002.

                                                 /s/ CARL L. BARNHILL
                                          --------------------------------------
                                          By:     Carl L. Barnhill
                                          Title:   President and Director
                                              (Principal Executive Officer)

                                                  /s/ DAVID G. BARNES
                                          --------------------------------------
                                          By:     David G. Barnes
                                          Title:   Treasurer (Principal
                                                   Executive Officer)

                                               /s/ RONALD A. TRYGGESTAD
                                          --------------------------------------
                                          By:     Ronald A. Tryggestad
                                          Title:   Assistant Treasurer
                                              (Principal Executive Officer)

                                                 /s/ ROBERT D. KLUGMAN
                                          --------------------------------------
                                          By:     Robert D. Klugman
                                          Title:   Director

                                          --------------------------------------
                                          By:     Jeff B. Popkin
                                          Title:   Director

                                                  /s/ TIMOTHY V. WOLF
                                          --------------------------------------
                                          By:     Timothy V. Wolf
                                          Title:   Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on the 5th day of August, 2002.

                                          COORS INTERNATIONAL MARKET
                                          DEVELOPMENT L.L.L.P.

                                          By:     COORS CARIBE, INC.
                                          Its:     General Partner

                                                 /s/ ROBERT D. KLUGMAN
                                          --------------------------------------
                                          By:     Robert D. Klugman
                                          Title:   President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter H. Coors, W. Leo Kiely III and Robert M. Reese his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or each such attorney-in-fact and agent's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of August, 2002.

                                                 /s/ ROBERT D. KLUGMAN
                                          --------------------------------------
                                          By:     Robert D. Klugman
                                          Title:   Sole Director of General
                                          Partner

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on the 5th day of August, 2002.

                                          COORS WORLDWIDE, INC.

                                                  /s/ DAVID G. BARNES
                                          --------------------------------------
                                          By:     David G. Barnes
                                          Title:   Treasurer
                                              (Principal Financial Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter H. Coors, W. Leo Kiely III and Robert M. Reese his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or each such attorney-in-fact and agent's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of August, 2002.

                                                /s/ PETER M.R. KENDALL
                                          --------------------------------------
                                          By:     Peter M.R. Kendall
                                          Title:   President and Sole Director
                                              (Principal Executive Officer)

                                                  /s/ DAVID G. BARNES
                                          --------------------------------------
                                          By:     David G. Barnes
                                          Title:   Treasurer
                                              (Principal Financial Officer)

                                               /s/ RONALD A. TRYGGESTAD
                                          --------------------------------------
                                          By:     Ronald A. Tryggestad
                                          Title:   Assistant Treasurer
                                              (Principal Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Purchase Agreement, dated April 30, 2002, among Coors
          Brewing Company (the "Issuer"), and Adolph Coors Company,
          Coors Distributing Company, Coors' International Market
          Development, L.L.L.P., Coors Worldwide, Inc. and Coors
          Caribe, Inc. (collectively the "Guarantors"), and J.P.
          Morgan Securities Inc., Morgan Stanley & Co. Incorporated,
          Deutsche Bank Securities, Inc., Banc One Capital Markets,
          Inc. and Wachovia Securities (collectively, the "Initial
          Purchasers").*
  4.1     Indenture, dated as of May 7, 2002, by and among the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as
          trustee.+
  4.2     First Supplemental Indenture, dated as of May 7, 2002, by
          and among the Issuer, the Guarantors and Deutsche Bank Trust
          Company Americas, as trustee.+
  4.3     Registration Rights Agreement, dated as of May 7, 2002,
          among the Issuer and the Initial Purchasers.*
  5.1     Opinion of Annita M. Menogan regarding the validity of the securities offered hereby.*
  8.1     Opinion of Kirkland & Ellis regarding federal income tax
          considerations.*
 12.1     Computation of Ratios of Earnings to Fixed Charges.*
 23.1     Consent of PricewaterhouseCoopers LLP.*
 23.2     Consent of KPMG Audit Plc.*
 23.3     Consent of Annita M. Menogan (included in Exhibit 5.1).*
 23.4     Consent of Kirkland & Ellis (included in Exhibit 8.1).*
 24.1     Power of Attorney (included on the signature pages hereto).*
 25.1     Statement of Eligibility of Trustee on Form T-1 under the
          Trust Indenture Act of 1939 of Deutsche Bank Trust Company
          Americas relating to the Indenture and the issuance of the
          Issuer's securities.*
 99.1     Form of Letter of Transmittal.*
 99.2     Form of Notice of Guaranteed Delivery.*
 99.3     Form of Tender Instructions.*

---------------

*  Filed herewith.

+ Incorporated by reference to the registrant's quarterly report of Form 10-Q for the quarter ended March 31, 2002 (File No. 0-8251).